As filed with the Securities and Exchange Commission on October 27, 2010
Registration No. 333-146147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM F-1
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SGOCO Technology, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3663	N/A
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

SGOCO Technology Park, Luoshan
Jinjiang City, Fujian, China 362200
+86 (595) 8200-5598
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington  DE 19808
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

With a copy to:

Ralph V. De Martino, Esq.
Cavas S. Pavri, Esq.
Cozen O’Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
Telephone: (215) 665-5542
Facsimile: (215) 701-2478

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price (1)(4) per share	Proposed maximum aggregate(1)(4) offering price	Amount of registration fee
Warrants to purchase Ordinary Shares	1,566,027	—	—	—	(2)
Ordinary Shares underlying the warrants (3)	1,566,027	$8.00	$12,528,216	—	(4)
Underwriters’ Unit Purchase Option	1	$100.00	$100	—	(4)
Units underlying the Underwriters’ Unit Purchase Option (“Underwriters’ Units”) (3)	280,000	$10.00	$2,800,000	—	(4)
Ordinary Shares included as part of the Underwriters’ Units (3)	280,000	—	—	—	(2)
Redeemable warrants included as part of the Underwriters’ Units (3)	280,000	—	—	—	(2)
Ordinary Shares underlying the warrants included in the Underwriters’ Units (3)	280,000	$8.00	$2,240,000	—	(4)
Total			$17,568,316	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	No fee pursuant to Rule 457(g).
(3)
Pursuant to Rule 416, there is also being registered such indeterminable number of additional ordinary shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)
Previously Paid.  On September 18, 2007, the registrant previously paid a filing fee of $1,964.80 in connection with the registration of 4,600,000 Units on Registration Statement No. 333-146147.  This filing serves as Post-Effective Amendment No. 1 to Registration Statement No. 333-146147 and the registration fee previously paid by the registrant will continue to apply to these securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed in order to update the prospectus included in the registration statement originally filed on Form S- 1, file no. 333-146147.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SGOCO TECHNOLOGY, LTD.

1,566,027 Ordinary Shares underlying 1,566,027 Warrants
Certain units, ordinary shares, and warrants subject to a purchase option

This prospectus is being filed by SGOCO Technology, Ltd. (“SGOCO”, “we,” “us,” “our,” or the “Company”), a corporation organized under the laws of the Cayman Islands, and relates to the sale of up to 1,566,027 ordinary shares underlying the 1,566,027 redeemable warrants to purchase ordinary shares that were issued as a component of the units sold by the Company in its initial public offering.  This prospectus also relates to 280,000 ordinary shares and warrants comprising units subject to a purchase option issued to the underwriter in the Company’s initial public offering.  This prospectus also relates to the issuance of 280,000 ordinary shares and 280,000 warrants (as well as the 280,000 additional shares underlying the warrants) comprising units subject to a purchase option issued to the underwriter in the Company’s initial public offering, which purchase option permits the underwriter to purchase the units at $10.00 per unit.  The warrants have an exercise price of $8.00 per share.

Our ordinary shares and warrants are currently traded on the Over-the-Counter Bulletin Board (“OTCBB”) under our new trading symbols SGTLF and SGTWF, respectively.  On October 21, 2010, the closing sale price of ordinary shares and warrants was $8.00 and $1.00, respectively.

This prospectus is not an offer to sell any securities other than the ordinary shares underlying the warrants and the ordinary shares and warrants comprising the units subject to the purchase option.  This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 12 for a discussion of information that should be considered in connection with investing in our securities.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October   , 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6

Overview	6
Business Overview of SGOCO	7
Recent Development	7
Warrants	8
Corporate Information	8
Risks Affecting SGOCO	12

RISK FACTORS	12

Risks Related to Our Business and Industry	13
Risks Relating to the Company	17
Risks Related to Doing Business in China	20
Risks Relating to Our Securities	24

FORWARD-LOOKING STATEMENTS	25

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS	25

Directors and Senior Management	25
Advisers	26
Auditors	26

SELECTED FINANCIAL DATA	26

CAPITALIZATION AND INDEBTEDNESS	28

INFORMATION ON THE COMPANY	28

History and Development of the Company	29
Industry Overview	32
Global LCD Industry	33
China’s LCD Industry	33
SGOCO Products	34
Properties and Manufacturing Facility	35
Research and Development	36
Manufacturing	36
Marketing and Distribution	37
Competition	38
Regulatory	39
Environmental	39
Intellectual Property	39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40

Overview	40
Analysis of Operations Results	41
Analysis of Financial Condition	43
Product Development	44
Liquidity and Capital Resources	44
Off-balance Sheet Arrangements	46
Contractual Obligations	46
Quantitative and Qualitative Market Risks	46

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	47

Executive Officers and Directors	47
Compensation	48
Board Practices	49

Employees	49
Share ownership	49

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS	50

Major Shareholders	50
Certain Relationships and Related Transactions	50

PRICE RANGE OF SECURITIES AND DIVIDENDS	51

Listing Details	51
Dividend Policy	52

DESCRIPTION OF SHARE CAPITAL	52

General	52
Units	52
Ordinary Shares	52
Preferred Shares	53
Warrants	53

MEMORANDUM AND ARTICLES OF ASSOCIATION	54

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	57

General	57
Tax Consequences to U.S. Holders of Ordinary Shares and Warrants	58
Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants	62
Backup Withholding and Information Reporting	62

LEGAL PROCEEDINGS	63

LEGAL MATTERS	63

EXPERTS	63

EXPENSES	63

WHERE YOU CAN FIND MORE INFORMATION	63

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENT

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus.  It may not contain all of the information that is important to you.  You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, before making an investment decision.

Unless otherwise indicated in this prospectus:

•
“Acquisition” refers to the business combination transaction consummated on March 12, 2010, as provided by the Share Exchange Agreement, dated as of February 12, 2010, by and among the Hambrecht Asia, Honesty Group and each of the shareholders signatories thereto, as amended by Amendment No. 1 to Share Exchange Agreement, dated March 11, 2010.

•
“Honesty Group” refers to Honesty Group Holdings Limited, a subsidiary of the Company, acquired in the Acquisition, and the entity through which the Subsidiaries and operating business are held after the consummation of the Acquisition.

•
“SGOCO”, “we,” “us,” “our,” or the “Company” refers to SGOCO Technology, Ltd., a company organized under the laws of the Cayman Islands, which changed its name from Hambrecht Asia Acquisition Corp. and, after the completion of the Acquisition described below on March 12, 2010, its consolidated subsidiaries: Honesty Group and its Subsidiaries.

•
“Subsidiaries” refers to Honesty Group’s subsidiaries: Guanke (Fujian) Electron Technological Industry Co. Ltd. (“Guanke”), Guanwei (Fujian) Electron Technological Company Limited (“Guanwei”), and Guancheng (Fujian) Electron Technological Company Limited (“Guancheng”).

All references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States.  When the term “including” is used, it is used inclusively and should be read to mean “including, without limitation.”

Under the laws of the Cayman Islands and our Amended and Restated Memorandum and Articles of Association as currently in effect, we are authorized to issue ordinary shares and holders of our ordinary shares are referred to as “members” rather than “shareholders.”  In this prospectus, references that would otherwise be to members are made to shareholders, which term is more familiar to investors on the OTCBB, which is where our shares are quoted.

Overview

The Company was a blank check corporation organized under the laws of the Cayman Islands on July 18, 2007.  The Company was originally incorporated as “Hambrecht Asia Acquisition Corp.” but changed its name to SGOCO Technology, Ltd. on  March 16, 2010.   The Company  was formed for the purpose of acquiring one or more operating businesses in the People’s Republic of China (“China” or “PRC”) through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

In March 2008, the Company completed its initial public offering for an aggregate offering of 4,239,300 units (the “IPO”).  Each unit consisted of one ordinary share and one redeemable ordinary share purchase warrant, resulting in a total of 4,239,300 shares and 4,239,300 warrants which were publicly held.  The units were sold at an offering price of $8.00 per unit.  In addition, 1,550,000 warrants to purchase the Company’s ordinary shares were issued to the Company’s sponsors immediately prior to the IPO at an offering price of $1.00 per warrant.  Net proceeds of $33,527,396 from the IPO and the private placement were placed in a trust account for certain expenses of locating and acquiring an acquisition target (the “Trust Fund”).  Before its acquisition of all of the outstanding capital stock of Honesty Group, the prices of the Company’s ordinary shares, warrants to purchase ordinary shares and units (each unit consisting of one ordinary share and a warrant to purchase one ordinary share) were quoted on the Over-the-Counter Bulletin Board.  Other than its initial public offering and the pursuit of a business combination, the Company did not engage in any business prior to the Acquisition.

Pursuant to its Amended and Restated Articles of Incorporation, the Company was required to enter into a “Business Combination” transaction to acquire control of a business with its primary operation in the PRC with a fair market value of at least 80% of the Trust Fund (excluding certain deferred underwriting commissions) prior to March 12, 2010, or dissolve and liquidate.  The approval of the Business Combination transaction required the approval of a majority of the outstanding shares and was conditioned, among other matters, on not more than 30% of the outstanding shares being properly tendered for redemption under the Articles of Incorporation.  Each ordinary share issued in the IPO was entitled to be redeemed if it was voted against the acquisition transaction at a price equal to the amount in the Trust Fund divided by the number of shares issued in the IPO outstanding at the time, estimated to be approximately $7.98 as of February 17, 2010.  The Company entered into various forward purchase agreements with various hedge funds and other institutions for the Company to repurchase a total of 2,147,493 of its shares for an aggregate purchase price of $17,285,811 immediately after the closing of the Business Combination.

On March 12, 2010, the Company acquired all of the outstanding capital stock of Honesty Group Holdings Limited.  In addition, at the meeting to approve the acquisition, the holders of the Company’s outstanding warrants approved an amendment to the warrant agreement under which the warrants were issued to increase the exercise price per share of the warrants from $5.00 to $8.00 and to extend by one year the exercise period, and to provide for the redemption of the publicly-held warrants, at the option of the holder, for $0.50 per warrant upon the closing of the acquisition. After payment of various fees and expenses, the redemption prices of shares and warrants and the forward purchase contracts, the balance of approximately $5.4 million in the Trust Fund was released to the Company upon consummation of its acquisition of Honesty Group.  After the closing of the acquisition and the settlement of related transactions, the Company had outstanding 16,094,756 ordinary shares, of which 859,668 shares were initially issued in its IPO, and warrants to purchase 1,816,027 shares at a price of $8.00 per share, of which 1,566,027 were initially issued in its IPO.

Business Overview of SGOCO

 SGOCO, following the consummation of the acquisition of all of the outstanding capital stock of Honesty Group, is now a liquid crystal display solution branded designer, manufacturer and distributor in China.  The Company is engaged in the design, manufacture and distribution of LCD consumer products including LCD PC monitors, LCD TV and application-specific products focused on providing high quality, branded electronics at affordable prices to the emerging Chinese consumer.  Management’s vision is to offer high quality LCD products under brands that it controls such as “SGOCO” and “Edge 10”, and the “Buick” brand which it expects to license in 2010, at reasonable prices to consumers residing in China’s Tier 2, Tier 3 and Tier 4 cities. Management of SGOCO believes that end-users in its target market are less brand-conscious and more price sensitive than consumers typically found in China’s Tier 1 cities.  SGOCO currently sells its products via multiple channels including computer stores, distributors and specialty retailers, but is focused on developing a more vertically integrated Direct Store Delivery system, via a strategy referred to as SGOCO Clubs.

SGOCO’s management believes that the LCD products, in general, have very short-shelf lives. This is because new technologies and features are constantly introduced into the marketplace by international brands. However, these new technologies and features are typically marketed first to Tier 1 cities, where brand recognition is the key driver to sales. SGOCO’s goal is to offer its branded products with similar features at affordable pricing points and establish a dominant market position to selected Tier 2, Tier 3 and Tier 4 cities before competitor brands reach these markets.

In 2009, the Company initiated an effort to convert select specialty retailers and large end customers into Direct Store Delivery (DSD) partners via a strategy referred to as “SGOCO Clubs.” A network of SGOCO Clubs allow the Company to (a) rapidly build a brand presence in multiple markets; and (b) allow operators of SGOCO Clubs to offer differentiated branded products at reasonable prices where they enjoy higher gross margins. DSD partners are encouraged to build and manage their own business to sell products carrying SGOCO brands. DSD members benefit by purchasing products at wholesale prices from SGOCO, as manufacturer, and selling them at retail prices. Management believes a network of DSD partners is an effective way to distribute products in dispersed markets because the DSD partners engage in localized person-to-person product education and after-sales servicing, which is not readily available through traditional distribution channels.

SGOCO believes that this personal touch enhances end users’ awareness of the benefits and value of SGOCO products. Additionally, SGOCO believes that a DSD approach appeals to a cross-section of potential partners, such as entrepreneurial operators of specialty retailers (mom-and-pop retail stores) who may want a differentiated branded retail presence, and internet café operators who may already use a large number of LCD products in their business, and who may be seeking to supplement their income by selling products. Management considers SGOCO’s high-quality products, compact product lines, and higher potential gross margins (at MSRP) to be attractive components of SGOCO Club marketing system.

Some of the primary risks and challenges SGOCO faces include:

•
SGOCO has a limited operating history, as it was formed in 2005 and commenced its business in the fourth quarter of 2006.  In addition, it has grown rapidly in recent years, and may not be successful in managing any future growth.

•
As discussed above, in 2009, Guanke started distributing its LCD products principally through its “SGOCO Club” network of retail distributors. If this strategic move cannot be successfully implemented, SGOCO’s future growth may be significantly affected.

•
SGOCO derives a significant portion of its sales from several large distributors. For 2007, 2008 and 2009, sales to its top three customers accounted for approximately 46%, 69%, and 73%, respectively, of its total revenue and, for the three months ended March 31, 2010, sales to its top four customers accounted for approximately 38%, 17%,14% and 12%, respectively.

•
SGOCO pays significant advances to certain vendors for inventory purchases which amounted to $11,950,074, $4,357,239 and $178,798 as of December 31, 2009, 2008 and 2007, respectively, and $28,726,525 at March 31, 2010. The amount of the advance is negotiated between the vendor and SGOCO. These advance payments require a substantial commitment of SGOCO’s working capital. In the future, suppliers may demand higher levels of advances for future purchases as demand grows for the LCD panels.

•
SGOCO will need to raise substantial additional financing in excess of its currently available bank financing during the next 12 months in order to continue to invest in its Technology Park and to grow is SGOCO Club membership.  The failure to raise such financing will require SGOCO to, among other items, tighten credit terms, hold less inventory, reduce advances to suppliers and slow investment in plant and machinery, which would result in slower growth in revenues and profits.

•	SGOCO does not currently have a full-time chief financial officer with experience as a chief financial officer of a United States publicly traded company.

•
SGOCO relies on short-term credit facilities that mature at various dates within one year to fund its operations. Although in the past SGOCO has been able to renew these facilities, there is no assurance that it will be able to renew these facilities in the future.  If SGOCO is unable to renew these facilities in the future, it will need to raise financing from alternative sources for which it has no commitments.

For additional discussion of risks that could adversely affect SGOCO, see the section below entitled “Risk Factors.”

Recent Development

In the first quarter of 2010, the Company significantly expanded the “SGOCO Club” network increasing the total number of exclusive retailers within the network to 206 as of March 31, 2010, up from 70 as of December 31, 2009.  Management believes that the expanding SGOCO Club network will be a solid foundation for the Company’s continued rapid growth.  SGOCO Club model helps business owners with initial setup costs as SGOCO reimburses a portion of store set-up costs upon SGOCO Club operators meeting sales quotas. This ties personal success to that of a national brand portfolio to provide incentives for the business owners to promote brand in local regions. SGOCO Club also provides mutually beneficial economics to SGOCO and to operators by offering direct purchases from the manufacturer to eliminate national and regional distributor margins, more flexible order terms, just-in-time deliveries and performance-based incentives. SGOCO provides not only multiple branded product lines, but also sales, marketing and management assistance to help local operators succeed.

Warrants

 On March 12, 2008, Hambrecht Asia Acquisition Corporation, now known as SGOCO, sold an aggregate of 4,239,300 units in its initial public offering. Each unit consists of one ordinary share, $0.001 par value, and one warrant.  Each warrant entitles the holder to purchase one ordinary share.  Simultaneously with the shareholder approval of the Acquisition, the warrantholders approved an increase in the warrant exercise price to $8.00 per share and the redemption of outstanding warrants at the option of the holders.  After the redemptions in connection with the Acquisition, 1,816,027 warrants remain outstanding.

 The warrants will not be exercisable until the effective date of the registration statement of which this prospectus forms a part, and will expire at 5:00 p.m. New York City time, on March 7, 2014 or earlier upon redemption.  Beginning on the effective date of the registration statement of which this prospectus forms a part, we may redeem the warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the last sale price of our ordinary share equals or exceeds $11.50 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Corporate Information

Following the consummation of the Acquisition of all the outstanding capital stock of Honesty Group,  Honesty Group became the only wholly-owned subsidiary of SGOCO.  Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005.  Honesty Group owns 100% of Guanke Electron Technological Industry Co., Ltd (“Guanke”), Guanwei Electron Technological Co., Ltd (“Guanwei”), and Guancheng Technological Industry Co., Ltd. (“Guancheng”). Guanke, Guanwei and Guancheng are limited liabilities companies established in Jinjiang City, Fujian Province under the corporate laws of the People’s Republic of China (“PRC” or “China”) and have business operating licenses.  All three companies qualify as wholly foreign-owned enterprises under PRC law.  Guanke was formed on January 16, 2006 with a registered capital of $11,880,000. Guanwei and Guancheng were formed on June 22, 2007 with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $2,259,970, respectively, had been invested by Honesty Group as of September 30, 2009. The remaining registered capital of $8,750,000 and $5,540,030 has to be fulfilled by December 31, 2010. In order to create business synergies in line with the Company’s strategic goals two subsidiaries in addition to Guanke were established. The Company formed Guancheng to manufacture injection molded products and other related items.  Guanwei was formed to manufacture electronic components.  Both companies are expected to sell their products to Guanke and to other outside customers.  Guancheng began operations in the second fiscal quarter of 2010.  Guanwei has no operations as of the date of this prospectus.

SGOCO’s principal executive offices are located at SGOCO Technology Park, Luoshan, Jinjiang City, Fujian, China 362200 and our telephone number is 086-595-8200-5598. Our website address is www.sgoco.com.  The information on, or that can be accessed through, our website is not part of this prospectus.

The Company’s ordinary shares and warrants are traded on the OTCBB, under the symbols SGTLF and SGTWF, respectively.  They were previously traded on the OTCBB under the symbols HMAQF.OB and HMAQF.OB, respectively.  The Company’s units, each consisting of one ordinary share and one warrant, were traded on the OTCBB under the symbol HMAUF.OB.

Financial Results for the Three Months Ended June 30, 2010

The following summary of unaudited condensed consolidated statements of income for the three months and six months ended June 30, 2010 and the following unaudited condensed consolidated balance sheets data as of June 30, 2010 and December 31, 2009, have been prepared by us using generally accepted accounting principles in the United States, or U.S. GAAP.  This interim financial information is not intended to fully comply with U.S. GAAP because they do not present all of the disclosures required by U.S. GAAP.  You should read the following summary financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.  In addition, the Company’s unaudited interim results may not be indicative of the results for the full year ended December 31, 2010.

SGOCO TECHNOLOGY, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31 2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,980,571	$5,808,013
Restricted cash	7,822,862	5,596,699
Accounts receivables, trade	30,565,601	18,641,548
Accounts receivables - related parties	1,367,915	224,407
Other receivables	239,791	121,226
Other receivables-related parties	2,152,434	–
Inventories	11,392,204	4,011,505
Advances to suppliers	18,419,386	11,950,074
Advances to suppliers - related parties	412,917	8,954,051
Other current assets	129,755	20,746
Total current assets	74,483,436	55,328,269

PLANT AND EQUIPMENT, NET	16,777,533	15,729,350

OTHER ASSETS
Intangible assets, net	8,422,327	8,412,366
Other non-current assets	–	2,693
Total other assets	8,422,327	8,415,059

Total assets	$99,683,296	$79,472,678

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payables, trade	$10,917,894	$3,490,937
Accrued liabilities	252,249	74,147
Bank overdraft	1,469,598	717,562
Notes payables	19,586,484	18,709,038
Short term loan	19,936,908	19,230,756
Other payables	475,733	382,978
Other payables - related parties	–	198,875
Customer deposits	1,680,046	457,761
Customer deposits - related parties	–	335,056
Taxes payable	2,815,296	3,872,916
Unsecured promissory note due to shareholder	100,000	–
Total current liabilities	57,234,208	47,470,026

OTHER LIABILITIES
Warrant derivative liability	2,119,778	–
Put option derivative liability	2,000,000	–
Total other liabilities	4,119,778	–

Total liabilities	61,353,986	47,470,026

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized, nil issued and outstanding as of June 30, 2010 and December 31, 2009	–	–
Common stock, $0.001 par value; 50,000,000 shares authorized, 16,094,756 and 14,300,000 issued and outstanding at June 30, 2010 and December 31, 2009	16,095	14,300
Paid-in capital	19,037,683	17,263,916
Statutory reserves	1,972,639	1,286,942
Retained earnings	15,092,609	11,394,086
Accumulated other comprehensive income	2,210,284	2,043,408
Total shareholders' equity	38,329,310	32,002,652

Total liabilities and shareholders' equity	$99,683,296	$79,472,678

SGOCO TECHNOLOGY, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
REVENUES:
Revenues	28,082,405	12,149,753	$41,166,152	13,052,419
Revenues - related parties	9,813,817	316,628	12,514,816	1,539,926
Other operating income	4,968,796	343,136	8,659,658	372,363
TOTAL REVENUES	42,865,018	12,809,517	62,340,626	14,964,708

COST OF GOODS SOLD:
Cost of goods sold	24,038,131	12,310,752	34,674,228	13,057,362
Cost of goods sold - related parties	8,063,550	246,887	10,201,637	942,039
Other operating expenses	4,354,169	284,103	7,921,743	322,431
TOTAL COST OF GOODS SOLD	36,455,850	12,841,742	52,797,608	14,321,832

GROSS PROFIT	6,409,168	(32,225)	9,543,018	642,876

OPERATING EXPENSES:
Selling expenses	104,210	58,282	183,425	89,056
General and administrative expenses	1,035,719	115,685	2,354,856	268,310
Total operating expenses	1,139,929	173,967	2,538,281	357,366

INCOME (LOSS) FROM OPERATIONS	5,269,239	(206,192)	7,004,737	285,510

OTHER INCOME (EXPENSES):
Interest income	19,917	902	42,762	1,596
Interest expense	(127,872)	(205,330)	(392,520)	(357,888)
Other income (expenses)	(122,662)	(47,828)	(289,088)	(103,548)
Change in fair value of warrant derivative liability	(546,288)	–	(1,024,828)	–
Total other income (expenses), net	(776,905)	(252,256)	(1,663,674)	(459,840)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	4,492,334	(458,448)	5,341,063	(174,330)

PROVISION (BENEFIT) FOR INCOME TAXES	662,909	(22,809)	956,843	(19,331)

NET INCOME (LOSS)	3,829,425	(435,639)	4,384,220	(154,999)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	169,379	(91,807)	166,876	(271,541)

COMPREHENSIVE INCOME (LOSS)	3,998,804	(527,446)	4,551,096	(426,540)

EARNING PER SHARE
Basic	$0.40	(0.05)	$0.48	(0.02)
Diluted	$0.40	(0.05)	$0.48	(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	9,527,932	8,500,000	9,124,710	8,500,000
Diluted	9,566,229	8,500,000	9,151,044	8,500,000

SGOCO TECHNOLOGY, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,384,220	$(154,999)
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	444,832	266,357
Change in fair value of warrant derivative liability	1,024,828	–
Change in fair value of put option	–	–
Change in operating assets and liabilities
Accounts receivables, trade	(11,811,110)	(4,452,283)
Accounts receivables - related parties	(1,137,858)	(327,391)
Other receivables	(188,950)	(1,135)
Inventories	(7,333,795)	(8,335,557)
Advances to suppliers	(6,393,848)	(4,876,702)
Advances to suppliers - related parties	8,542,234	32,019
Other current assets	(24,145)	(13,900)

Change in operating liabilities
Accounts payables, trade	7,381,981	1,472,638
Accrued liabilities	43,271	(231)
Notes payables	797,609	1,705,939
Other payables	90,812	33,931
Other payables - related parties	(2,342,382)	7,747,948
Customer deposits	1,215,360	150,339
Customer deposits - related parties	(335,034)	1,427,445
Taxes payable	(1,069,014)	(1,416,473)
Net cash used in operating activities	(6,710,989)	(6,742,055)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments on equipments and construction-in-progress	(2,133,720)	(2,779,341)
Purchase of intangible assets	–	(4,896,875)
Cash received from legal acquirer	5,913	–
Net cash used in investing activities	(2,127,807)	(7,676,216)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(2,194,147)	(757,168)
Bank overdraft	745,998	–
Proceeds from government	733,450	1,905,410
Proceeds from short-term loan	16,299,657	12,311,880
Repayments on short-term loan	(15,674,758)	–
Shareholder contribution	366,780	2,090,000
Proceeds from recapitalization	5,388,083	–
Payments of financing costs	(666,468)	–
Net cash provided by financing activities	4,998,595	15,550,122

EFFECT OF EXCHANGE RATE ON CASH	12,759	(238,250)

(DECREASE) /INCREASE IN CASH	(3,827,442)	893,601

CASH, beginning of period	5,808,013	352,568

CASH, end of period	$1,980,571	$1,246,169

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest expenses paid (net of amount capitalized)	$392,520	$357,888
Income taxes paid	$331,700	$–
Non-cash investing activities
Construction-in-progress transferred to property plant and equipment	$2,380,237	$–

Management’s Discussion & Analysis of the Results of Operations for the Three Months Ended June 30, 2010

The following analysis compares the results of operations for the second quarter of 2010 with the results of operations for the second quarter of 2009.

Revenue

Revenue for the second quarter ended June 30, 2010 was $42.9 million, an increase of 234.6% from $12.8 million in the second quarter of 2009. The Company relocated its manufacturing facility in mid-2009 which increased the Company’s production capacity thereby enabling the Company to sell more units. The Company saw strong sales growth through both traditional channels and the rapidly expanding “SGOCO Club” retail network.

Gross Margin

The gross margin as a percent of sales was 15.0% for the three months ended June 30, 2010, compared to -0.3% for the three months ended June 30, 2009. The negative gross margin in the second quarter 2009 was primarily attributed to reduced selling prices as the Company sought to clear excess inventories.

Operating Expenses

Selling, general and administrative expenses amounted to approximately $1.1 million for the three months ended June 30, 2010, an increase of approximately $0.9 million, or 555.3% compared to $0.2 million for the three months ended June 30, 2009. $0.5 million of the increase was due to costs related to professional fees including audit and legal fees associated with being a public company as the Company completed the reverse merger in March 2010.

Provision for Income Taxes

Income tax was $0.66 million for the three months ended June 30, 2010 compared with $0.02 million in income tax benefits during the three months ended June 30, 2009.

Net Income and EPS

Net income for the second quarter of 2010 was $3.8 million, compared to a net loss of $0.4 million recorded for the same period last year. Diluted EPS was $0.40 in the second quarter of 2010, compared to $(0.05) in the second quarter of 2009.

Cash, Restricted Cash and Working Capital

As of June 30, 2010, the Company had cash and restricted cash of $9.8 million and working capital of $17.3 million, compared to $11.4 million and $7.8 million as of December 31, 2009. The current ratio was 1.3 as of June 30, 2010 compared to 1.2 as of December 31, 2009.

The Company’s principal source of liquidity has been cash flow generated from operations and borrowing from short-term bank loans. Net cash flow from operating activities for the first half of 2010 was negative $6.7 million. The negative cash flow from operations resulted from the $12.9 million increase in accounts receivable that followed the large sales increase in the second quarter of 2010.

The short-term bank loans represent amounts due to various banks. These borrowings are normally due within one year and typically renewed. Since inception, the Company has faced no difficulties rolling over these loans with lenders. These types of financing arrangements are common practice in China and similar to revolving lines of credit in the United States.

As of March 31, 2010, the Company owed BORO (Fujian) Electronic Co., Ltd., a company owned by Sun Zone Investment Ltd., approximately $2.9 million, which represented an interest free loan from BORO. As of June 30, 2010, the Company had an outstanding interest free loan to BORO for approximately $2.1 million.  In addition, as of June 30, 2010, the Company had an other receivable from an employee of less than $0.1 million, which represented the advancement of business expenses to the employee from the Company.

During the six month period ended June 30, 2010, the largest loan amount outstanding from BORO for the benefit of the Company was $2.9 million, and the largest loan amount outstanding from the Company for the benefit of BORO was $2.1 million.  During the years ended December 31, 2009, 2008 and 2007, the largest loan amounts outstanding from BORO for the benefit of the Company were $2.3 million, $2.8 million and $38,000, respectively, and the largest loan amounts outstanding from the Company for the benefit of BORO were $2.8 million, $733 and $0, respectively.  The referenced loans were all interest-free demand loans and were not formalized in written documents. As of the date hereof, no amounts remained outstanding from either party.

Corporate Structure

The following diagram sets forth our corporate structure as of the date of this prospectus:

(1)           The officers of Honesty Group are Tin Man Or and Burnette Or.  The director of Honesty Group is Sun Zone Investments Limited.

(2)           Guanke is SGOCO’s operational subsidiary in the PRC.  The officers are Burnette Or, Robert Lu, and Zhongsheng Lv.  The directors of Guanke are Tin Man Or, Burnette Or, and Shangguan Weiwei.

(3)           Guancheng holds certain land use rights for the SGOCO Technology Park.  Guancheng began operations in the second fiscal quarter of 2010.  The officer of Guangcheng is Burnette Or.  The directors of Guancheng are Burnette Or, Tin Man Or, and Guoxiong Ding.

(4)           Guanwei holds certain land use rights for the SGOCO Technology Park.  Guanwei has no operations.  The officer of  Guanwei is Burnette Or.  The  directors of Guanwei are Burnette Or, Tin Man Or, and Guoxiong Ding.

Risks Affecting SGOCO

In evaluating purchasing securities in our Company, you should carefully read this prospectus and especially consider the factors discussed in the section below entitled “Risk Factors”.

RISK FACTORS

We have identified certain risks related to the our securities. If any of the following risks actually occurs, our business, financial condition and results of operation could be harmed.  In that case, the trading price of our warrants and ordinary shares could decline and you might lose all or part of your investment in our securities.  You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business and Industry

SGOCO’s limited operating history in making, developing and selling LCD products may not provide an adequate basis to judge its future prospects and results of operations.

SGOCO has a limited operating history.  Honesty Group was formed in 2005 and commenced its business in the fourth quarter of 2006 and has expanded its operations substantially in recent years principally through its Chinese operating subsidiary Guanke. In 2009, Guanke started distributing its LCD products principally through its “SGOCO Club” network of retail distributors. If this strategic move cannot be successfully implemented, the Company’s future growth will be significantly affected. In addition, the historical results of Honesty Group may not provide a meaningful basis for you to evaluate the Company’s business, financial performance, and prospects due, in part, to the strategic marketing and distribution change.

Competition in its industry is intense and, if SGOCO is unable to compete effectively, SGOCO may lose customers and its financial results will be negatively affected.

The LCD products industry in China is highly competitive, and SGOCO expects competition to persist and intensify.  SGOCO faces competition from distributors and LCD manufacturers that use their extensive brand-name value and manufacturing and marketing size, and in-house sales forces and exclusive sales agents to distribute their products.  SGOCO’s subsidiary Guanke competes for customers on the basis of, among other things, product offerings, customer services and reputation.  Some of SGOCO’s competitors may have greater financial, research and development and design, marketing, distribution, management or other resources.  SGOCO’s results of operations could be affected by a number of competitive factors, including entry by new competitors into its current markets, expansion by existing competitors, better marketing/advertising leading to stronger brand equity for the competitors, and competition with other companies for the production capacity of contract manufacturers. SGOCO’s results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that SGOCO’s strategies will remain competitive or that SGOCO will continue to be successful in the future. Increased competition could result in a loss of market share for SGOCO. In particular, if its competitors adopt aggressive pricing policies, SGOCO may be forced to adjust the pricing of their products to level their competitiveness. This could adversely affect SGOCO’s profitability and financial results.

If SGOCO is unable to respond in a timely and cost-effective manner to rapid technological changes in the LCD products industry, its business and results of operations may be adversely affected.

The rate of technological change in the consumer electronics industry generally, and in the LCD products industry specifically, is rapid, with frequent new product and service introductions and evolving industry standards. For example, LED (light-emitting diode) displays were only recently commercially marketable but Samsung reported selling 2.6 million devices in 2009. LED back-lit devices purport to be thinner, more power-efficient and produce better images than LCD products.  SGOCO believes that its future success will depend on its ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. There is a risk that SGOCO may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. In addition, product and service opportunities that SGOCO’s competitors develop or introduce may render SGOCO’s products and services noncompetitive. As a result, SGOCO cannot assure you that technological changes that may affect its industry in the future will not have a material adverse effect on its business and results of operations.

Honesty Group has unfulfilled registered capital obligation for its two subsidiaries, Guanwei and Guancheng.

Two of Honesty Group’s subsidiaries, Guanwei and Guancheng, were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000. Under PRC law, the registered capital of a company is regarded as corporate property, and it is the shareholder’s obligation to fulfill its subscribed capital contribution according to the provisions of PRC law and the PRC company’s charter documents. The charter document for each PRC company, which consists of the company’s articles of association, is the agreement that sets forth the amount of registered capital required to be paid. Honesty Group has the obligation to fulfill the registered capital obligations of Guanwei and Guancheng.

As of March 31, 2010, $3,130,000 and $2,259,970 had been invested by Honesty Group in the above subsidiaries. According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce (“SAIC”), the remaining registered capital of $8,750,000 and $5,540,030 must be contributed by the end of 2010. The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region through its investment in the SGOCO Technology Park. If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer its obligation to pay the remaining registered capital for an additional 12 months, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments in the SGOCO Technology Park. Honesty Group does not have a specific timetable for paying these obligations, and does not presently know when it will pay these obligations. If it fails to reach such an agreement for deferral, Honesty Group would have an obligation to fund these two subsidiaries or to apply for a reduction in the remaining registered capital, which may not be granted. If Honesty Group fails to contribute the registered capital, it may be penalized with fines of 5-15% over the amount of unpaid capital, and, in certain cases, the business licenses for Guanwei and Guancheng may be revoked, which would result in the inability of Guanwei and Guancheng to conduct business in China. If Honesty Group is required to fund the remaining registered capital, Honesty Group will need to raise external financing, and there is no assurance that sufficient external financing could be raised to fund the registered capital amount.

Honesty Group has not informed the SAIC of the change in its ownership due to the Acquisition because such disclosure is not required by applicable law.  The Company does not believe that the change in ownership will impact any future deferrals or reduction applications it may receive from the SAIC with respect to Honesty Group’s registered capital commitments.  Furthermore, if the business license of Guanwei or Guancheng was revoked due to Honesty Group’s failure to pay the required registered capital, the individuals that serve as the legal representatives of Guanwei or Guangcheng would not be subject to penalties for such failures.

SGOCO has generated a significant percentage of its revenues from related parties.

In the past, SGOCO has generated a significant percentage of its revenues from related parties.  During the quarter ended March 31, 2010, related parties represented 13.9% of SGOCO’s revenues.  For the years ended December 31, 2009, 2008 and 2007, related parties represented 9.1%, 22.2% and 18.4% of SGOCO’s revenues, respectively. SGOCO can provide no assurance that it will be able to continue to generate revenues from related parties in the future.  If SGOCO is unable to generate revenues from related parties in the future, or if it is unable to replace any lost revenues from related parties in the future, its operating results may be adversely affected.

SGOCO sells most of its products through a few customers with which SGOCO does not have long-term agreements, and, accordingly, SGOCO may have risks from its level of customer concentration.

SGOCO derives a significant portion of its sales from several large distributors. For 2007, 2008 and 2009, sales to its top three customers accounted for approximately 46%, 69%, and 73%, respectively, of its total revenue and, for the three months ended March 31, 2010, sales to its top four customers accounted for approximately 38%, 17%,14% and 12%, respectively.

The identity of SGOCO’s large customers has generally changed from period to period, such that only one of the customers that represented greater than 10% of SGOCO’s revenue during the three month period ended March 31, 2010, represented greater than 10% of SGOCO’s revenue during the year ended December 31, 2009.  The table below shows the changing nature of SGOCO’s customers that represented at least 10% of SGOCO’s revenues during the relevant period:

	For three months ended March 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008	For the year ended December 31, 2007
Customer A*	38%	10%
Customer B	17%
Customer C	14%
Customer D**	12%		22%	18%
Customer E		21%
Customer F		27%	27%
Customer G		16%
Customer H			17%
Customer I			13%
Customer J			11%	28%
Customer K**				23%

*    Fujian Huamao Trading Co., Ltd.
** This customer is a related party and is separately disclosed on the Consolidated Statements of Income and Other Comprehensive Income in the Company’s financial statements.

For the three month period ended March 31, 2010, SGOCO’s customers that represented greater than 10% of SGOCO’s revenue during the period consisted of two distributors (Customers A and B above), and two OEM customers (Customers C and D above).  Customers A, B and C are Chinese companies and Customer D is a Hong Kong company.

The main reason for the increase in revenue from these customers is reduction in OEM revenue beginning in 2008. As a part of SGOCO’s strategy, production capacity is primarily focused on SGOCO’s own brand products. Because of demand for SGOCO’s own branded products, it could not take on any OEM contracts in 2009. While SGOCO expects current distributors to have similar or larger volume in 2010, SGOCO’s revenue mix will begin to change in 2010. As SGOCO completed a move to a new production facility in 2009 with increased production capacity, SGOCO expects that 2010 will have additional revenue from OEM/ODM customers. SGOCO also expects revenue to grow from direct sales to SGOCO Club members. Nonetheless, any substantial reduction in purchases from SGOCO’s top distributors, or any failure to renew their agreements with SGOCO, may result in a significant loss of sales and SGOCO’s business, financial condition and results of operation may be materially adversely affected. None of these customers have long-term contracts with SGOCO and they each order as needed based on purchase orders.  Sales to customers are entered into based on individual purchase orders.

The Company is exposed to the credit risks of its customer.

SGOCO’s accounts receivable aging period typically ranges from 30 to 60 days. SGOCO’s financial position and profitability is dependent on the creditworthiness of its customers.  Thus, the Company is exposed to the credit risks of its customers, and this risk increases the larger the orders are. The table below shows the number of customers that represented at least 10% of SGOCO’s accounts receivable during the relevant period:

	As of March 31,	As of December 31,	As of December 31,	As of December 31,
	2010	2009	2008	2007
Customer A	29%	40%
Customer D*			50%	49%
Customer E	22%	18%
Customer G		16%
Customer H			10%
Customer J			20%	40%

Although there has not been any material collection problem for trade receivables or bad debts in the last three fiscal years, there is no assurance that SGOCO will not encounter doubtful or bad debts in the future. If SGOCO were to experience any unexpected delay or difficulty in collections from its customers, its cash flows and financial results may be adversely affected.

SGOCO may experience pressure from panel manufacturers to make greater prepayments for its inventory.

SGOCO pays advances to certain vendors for inventory purchases which amounted to $12.0 million, $4.4 million and $0.2 million as of December 31, 2009, 2008 and 2007, respectively, and $36.4 million at March 31, 2010, which includes $7.6 million in advances to related party suppliers. The amount of the advance is negotiated between the vendor and SGOCO. These advance payments require a substantial commitment of SGOCO’s working capital. In the future, suppliers may demand higher levels of advances for future purchases as demand grows for the LCD panels.

The table below shows the number of suppliers that represented at least 10% of advances to suppliers, including related parties, during the relevant period:

	As of March 31,	As of December 31,	As of December 31,	As of December 31,
	2010	2009	2008	2007
Supplier A	17%	25%
Supplier B*	21%	43%	71%	40%
Supplier C	16%	15%
Supplier D			16%
Supplier E*				41%

* This supplier is a related party and is separately disclosed in the Related Party Transactions footnote in the Company’s financial statements

SGOCO’s successful operation relies upon an adequate supply of LCD panels, at acceptable prices and quantity in a timely manner.

 SGOCO has no production capability to manufacture LCD panels, and its operations are significantly dependent on the sufficient supply of LCD panels obtained at reasonable prices. SGOCO currently sources LCD panels from multiple distributors. SGOCO is exposed to the market risk of availability and price fluctuations for LCD panels. The price and availability of LCD panels may vary significantly from year to year due to factors such as global demand from end users, China’s import restrictions, producer capacity, market conditions and costs of raw materials. SGOCO does not have long-term contracts with its suppliers or guarantees of supply or price. If the prices of LCD panels rise too high or the supply of LCD panels becomes scarce, SGOCO’s profit margins may decline and it may be unable to fulfill order contracts placed prior to production. SGOCO is currently in negotiation directly with additional LCD panel suppliers as a strategy to diversify supply risks and reduce material costs.

SGOCO faces increasing labor costs and other costs of production in the PRC, which could reduce its profitability.

 Labor costs in China have been increasing in recent years and labor costs in the PRC could continue to increase in the future. If labor costs in the PRC continue to increase, production costs will likely increase. This may in turn affect the selling prices of SGOCO’s products, which may then affect the demand of such products and thereby adversely affect sales, financial condition and results of operations. SGOCO is actively reviewing manufacturing processes to continue to simplify its production processes and to continue to control and build more of its components internally.

SGOCO may not be able to retain, recruit and train adequate management, sales and marketing personnel, and its inability to attract and retain qualified personnel may limit its developments.

 SGOCO’s success is dependent to a large extent on its ability to retain the services of its executive management personnel, who have contributed to its growth and expansion and also recruit talented executives to lead new initiatives. The industry experience, entrepreneurial skills and contributions of its executive directors and other members of its senior management are essential to its continuing success. SGOCO’s future success will depend on the continued service of its senior management. In particular, Mr. Burnette Or, chairman of the board and President, has over 10 years’ experience in the consumer electronics industry and is responsible for the overall corporate strategies, planning and business development of Honesty Group. His experience and leadership is critical to SGOCO’s operations and financial performance. If SGOCO loses the services of Mr. Or or any of its key executive personnel and cannot replace them in a timely manner, such loss may reduce its competitiveness, and may adversely affect its financial condition, operating results and future prospects. SGOCO requires the services of a chief financial officer with substantial experience in U.S. GAAP and public company reporting requirements and the ability to speak Mandarin Chinese fluently. The pool of candidates meeting these criteria is small and delay in obtaining the services of qualified chief financial officer may hinder SGOCO’s ability to timely comply with its reporting requirements as a U.S. public company. In addition, SGOCO’s retail expansion plan and SGOCO Club DSD model are dependent upon its ability to identify and recruit adequate sales force in China. Given the current rate of economic growth in China, competition for qualified personnel will be substantial.

SGOCO does not currently have a full-time chief financial officer with experience as a chief financial officer of a United States publicly traded company.

Mr. Lv Zhongsheng is currently SGOCO’s Treasurer, chief accountant and acting chief financial officer. SGOCO is actively seeking a chief financial officer with substantial experience in U.S. GAAP and public company reporting requirements and the ability to speak Mandarin Chinese fluently. The pool of candidates meeting SGOCO’s criteria is small. As of the date of this prospectus, SGOCO has entered into discussions with a small number of candidates to assume the chief financial officer position, but has not finalized an agreement with a candidate and can provide no assurance that it will do so in a timely manner. The delay in obtaining the services of qualified chief financial officer may hinder SGOCO’s ability to timely comply with its reporting requirements as a U.S. public company. In addition, the failure to hire a qualified chief financial officer may prevent SGOCO from being able to list its securities on the Nasdaq Stock Market in the future, even if it meets the quantitative requirements for listing.

SGOCO may not be able to manage its growth effectively and its growth may slow down in the future.

 SGOCO has been expanding its business rapidly and intends to continue to do so either through organic growth or through acquisitions and investments in related businesses as it deems appropriate. Such expansion may place a significant strain on the Company’s managerial, operational and financial resources. SGOCO will need to manage its growth effectively, which may entail devising and implementing business plans, training and managing its growing workforce, managing its costs and implementing adequate control and reporting systems in a timely manner. There can be no assurance that SGOCO’s personnel, procedures and controls will be managed effectively to support its future growth adequately. Failure to manage its expansion effectively may affect its success in executing its business plan and adversely affect its business, financial condition and results of operation. In addition, SGOCO’s growth in percentage terms may slow in the future. Accordingly, you should not rely on its historic growth rate as an indicator for its future growth rate.

SGOCO may not be successful in its future expansion plans and may be unable to secure sufficient funding for such plans to further grow its business.

 SGOCO’s business expansion plans will require it to increase investments in, and devote significant resources to, its brand promotion efforts, its internal production capacities, its research and design capabilities, the sales distribution network operated by its distributors, and the buildout of SGOCO Technology Park.  If the Company fails to implement its future expansion plans, it may not achieve its growth target. Furthermore, the Company’s ability to obtain adequate funds to finance its expansion plans depends on its financial condition and results of operations, as well as other factors that may be outside its control, such as general market conditions, the performance of the PRC LCD industry, and political and economic conditions in China. If additional capital is unavailable, SGOCO may be forced to abandon some or all of its expansion plans.

SGOCO Technology Park is subject to a purchase option which may limit SGOCO’s ability to fully realize on its plans to develop SGOCO Technology Park for its benefit.

 As a condition to the execution of the Share Exchange Agreement, Honesty Group has entered into a two-year purchase option in favor of SGOCO’s President, Mr. Burnette Or which allows Mr. Or, or a company designated by him, to purchase SGOCO Technology Park for cost at any time prior to March 18, 2011, and also allows Honesty Group to put the property to Mr. Or thereafter if he fails to exercise his option. The option may be extended by one year at the request of Mr. Or. Mr. Or’s exercise of the purchase option is conditioned on Mr. Or, or the designated company, agreeing with Guanke for a long-term (not less than 20 years) lease of the property at the prevailing market price. The ability of SGOCO to fully develop SGOCO Technology Park and benefit from that development may be limited if the option is exercised by Mr. Or.

We rely on short-term credit facilities and loans to fund our operations, and the failure to renew these facilities on a regular basis may adversely effect our ability to operate our business.

We fund much of our operations from short term credit facilities and loans with various PRC banks. As of March 31, 2010, our notes and letters of credit totaled approximately $23.5 million and our short term bank loans totaled $17.5 million.

We have four written credit facilities pursuant to which we issued a portion of the amounts discussed above. We have a facility with the Bank of Communications that expires in August 2011. We have two facilities with the Agricultural Bank of China that expire in January 2011 and March 2011, respectively. We have a facility with the Industrial and Commercial Bank of China that was renewed in September 2010 for a one-year period.  The remainder of our short-term borrowings are with Industrial Bank Co., Ltd., and consist of short-term loans.

All of our borrowings mature at various dates within one year. We have been making these types of arrangements since our inception, and, in the past, we have been able to renew these facilities and repay the loans and borrow again from the same banks.  However, there is no assurance that we will be able to renew these facilities in the future.  If we ar e unable to renew these facilities in the future, we will need to raise financing from alternative sources for which we have no commitments.

SGOCO currently enjoys certain preferential tax treatment in China; there is no assurance that this will continue.

 Pursuant to the PRC Income Tax Laws, prior to January 1, 2008, Chinese companies are subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Beginning January 1, 2008, the new EIT law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

 Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above.  Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.  Guanke is currently applying for the High Technology company status.  Upon qualification as a High Technology company, SGOCO will be entitled to preferential tax treatment and enjoys the benefit of a reduced income tax rate at 15% starting 2012.

SGOCO may face risks related to health epidemics and other outbreaks, which could adversely affect its operations.

 SGOCO’s business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on the Company’s business operations.

SGOCO’s operations may be disrupted and its business, financial condition and/or results of operations may be adversely affected by a failure in its facilities for reasons beyond its control.

 SGOCO’s manufacturing operations, or that of its LCD panel suppliers, could be disrupted for reasons beyond its control. The causes of disruptions may include extreme weather conditions, landslides, earthquakes, fires, natural catastrophes, raw material supply disruptions, equipment and system failures, labor force shortages, energy shortages, workforce actions or environmental issues. Any significant disruption to SGOCO’s or its major suppliers’ operations could adversely affect its ability to make and sell products. In addition, the occurrence of any of these events could have a material adverse effect on the productivity and profitability of any of SGOCO’s manufacturing facilities and on its business, financial condition or results of operations, and/or the operations of its distributors.

Changes in existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause SGOCO to incur additional capital expenditures.

 SGOCO’s production facility is located in Jinjiang City, Fujian province and is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing that may generate industrial waste to adopt effective measures to control and properly dispose of such waste. The relevant administrative department for environmental protection can levy fines for any violations of such environmental laws or regulations. For material violations, the PRC government may suspend or close any or all of SGOCO’s operations. Upon completion of construction of SGOCO’s facilities, an environmental report was prepared and approved by the Jinjiang Municipal Environment Protection Bureau but there is no assurance that the local municipal or central PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulation. Compliance with any of these additional or stricter laws or regulations may cause SGOCO to incur additional capital expenditures, which it may be unable to pass on to its customers through higher prices for its products.

SGOCO’s current insurance coverage may not be sufficient to cover the risks related to its operations.

 SGOCO’s operations are subject to hazards and risks normally associated with manufacturing operations, which may cause damage to persons or property. Currently, SGOCO maintains insurance policies for damage to real property and for employer liability for personal injury of employees. The Company is not required under PRC law to maintain, and it does not maintain, any product liability insurance. If SGOCO was found liable for any product liability claim, it may be required to pay substantial damages. Even if the Company were successful in defending such a claim, it may incur substantial financial and other resources in defending such a claim. Under such circumstances, its financial results will be adversely affected. Depending on the outcome of any such claim, the reputation of SGOCO brands may also be adversely affected. Further, the Company does not maintain business interruption insurance or third party liability insurance against claims for property damage, personal injury and environmental liabilities. The occurrence of any of these events may result in interruption of SGOCO’s operations and subject it to significant losses or liabilities. Any losses or liabilities that are not covered by SGOCO’s current insurance policies may have a material adverse effect on its business, financial condition and results of operations.

SGOCO’s risk management and internal control systems improvements may not be adequate or effective, which could adversely affect its business, financial condition and results of operations.

 SGOCO has established risk management and internal control systems consisting of relevant organizational framework, policies, procedures and risk management methods that it believes are appropriate for its business operations, and it seeks to continue to improve such risk management and internal control systems from time to time. However, as a small company with a few non-production/sales employees and due to the inherent limitations in the design and implementation of risk management and internal control systems, there can be no assurance that SGOCO’s risk management and internal control systems will be sufficiently effective in identifying and preventing all such risks.

 In addition, as some of its risk management and internal control policies and procedures are relatively new, SGOCO may need to establish and implement additional risk management and internal control policies and procedures to further improve its systems from time to time.  Since SGOCO’s risk management and internal control systems also depend on their implementation by its employees, there can be no assurance that such implementation will not involve any human errors or mistakes. If SGOCO fails to timely adapt and implement its risk management and internal control policies and procedures, its business, results of operations and financial condition could be materially adversely affected.

We may not be able to predict or meet consumer preferences or demand accurately.

 SGOCO derives a significant amount of revenue from the LCD products that are subject to rapidly changing consumer preferences. SGOCO’s sales and profits are sensitive to these changing preferences and its success depends on its ability to identify, originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of SGOCO’s products are subject to changing consumer preferences that it cannot predict with certainty. If SGOCO fails to anticipate accurately and respond to trends and shifts in consumer preferences it could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on its results of operations and financial condition.

Guanke, the principal operating subsidiary of the Company, failed to pay social insurance premiums with respect to approximately two-thirds of its employees and it may be liable for past due social insurance premiums and penalties.

 The Company has been advised that under PRC law, Guanke should have paid social insurance premiums for its employees covering endowment insurance, unemployment insurance, and medical insurance with respect to its employees. Guanke may be required to pay the administrative authority of labor and social security the unpaid premiums plus a surcharge of 2% of the overdue premiums. There may also be a fine levied against the employee of Guanke who was responsible for the filings. SGOCO plans to make necessary payments and does not consider the liability material.

Risks Relating to the Company

Following the Acquisition, we did not receive sufficient amounts from the Trust Account to fully fund our operations and execute our business plan.

Of the funds in the Trust Account, a substantial portion were used for repurchases of ordinary shares pursuant to forward purchase contracts, to redeem the ordinary shares of shareholders who elect to exercise their redemption rights, to redeem the warrants of warrantholders who elect to exchange their warrants for cash, or to pay other transaction expenses. We received approximated $5.4 million from the Trust Account. In order to fund our operations and grow our business, we may require additional working capital which the Trust Account did not provide. If we do not obtain equity or debt financing, we may not be able to operate our business or execute our business plan as expected.

The Company may not be able to secure financing needed for future operating needs on favorable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to maintain our business if cash flow from operations is insufficient to do so.  SGOCO cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, SGOCO may be unable to expand its business or to develop new business at the rate desired, and its results of operations may be adversely affected. If SGOCO is able to incur debt, it may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit its cash flow and its ability to grow. If SGOCO is unable to incur debt, it may be forced to issue additional equity, which could have a dilutive effect on its current shareholders.

We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares and warrants.

 In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ordinary shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our 2010 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance as to our status as a PFIC for our 2010 taxable year or any future taxable year. U.S. holders of our ordinary shares or warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

SGOCO did not operate as a public company prior to the Acquisition. Fulfilling our obligations incident to reporting as a “foreign private issuer” will be expensive and time consuming.

Hambrecht Asia Acquisition Corporation was not an operating company prior to the Acquisition of Honesty Group, which was a private company. SGOCO has maintained a relatively small finance, accounting and internal auditing staff and, prior to the Acquisition, was not required to maintain and establish disclosure controls and procedures and internal control as required for a public company trading in the United States. Under the Sarbanes Oxley Act of 2002 and the related rules and regulations of the SEC, we need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. SGOCO has engaged consultants and added additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Being a foreign private issuer exempts us from certain Securities and Exchange Commission requirements that provide shareholders the protection of information that must be made available to shareholders of United States public companies.

We are a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10−Q or current reports on Form 8−K;

•	the sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
the sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Expansion of the business of the Company  may put added pressure on SGOCO’s management, which may impede its ability to meet any increased demand for its products and adversely affect its results of operations.

 The business plan of the Company is to significantly grow its operations. Growth in its business may place a significant strain on its personnel, management, financial systems and other resources. The evolution of its business also presents numerous risks and challenges, including:

•	the continued acceptance of its LCD and LED products by consumers;

•	the ability of the Company to successfully and rapidly expand its “SGOCO Club” locations to reach potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant;

•	the competition from larger, better capitalized and well-known competitors and effect of rapid technological change;

•	the highly competitive nature of its industry; and

•	the continued availability and favorable pricing of the raw materials and components used in its products.

 If we are successful in obtaining rapid market growth of its SGOCO Club participants, we may be required to provide a large amount of financial support to potential members and deliver LCD products to customers on a timely basis at a reasonable cost to those customers. Such demands would require more capital than the Company currently has available and the Company may be unable to meet the needs of its customers, which could adversely affect its relationships with its customers and results of operations.

Under the EIT Law, SGOCO may be classified as a “resident enterprise” of the PRC. Such classification could result in tax consequences to the Company and its non-PRC resident shareholders.

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to a PRC income tax on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company, SGOCO Technologies Ltd., may be considered a resident enterprise and may therefore be subject to a PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises like SGOCO, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Since the EIT Law became effective in 2008, SGOCO has not been treated as a “resident enterprise.”

 If the PRC tax authorities determine that the Company is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, the Company may be subject to enterprise income tax at a rate of 25% on the Company’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if both SGOCO and Honesty Group are treated as PRC “resident enterprises,” all dividends from the PRC operating subsidiaries to Honesty Group and from Honesty Group to SGOCO would be exempt from PRC tax.

 If SGOCO were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that SGOCO receives from the PRC operating subsidiaries (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Honesty Group to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, the SPAC could pay to its shareholders.

 Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends the SPAC pays to its non-PRC shareholders that are not PRC tax “resident enterprises” and gains derived by them from transferring the SPAC’s ordinary shares or warrants, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, we may be required to withhold the 10% PRC tax on any dividends paid to our non-PRC resident shareholders. Our non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our ordinary shares or warrants in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain. If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Intercompany loans from SGOCO to the operating subsidiary must be made in compliance with PRC law.

 Any loans we make to our Chinese subsidiaries, which are treated as foreign-invested enterprises under Chinese law, cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Under applicable Chinese law, the Chinese regulators must approve the amount of a foreign-invested enterprise’s registered capital, which represents shareholders’ equity investments over a defined period of time, and the foreign-invested enterprise’s total investment, which represents the total of the company’s registered capital plus permitted loans. The registered capital/total investment ratio cannot be lower than the minimum statutory requirement and the excess of the total investment over the registered capital represents the maximum amount of borrowings that a foreign invested enterprise is permitted to have under Chinese law. If we were to advance some funds to our China subsidiaries in the form of loans and such funds exceed the maximum amount of borrowings of the subsidiary, we would have to apply to the relevant government authorities for an increase in their permitted total investment amounts. The various applications could be time consuming and their outcomes would be uncertain. Concurrently with the loans, we might have to make capital contributions to the subsidiary in order to maintain the statutory minimum registered capital/total investment ratio, and such capital contributions involve uncertainties of their own, as discussed below. Furthermore, even if we make loans to our China subsidiaries that do not exceed their current maximum amount of borrowings, we will have to register each loan with SAFE or its local counterpart within 15 days after the signing of the relevant loan agreement. Subject to the conditions stipulated by SAFE, SAFE or its local counterpart will issue a registration certificate of foreign debts within 20 days after reviewing and accepting its application. In practice, it may take longer to complete such SAFE registration process.

 We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our China subsidiaries or affiliated entities or with respect to future capital contributions by SGOCO to its China subsidiaries. If SGOCO fails to complete such registrations or obtain such approvals, its ability to use such future loans or capital contributions to capitalize or otherwise fund its China operations may be negatively affected, which could adversely and materially affect its liquidity and its ability to fund and expand its business.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for SGOCO’s products and adversely affect its competitive position.

 Our business operations will continue to be conducted in China, and almost all of its sales of products will continue to be made in China. Accordingly, our business, financial condition, results of operations and prospects will be affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

 While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a positive or negative effect on us.

 The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, the Chinese government still owns a   substantial portion of the productive assets in China. The continued control of these assets and other aspects of the national economy by the Chinese government could adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth in China, which in turn could lead to a reduction in demand for our products.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on U.S. judgments against SGOCO, the Company, our subsidiaries and affiliates, officers, directors and shareholders, and others.

 Substantially all of SGOCO’s assets are located outside of the U.S. and most of its directors and executive officers reside outside of the U.S. As a result, it may not be possible for investors in the U.S. to effect service of process within the U.S. or elsewhere outside China on the Company, its subsidiaries, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws and the laws of the Cayman Islands, may be difficult or impossible. Furthermore, an original action may be brought in China against the Company’s assets, its subsidiaries, officers, directors, shareholders and advisors only if the actions are not required to be arbitrated by Chinese law and the facts alleged in the complaint give rise to a cause of action under Chinese law and the actions satisfy certain prerequisite conditions prescribed by Chinese law. In connection with such an original action, a Chinese court may award civil liabilities, including monetary damages.  Notwithstanding the ability to bring original actions, the Company believes it is unlikely that the courts in China would entertain original actions brought in China against the Company or its directors or officers predicated upon the securities laws of the United States or any state or territory within the United States.

Future changes in laws, regulations or enforcement policies in China could adversely affect SGOCO’s business.

 Laws, regulations or enforcement policies in China are evolving and subject to future changes. Future changes in laws, regulations or administrative interpretations, or stricter enforcement policies by the Chinese government, could impose more stringent requirements on SGOCO, including fines or other penalties. Changes in applicable laws and regulations may also affect SGOCO’s operating costs. Compliance with these requirements could impose substantial additional costs or otherwise adversely affect our future growth. These changes may relax some requirements, which could be beneficial to our competitors or could lower market entry barriers and increase competition. In addition, any litigation or governmental investigation or enforcement proceedings in China may be protracted and result in substantial costs and diversion of resources and management attention.

Changes in Chinese Tax Laws could adversely affect the Company’s results.

 Our Chinese subsidiaries are governed by the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the previous laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DEs and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5% from January 1, 2009, through December 31, 2011. Guanwei and Guancheng are under development stage and had no taxable income for the years ended December 31, 2009, 2008, and 2007. Future changes in Chinese tax law could change existing or future tax benefits or rates. Such changes could adversely affect the results of the Company.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

 The Chinese legal system is a civil law system based on written statutes. Unlike in the common law system, prior court decisions may be cited for reference but have limited precedential authority in China. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. The Company conducts all of its business through its subsidiaries which are established in China. As a result, the Company will be subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. However, since the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that the Company or its subsidiaries enjoys either by law or contract. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Company would enjoy in more developed legal systems. These uncertainties may impede the Company’s ability to enforce the contracts or other rights. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Chinese legal system including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of these laws, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to the Company and its shareholders. In addition, any litigation in China may be protracted and result in substantial costs and diversion of the Company’s resources and management attention.

The Chinese government exerts substantial influence over the manner in which the Company will conduct its business activities.

 The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation, state ownership or otherwise. The Company’s ability to operate in China may be harmed by changes in its laws, regulations and policies of the Chinese government. We believe that the continuing company’s operations in China will be in material compliance with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure its compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support economic and other reforms or regional or local variations in the implementation of economic and other policies, could have a significant effect on economic and social conditions in China or particular regions thereof, and could have an adverse effect on the manner in which the Company can do its business.

 The Chinese central government has a policy of aggressively subsidizing both consumption of domestic manufactured electronics and infrastructure building in smaller cities. The most recent plan is targeting rural area consumers through its rural subsidy scheme, which went into effect nationwide in February 2009. The Chinese government program encourages consumer spending on technology in rural areas by offering a 13% subsidy of the purchase price of designated home appliances (up to a capped price), which subsidy is split 80% / 20% between the central and local government. The PRC Ministry of Finance announced in March 2009 that the 2009 budget from the central government for this subsidy plan was RMB 20 billion, which would help increase household appliance sales by more than RMB 100 billion. Changes in their policies to reduce subsidies or promote competing technologies could negatively impact the Company’s operations.

If China imposes restrictions to reduce inflation, future economic growth in China could be curtailed which could adversely affect the business and results of our operation.

 While the economy of China has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation, the Chinese government may impose controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in our LCD products leading to a decline in its profitability.

We may have difficulty establishing and maintaining adequate management, legal, and financial controls in the PRC.

 Prior to the Acquisition, our Chinese subsidiaries were operated to date as privately-held companies. As a result, we may experience difficulty in establishing and maintaining management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet the required U.S. regulatory and financial reporting standards.

Fluctuation in the value of the Renminbi (RMB) may reduce our profitability.

 The change in value of the RMB against U.S. dollars, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its policy of pegging the RMB to U.S. dollars. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in approximately 21.2% appreciation of RMB against the U.S. dollar from 2005 to 2009. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant fluctuation of the RMB against U.S. dollars. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive into RMB for our operations, appreciation of the RMB against U.S. dollars would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of U.S. dollars against the RMB would reduce the U.S. dollar amount available to us.

Exchange controls that exist in China may limit the Company’s ability to use our cash flows effectively.

 Most of our  revenues and expenses are denominated in Renminbi. We may need to convert a portion of SGOCO’s revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends, if any, in respect of our shares. Under China’s existing foreign exchange regulations, SGOCO is able to purchase foreign exchange for settlement of current account transactions, including payment of dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions. Any future restrictions on currency exchanges may limit our ability to use cash flows for the distribution of dividends to our shareholders or to fund operations we may have outside of China.

 Foreign exchange transactions by us under capital accounts continue to be subject to significant foreign exchange controls and require the approval of or registration with the Chinese governmental authorities, including SAFE. In particular, if Honesty Group borrows foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Honesty Group by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of Honesty Group to obtain additional foreign exchange through debt or equity financing.

Changes in foreign exchange regulations in China may affect our operating subsidiary’s ability to pay dividends in foreign currency or conduct other foreign exchange business.

 RMB is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside China or to make dividends or other payments in U.S. dollars. In China, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts (e.g., remittance of foreign currencies for payment of dividends, etc.). But conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the SAFE. Under China’s existing foreign exchange regulations, Honesty Group’s Chinese operating subsidiary, Guanke, is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. However, we cannot assure you that the Chinese government will not take measures in the future to restrict access to foreign currencies for current account transactions.

Chinese government ownership of all real property may limit SGOCO’s ability to fully develop its licensed real estate.

 Chinese laws prohibiting the private ownership of land and limiting “land use rights” may hamper our ability to maximize our Subsidiaries’ property. All land in the PRC is owned by the Chinese government. Guanke, Guancheng, and Guanwei have “land use rights” to use the land for 50 years, beginning June 29, 2007. The Chinese government must not recall the land use right during the term of the land use agreement, unless that is for legitimate public interests with due process and compensation including but not limited to compensation for the facilities on the land and the foreseeable losses to the holder in the remaining years. Once the land use right fee has been fully paid up, the holder is entitled to dispose of the land use right to her or his discretion such as transferring, leasing, and mortgaging the land to others. One year before the expiration of the term, if the holder intends to extend the term, unless the land is required for then current public interests, the government is obliged to renew the land use right agreement upon re-negotiated terms and land use right fee.

Risks Relating to Our Securities

The former Honesty Group shareholders own approximately 89% of our ordinary shares, and this voting control may limit your ability to influence the outcome of matters requiring shareholder approval, including the election of our directors.

As of September 1, 2010, the former shareholders of Honesty Group own over 89% of our voting shares. These shareholders can control substantially all matters requiring approval by our shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of us or discouraging a potential acquirer from attempting to obtain control of us, which could prevent our shareholders from realizing a premium over the market price for their ordinary shares.

We do not expect to pay dividends, so our shareholders will only benefit from an investment in our shares if such shares appreciate in value.

 We do not expect to pay dividends to our shareholders in the foreseeable future. The board of directors may determine to pay dividends in the future, depending upon results of operations, financial condition, contractual restrictions including restrictions in credit agreements, restrictions imposed by applicable law, including the laws of China governing dividend payments, currency conversion and loans, and other factors our board of directors deems relevant. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares. There is no guarantee that our shares will appreciate in value or even maintain the price at which shareholders purchased their shares.

Shares to be potentially issued may have an adverse effect on the market price of our shares.

 As of September 1, 2010, there were 16,094,756 shares and 1,816,027 warrants outstanding. We also issued an option to purchase up to a total of 280,000 units at $10 per unit to the underwriters which, if exercised, will result in the issuance of an additional up to 280,000 warrants and an additional up to 280,000 shares. In addition, assuming all the net income targets set forth therein are met,  shares currently outstanding but held in escrow pursuant to the Share Exchange Agreement and other closing agreements may be released to the former shareholders of Honesty Group and certain founders.

 The board of directors of the Company expects to adopt a stock incentive plan or similar compensation plan that provides for the issuance of stock options, restricted stock or other awards up to 7% of the fully diluted outstanding shares to the employees, directors and consultants of the Company and its subsidiaries.

 Also, the Company has authorized capital stock under its Charter, consisting of 50,000,000 ordinary shares and 1,000,000 preferred shares. Subject to any restriction of a stock exchange on which the Company’s shares may be listed in the future, the shares may be issued without shareholder approval. The sale, or even the possibility of sale, of the shares could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. Upon the issuance of the additional shares, you may experience dilution to your holdings.

Due to the lack of unrestricted ordinary shares available to be sold, there is severely limited liquidity for our ordinary shares.

As of September 1, 2010, we had 16,094,756 shares outstanding.  Of these shares, 859,668 shares are held by persons not affiliated with us and are freely eligible to be resold in the public market.  The remaining shares are either being held in escrow or are “restricted” securities not eligible to be resold in the public market.  As a result of the lack of unrestricted securities available to be resold in the public market, there is limited liquidity in our ordinary shares, which may limit your ability to sell our ordinary shares or reduce the price at which the shares may be sold.

Our securities are quoted on the OTC Bulletin Board, which limits the liquidity and price of our securities more than if our securities were listed on the Nasdaq Stock Market or the New York Stock Exchange. There may not be an active, liquid trading market for our securities, and the trading price for our securities may fluctuate significantly.

 Our ordinary shares, warrants, and units are quoted on the OTC Bulletin Board. We believe that the quotation of our securities on the OTC limits the liquidity and price of our securities more than if our securities were listed on the Nasdaq Stock Market or the New York Stock Exchange. While we intend to file an application for listing on the Nasdaq Stock Market, we cannot assure you that we will satisfy the applicable listing requirements and our listing application may not be accepted. If we do not succeed in securing a listing on the Nasdaq Stock Market, the failure to move up to a regular securities exchange from the OTC market could limit the ability to trade our securities.

 Compliance with all of the applicable provisions of the Sarbanes Oxley Act will likely be a further condition of continued listing or trading. There is no assurance that if we are granted a listing on the Nasdaq Stock Market we will always meet the Nasdaq Stock Market listing requirements, or that there will be an active, liquid trading market for our ordinary shares in the future. Failure to meet the Nasdaq Stock Market listing requirements could result in the delisting of our ordinary shares from the Nasdaq Stock Market, which may adversely affect the liquidity of our shares, the price that can be obtained for them, or both.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events.  All statements other than statements of historical fact are “forward-looking statements” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing.  Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements.  Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Important factors that could cause actual performance or results to differ materially from those contained in forward-looking statements include, but are not limited to, those factors discussed under the headings “Risk Factors”, including, among others:

•	requirements or changes adversely affecting the LCD market in China;
•	fluctuations in customer demand for LCD products generally;
•	the success of the Company in promoting its brand of LCD products in China and elsewhere;
•	the success of the Company in manufacturing and distributing products under brands licensed from others;
•	management of rapid growth;
•	changes in government policy including policy regarding subsidies for purchase of consumer electronic products and local production of consumer goods in China;
•	the fluctuations in sales of LCD products in China;
•	China’s overall economic conditions and local market economic conditions;
•	the Company’s ability to expand through strategic acquisitions and establishment of new locations;
•	changing principles of generally accepted accounting principles;
•	compliance with government regulations;
•	legislation or regulatory environments, and
•	geopolitical events.

Further, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments made by the Company.  Information set forth in this Prospectus is as of the date hereof.  The Company does not assume any obligation to update any forward-looking statements.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Directors and Senior Management

On March 12, 2010, the board of directors of the Company elected: Burnette Or, Tin Man Or, Weiwei Shangguan, Frank Wu, and Robert Eu as directors of the Company; and Burnette Or as Chairman of the board of directors, Chief Executive Officer, and President.

Except as otherwise provided, the address for each of the directors and executive officers is SGOCO Technology Park, Luoshan, Jinjiang City, Fujian, China 362200.  The business address of Robert Eu and David Hao Wu is 13/F Tower 2, New World Tower, 18 Queens Road Central, Hong Kong.

On April 18, 2010, our board members appointed by unanimous written resolutions  Mr. Zhongsheng Lv to serve as the Treasurer and Ms. Xiaoling Xu as the Corporate Secretary of the Company until their successors are duly elected and qualified.  Following the election of Ms. Xiaoling Xu to the office of Corporate Secretary and Mr. Zhongsheng Lv to the office of Treasurer, the complete list of officers of the Company appointed to serve until their successors are duly elected and qualified are as follows:

Name	Title

Burnette Or	President and Chief Executive Officer
Xiaoling Xu	Secretary
Zhongsheng Lv	Treasurer

Brief biographies of our directors and officers are set forth below in the Section titled “Directors, Senior Management and Employees – Directors and Senior Management”.

Advisers

Cozen O’Connor has acted as the Company’s principal United States legal counsel.  Cozen O’Connor’s address is The Army and Navy Building, 1627 I Street, NW, Suite 1100, Washington, DC 20006.  Conyers, Dill and Pearman has acted as the Company’s Cayman Islands counsel.  They have offices at 2901 One Exchange Square, 8 Connaught Place Central, Hong Kong.  Cheng Wong Lam & Partners, with offices at 50 th Floor, Bank of China Tower, 1 Garden Road Central, Hong Kong, has acted as the Company’s Hong Kong counsel.  JunZeJun Law Offices have acted as the Company’s counsel in the People’s Republic of China.  JunZeJun has offices at 6/F South Tower, Financial Street Center, No.9 Financial Street, Xicheng District, Beijing, PRC.  RedBridge Group Ltd. (“RedBridge”) has acted as the Company’s financial advisor.  RedBridge’s address is 50 California Street, Suite 1500, San Francisco, CA 94111.

Auditors

Rothstein Kass & Company, P.C. audited the Company’s financial statements for the transition period ended June 30, 2009; and the years ended December 31, 2008 and 2007.  Rothstein Kass & Company, P.C.’s address is 4 Becker Farm Road, Roseland, New Jersey 07302.  Frazer Frost LLP audited Honesty Group’s financial statements for the years ended December 31, 2009, 2008 and 2007.  Frazer Frost LLP’s address is 135 South State College Blvd. Suite 300, Brea, California 92821.

SELECTED FINANCIAL DATA

The following table presents our summary historical consolidated financial information.  The selected financial data for each of the three fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 and each of the three months ended March 31, 2010 and March 31, 2009 have been derived from our consolidated financial statements included elsewhere in this prospectus. We started operating during the fourth quarter of 2006, and as such, there is no comparative information available for the year ended December 31, 2006.  These historical results are not necessarily indicative of results to be expected in any future period.

	For the Years Ended December 31			For the three months ended March 31
	2009	2008	2007	2010	2009
Consolidated Statement of Income				(Unaudited)	(Unaudited)
Net revenues	67,874,304	43,790,842	10,482,997	19,475,608	2,155,191
Cost of goods sold	(57,764,335)	(37,709,028)	(9,507,978)	(16,341,758)	(1,480,090)
Gross profit	10,109,969	6,081,814	975,019	3,133,850	675,101
Selling expenses	(116,918)	(211,198)	(34,230)	(79,215)	(30,774)
General and administrative expenses	(889,481)	(562,265)	(326,274)	(1,319,137)	(152,625)
Total operating expenses	(1,006,399)	(773,463)	(360,504)	(1,398,352)	(183,399)
Income from operations	9,103,570	5,308,351	614,515	1,735,498	491,702
Interest income	7,221	4,640	2,658	22,845	694
Interest expense	(841,613)	(70,108)	(62,367)	(264,648)	(152,558)
Other income	74,030	26,403	1,771	7,806	24,201
Other expenses	(149,923)	(44,841)	(70,682)	(174,232)	(79,921)
Change in fair value of warrant derivative liability	-	-	-	(478,540)	-
Income before provision for income taxes	8,193,285	5,224,445	485,895	848,729	284,118
Provision for income taxes	(1,034,212)	-	-	(293,934)	(3,478)
Net income	7,159,073	5,224,445	485,895	554,795	280,640

Income per share:
Basic-ordinary share	0.84	0.61	0.06	0.06	0.03
Diluted-ordinary share	0.84	0.61	0.06	0.06	0.03
Weighted average shares used in calculating net income per share:
Basic	8,500,000	8,500,000	8,500,000	8,717,008	8,500,000
Diluted	8,500,000	8,50 0,000	8,500,000	8,737,596	8,500,000

Consolidated Balance Sheet Data
	As of December 31,			As of March 31,
	2009	2008	2007	2010 (unaudited)
Total assets	79,472,678	40,461,169	16,100,433	96,844,257
Total debt	38,657,356	8,672,155	909,176	43,456,203
Total shareholders’ equity	32,002,652	21,780,443	13,470,228	34,330,506

CAPITALIZATION AND INDEBTEDNESS

The following sets forth certain items of liability and shareholders’ equity on an unaudited basis as of March 31, 2010 and should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

DEBT
Bank overdraft	$1,446,573
Notes payables	23,533,350	(1)
Short term loan	18,376,280	(2)
Unsecured promissory note due to shareholder	100,000
Total debt	43,456,203

OTHER LIABILITIES
Warrant derivative liability	1,573,490
Put option derivative liability	2,000,000
Total other liabilities	3,573,490

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized, nil issued and outstanding	-
Common stock, $0.001 par value, 50,000,000 shares authorized,16,094,756 outstanding	16,095	(3)
Paid-in capital	19,037,683
Statutory reserves	1,511,974
Retained earnings	11,723,849
Accumulated other comprehensive income	2,040,905
Total shareholders’ equity	34,330,506

Total capitalization	$81,360,199

(1) $8.9 million of restricted cash was collateral for the $23.5 million notes payable.
(2) $17.0 million is guaranteed by affiliates of the Company and secured by a pledge of the land rights of certain of the Company’s Subsidiaries.
(3) Following the   closing of the Acquisition, the number of common stock outstanding is as follows:

Sponsors’ shares		1,059,826
Shares issued in IPO		4,239,300
		5,299,126
Sponsors’ shares forfeited	124,738
IPO shares redeemed	1,232,139
Shares re-purchased	2,147,493	(3,504,370)
		1,794,756
Shares issued for Acquisition		14,300,000
Shares outstanding		16,094,756

INFORMATION ON THE COMPANY

SGOCO Technology, Ltd. is a corporation organized under the laws of the Cayman Islands on July 18, 2007.  The Company was originally named Hambrecht Asia Acquisition Corp.  Hambrecht Asia Acquisition Corporation was formed as a blank check special purpose acquisition company in the Cayman Islands on July 18, 2007.  On March 11, 2010, the Company’s shareholders approved a various transactions in connection with the Acquisition, including a change in the Company’s name to SGOCO Technology, Ltd. which was effective on March 16, 2010.

History and Development of the Company

Hambrecht Asia Acquisition Corporation

In March 2008, Hambrecht Asia Acquisition Corporation completed its initial public offering for an aggregate offering of 4,239,300 units.  Each unit consisted of one ordinary share and one redeemable ordinary share purchase warrant, resulting in a total of 4,239,300 shares and 4,239,300 warrants which are publicly held.  The units were sold at an offering price of $8.00 per unit.  In addition, 1,550,000 warrants to purchase ordinary shares were issued to the Company’s sponsors immediately prior to the IPO at an offering price of $1.00 per warrant.  Net proceeds of $33,527,396 from the IPO and the private placement were placed in the Trust Account.  Before its acquisition of all of the outstanding capital stock of Honesty Group, the prices of the ordinary shares, warrants to purchase ordinary shares and units (each unit consisting of one ordinary share and a warrant to purchase one ordinary share) were quoted on the Over-the-Counter Bulletin Board.  Other than its initial public offering and the pursuit of a business combination, Hambrecht Asia Acquisition Corporation did not engage in any business.

Pursuant to its Amended and Restated Articles of Incorporation, the Company was required to enter into a “Business Combination” transaction to acquire control of a business with its primary operation in the PRC with a fair market value of at least 80% of the Trust Fund (excluding certain deferred underwriting commissions) prior to March 12, 2010, or dissolve and liquidate.  The approval of the Business Combination transaction required the approval of a majority of the outstanding shares and was conditioned, among other matters, on not more than 30% of the outstanding shares being properly tendered for redemption under the Articles of Incorporation.  Each ordinary shares issued in the IPO was entitled to be redeemed if it was voted against the acquisition transaction at a price equal to the amount in the Trust Fund divided by the number of shares issued in the IPO outstanding at the time, estimated to be approximately $7.98 as of February 17, 2010.  The Company entered into various forward purchase agreements with various hedge funds and other institutions for the Company to repurchase a total of 2,147,493 of its shares for an aggregate purchase price of $17,285,811 immediately after the closing of the Business Combination.

On March 12, 2010, the Company acquired all of the outstanding capital stock of Honesty Group Holdings Limited.  In addition, at the meeting to approve the acquisition, the holders of the Company’s outstanding warrants approved an amendment to the warrant agreement under which the warrants were issued to increase the exercise price per share of the warrants from $5.00 to $8.00 and to extend by one year the exercise period, and to provide for the redemption of the publicly-held warrants, at the option of the holder, for $0.50 per share upon the closing of the acquisition. After payment of various fees and expenses, the redemption prices of shares and warrants and the forward purchase contracts, the balance of approximately $5.4 million in the Trust Fund was released to the Company upon consummation of its acquisition of Honesty Group.  After the closing of the acquisition and the settlement of related transactions, the Company had outstanding 16,094,756 ordinary shares, of which 859,668 shares were initially issued in its IPO, and warrants to purchase 1,816,027 shares at a price of $8.00 per share, of which 1,566,027 were initially issued in its IPO.

Honesty Group and its Subsidiaries

Honesty Group, a limited liability company registered in Hong Kong, was incorporated on September 13, 2005.  Honesty Group owns 100% of the equity interests of three subsidiaries: Guanke, Guanwei, and Guancheng.  Guanke, Guanwei, and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the PRC.  All three companies qualify as wholly foreign-owned enterprises under PRC law and have business operating licenses.  Guanke was formed on January 16, 2006, with a registered capital of $11,880,000.  Guanwei and Guancheng were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $2,259,970, respectively, had been invested by Honesty Group as of December 31, 2009.  According to an agreement reached with the SAIC, the remaining registered capital of $8,750,000 and $5,540,030 must be fulfilled by end of 2010.  The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer its obligation to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments. If it fails to reach such an agreement for deferral, the shareholders of the subsidiaries would have an obligation to fund these two subsidiaries or to apply for a reduction in the remaining registered capital, which may not be granted.  If the shareholders fail to contribute their registered capital, they may be penalized with fines of 5-15% over the amount of unpaid capital, and, in certain cases, the subsidiaries business licenses may be revoked, which may result in the inability of the subsidiaries to conduct business in China.  If Honesty Group is required to fund the remaining registered capital in full, SGOCO or Honesty Group will need to raise external financing, for which they have no commitments. Guancheng began operations in the second fiscal quarter of 2010. Guanwei has no operations as of June 30,2010.  These subsidiaries do, however, hold certain land use rights for SGOCO Technology Park in Fujian Province, China.

Guanke, the operating subsidiary of Honesty Group, was founded in 2005 by Burnette Or and Guoxiong Ding, initially to develop and manufacture as an OEM (original equipment manufacturer) and ODM (original development manufacturer) for domestic and international brands for LCD TV and PC monitors. In cooperation with these customers, Guanke qualified themselves as a high quality manufacturer with developments of efficient manufacturing processes and high quality control standards. Guanke’s management soon identified the market demand in 2 nd , 3 rd and 4 th tier cities for high quality, valued products under a locally recognized brand. This provided an opportunity for Guanke to build its brands portfolios and sell products under its own brands, directly to end consumers through wholesale and retail distribution channels controlled by the company.

Guanke’s management believes that the LCD products, in general, have very short shelf-lives. This is because new technologies and features are constantly introduced into the marketplace by international brands. However, these new technologies and features are typically marketed first to Tier 1 cities, where brand recognition is the key driver to sales. China classifies its cities based upon population size, income and GDP. While Tier 1 cities include metropolitan cities like Beijing, Shanghai, Guangzhou and Shenzhen, which are currently major points of demand, Guanke believes the market opportunities and sales growth potentials in these Tier 2, Tier 3, and Tier 4 cities are significant. In particular, the 3 rd and 4th tier cities and their adjoining rural areas, which are largely ignored by the international brands due to the high overhead cost, are target opportunities. According to a research by Displaybank, there are over 260 Tier 2 cities, and over 2,000 Tier 3 and Tier 4 cities in China. Although Tier 1 cities currently record market share of 64% in LCD TV sales, the demand is decreasing over time. In contrast, Tier 3 and Tier 4 cities recorded increases in LCD demand from 3% in 2006 to 9% in 2008, and the growth is expected to continue for the coming years. Guanke’s goal is to offer its branded products with similar features at affordable pricing points and establish a dominant market position to selected Tier 2, Tier 3 and Tier 4 cities before competitor brands reach these markets.

The principal objective of Guanke’s management is for Guanke to be a leading developer and manufacturer of LCD products and to create a network of SGOCO Clubs in Tier 2, Tier 3 and Tier 4 cities and their adjoining rural areas in China to distribute its products. The strategy is to capitalize on Guanke’s operating strengths, which include a product development program; in-house manufacturing capability; value priced, feature rich products marketed under brands SGOCO controls; an attractive compensation plan for SGOCO Club members; a scalable business model; and an experienced management team. With this vision in mind, from 2007 to 2008, Guanke focused on building world-class manufacturing facilities and enhancing design engineering expertise to foster stronger product development and lower production costs for the ready expandable production capacity. Guanke’s vertically integrated business model enables the company to capture advantages from the entire value chain and to manufacture with flexibility and cost efficiency for quicker response to market demand changes.

Guanke differentiates itself by providing branded value products, where “value” equates to higher quality at affordable price points reasonably less than foreign labels, and “brand” equates to products with reputations for consistent and reliable qualities. Therefore, even as new features are introduced by competitors rapidly, Guanke is still poised to build up market share by fulfilling demand of value preferred customers with consistent high quality.

In 2009, Guanke initiated an effort to convert select specialty retailers and large end customers into Direct Store Delivery (DSD) partners via a strategy referred to as “SGOCO Clubs.” A network of SGOCO Clubs allow Guanke to (a) rapidly build a brand presence in multiple markets; and (b) allow operators of SGOCO Clubs to offer differentiated branded products at reasonable prices where they can enjoy higher gross margins. Through its national chain of independent retail outlets licensed under the name “SGOCO Club”, Honesty Group is able to reach the end consumer and provide consumer satisfaction. As of March 31, 2010, Honesty Group has approximately 206 retail stores with network covering the following 11 municipalities and provinces in China: Hohhot (provincial capital of Inner Mongolia), Hangzhou, Jinan, Xuzhou, Nanchang, Zhengzhou, Changsha, Hefei, Harbin, Haikou, and Guangzhou, with retailing floor space ranging from 10 square meters to 30 square meters.

While Guanke’s primary focus is to manufacture in support of its own brands, when manufacturing capacity allows, it will temporarily use spare capacity for OEM/ODM customers. For example, in 2007, approximately 50% of its revenue was derived from OEM customers such as Haier, G-tech, Benteq, Cruise, Hyundai MultiCAV and Brimax. In 2008 and 2009, OEM revenue decreased to less than 10% of total revenue because the production focus had switched to Guanke’s own brands. In 2009, Guanke moved all of the production to the newly built facility in SGOCO Technology Park. Due to this expansion in production capacity, Guanke expects its OEM/ODM revenue to increase in 2010.
The Acquisition Transaction

On March 11, 2010, the shareholders of the SPAC approved the proposed acquisition of all of the outstanding shares of Honesty Group.  The shareholders also approved a change in the name of the Company to SGOCO Technology, Ltd.  The vote of shareholders was as follows:

	Proposed Acquisition		Change of Name

For	3,128,489	59.04%	3,252,889	61.38%
Against	1,263,189	23.84%	1,020,689	19.26%
Abstained	404,795	7.64%	522,895	9.87%
Did Not Vote	502,653	9.48%	502,653	9.49%
Shares Outstanding	5,299,126	100.00%	5,299,126	100.00%

Pursuant to the terms of the Company’s Amended and Restated Memorandum of Association, public shareholders who voted against the transaction were entitled to elect to have their shares redeemed at $7.98 per share. Following the transaction, holders of 1,232,139 shares elected to have their shares redeemed for $7.98 per share.

In addition, on March 11, 2010, holders of the Company’s outstanding warrants to purchase ordinary shares approved the amendment to the warrant agreement under which the warrants were issued to (a) increase the exercise price per share of the warrants from $5.00 to $8.00, (b) extend by one year to March 7, 2014 the exercise period, and (c) provide for the redemption of the publicly-held warrants, at the option of the holder, for $0.50 per warrant upon the closing of the Acquisition.  The vote of the warrantholders was as follows:

	Proposed Amendment

For	4,450,050	76.87%
Against	335,800	5.80%
Abstained	186,900	3.23%
Did Not Vote	816,550	14.10%
Warrants Outstanding	5,789,300	100.00%

Following the transaction, holders of 2,673,273 of the 4,239,300 publicly-held warrants elected to have their warrants redeemed at $0.50 each.  Holders of the remaining 1,566,027 publicly-held warrants elected to retain their warrants, as amended, with the new exercise price of $8.00 per share and March 7, 2014 expiration date.

On March 12, 2010, the Company completed the acquisition of Honesty Group’s outstanding capital stock, pursuant to the terms of the Share Exchange Agreement, dated as of February 12, 2010, as amended on March 11, 2010 (together, the “Share Exchange Agreement”).  The Acquisition resulted in the issuance of: (i) 8,500,000 of the ordinary shares of the Company to former shareholders of Honesty Group, and (ii) 5,800,000 of the ordinary shares of the Company to the former shareholders of Honesty Group, to be held in escrow and released if certain income milestones are met by the combined company.  The former shareholders of Honesty Group are Sun Zone Investments Limited, a company organized under the laws of the British Virgin Islands, and Mr. Sze Kit Ting, a resident of Hong Kong.

In connection with the transactions, the Company entered into agreements to purchase 2,147,493 ordinary shares from the holders thereof in a series of transactions for an aggregate price of $17,285,811.  Also, as described in the Share Exchange Agreement, the original shareholders of the Company who acquired ordinary shares prior to the Company’s initial public offering, the Honesty Shareholders, and the Company entered into a Sponsor Agreement, dated as of February 12, 2010, which was amended by Amendment No. 1 to Sponsor Agreement, dated March 11, 2010, pursuant to which the Sponsors agreed to forfeit 124,738 of their Sponsor Shares and 1,300,000 of their warrants to acquire ordinary shares.  The remaining 250,000 Sponsor Warrants were transferred without consideration by the sponsors to Pope Investments II, LLC.  Concurrently, Mr. Burnette Or granted Pope Investments II, LLC a put option, guaranteed by Messrs. Robert Eu (former Chairman of the Board of Hambrecht Asia and current director) and John Wang (former Chief Executive Officer of Hambrecht Asia) to purchase 250,000 ordinary shares at $8.00 exercisable for a three month period commencing February 15, 2011.  In connection with the foregoing, Pope Investments agreed to purchase 250,000 shares of the Company, and on March 9-10, 2010, Pope Investments purchased 250,000 shares at an aggregate purchase price of $1,996,590. There is no relationship between Pope Investments and the Company or its affiliates.

In addition, 766,823 Sponsor Shares were placed in escrow pending satisfaction of certain conditions described in Amendment No. 1 to the Share Exchange Agreement.  Those conditions include the Company reaching certain milestones for “Income from Existing Operations” as defined in the Share Exchange Agreement, as well as: (i) Messrs. Robert Eu and John Wang providing 30 hours per month in services to the Company in connection with investor relations, listing on the Nasdaq Global Stock Market or Nasdaq Global Select Stock Market, introducing investors and advisors; (ii) listing of the Company on such stock markets if the Company acts in good faith to obtain such a listing once the listing criteria are met; and (iii) providing the opportunity for the Company to raise an additional $15 million in equity subject to meeting certain prescribed pricing criteria.

In connection with the issuance of the 5,800,000 escrowed shares and the 766,823 escrowed sponsors shares, the Company, the Sponsors, and the Honesty Shareholders entered into an escrow agreement (“Escrow Agreement”) with Grand Pacific Investment Limited as escrow agent, pursuant to which the escrow agent will hold the Escrow Shares and the escrowed Sponsor Shares pending satisfaction of certain conditions within the applicable time periods.  If the conditions are not met, some or all of the Escrow Shares and/or the escrowed Sponsor Shares, will be delivered to the Company and canceled and returned to the status of authorized and unissued ordinary shares.

As a condition to the completion of the transactions under the Share Exchange Agreement, the Company entered into a Registration Rights Agreement, dated March 12, 2010, with the Honesty Shareholders pursuant to which the Company agreed to register for resale on request shares issued to the Honesty Shareholders.  The Registration Rights Agreement is filed as Exhibit 10.4 to the Company’s Current Report on Form 6-K filed with the SEC on March 16, 2010.

Effective upon completion of certain filings in the Cayman Islands on March 16, 2010, the Company changed its name from Hambrecht Asia Acquisition Corp. to SGOCO Technology, Ltd. As part of implementing the name change, the Company applied to the Financial Industry Regulatory Authority (FINRA) to change the trading symbols for the Company’s Ordinary Shares and Warrants to purchase Ordinary Shares to reflect the Company’s new name. Effective on May 25, 2010, the Company’s symbols changed from HMAQF.OB to SGTLF for the Ordinary Shares and from HMAWF.OB to SGTWF for the Warrants. The Trust Fund was released to the Company upon consummation of its acquisition of Honesty Group. Although the Share Exchange Agreement required that at least $6.5 million remain in the Trust Fund at the closing of the business combination, the Honesty Group shareholders waived this condition, and approximately $5.4 million from the Trust Fund remained with SGOCO after shareholders and public warrantholders redeemed their securities.

Industry Overview

China’s Economy

Large, Fast Growing Chinese Economy.  China is the world’s most populous country, with a population of 1.3 billion as of the end of 2008 according to the Census Bureau of China. China’s gross domestic product, or GDP, grew from $1.8 trillion in 2003 to $4.3 trillion in 2008, representing a compound annual growth rate, or CAGR, of 19.0%. Despite the recessionary environment in the global economy, the Chinese economy’s pace of expansion reached double-digits (10.7% year-in-year) in the last quarter of 2009.

Demographics Fueling Consumption Growth.  The Chinese central government has a policy of aggressively subsidizing both consumption of domestic manufactured electronics and infrastructure building in smaller cities. The most recent plan is targeting rural area consumers through its rural subsidy scheme, which went into effect nationwide in February 2009. The Chinese government program encourages consumer spending on technology in rural areas by offering a 13% subsidy of the purchase price of designated home appliances (up to a capped price), which subsidy is split 80% / 20% between the central and local government. The PRC Ministry of Finance announced in March 2009 that the 2009 budget from the central government for this subsidy plan was RMB 20 billion, which would help increase household appliance sales by more than RMB 100 billion. According to a rural home appliance consumer survey published by Sunning Appliance, one of the largest home appliance retail stores in China, TV is still the most popular home appliance in rural China with 43.6% of surveyed households intending to make a purchase.

Urbanization Trend.  China has witnessed a growing trend toward urbanization in the past decade. According to the China Statistical Yearbook, the urban population represented approximately 45% of the overall population in China as of December 31, 2008 compared to approximately 20% in the early 1980s. Furthermore, according to an article by Xinhau News Agency, the official press agency of China, the urban population will represent approximately 50% of China’s total population by the end of 2020.

Increasing Consumption.  China has recently overtaken Germany to become the world’s third largest economy behind the U.S. and Japan but is ranked the fifth in terms of consumer spending. Private consumption in China currently accounts for 36% of total GDP, the lowest percentage of any major economy of the world. Consumption is expected to grow over 8% annually over the next 15 years and is expected to become the world’s third-largest consumer market by 2020 according to an estimate by McKinsey Global Institution. According to a January 2010 report released by Credit Suisse, China’s consumer market is expected to rise from US$1.72 trillion in 2009 to US$15.94 trillion in 2020, and the share of global consumption to rise from 5.2% in 2009 to 23.1% in 2020, overtaking the US as the largest consumer market in the world. The Credit Suisse survey also observed a rising interest in LCD televisions.

Global LCD Industry

In 2008, the global LCD industry was negatively impacted by the global economic crisis. In 2009, unit shipments of LCD monitors were up by 3.8%, and global LCD monitor shipments rose to 176.5 million units in 2009, up from 170.1 million in 2008.  Global LCD TV shipments reached 146 million units in 2009, and flat panel TV technologies like LCD enjoyed better growth in 2009 on a unit basis than during 2008, rising 37% vs. 34%, respectively.  The global TV market is expected to reach 228 million units in 2010, up from the previous forecast of 218 million units, due to the rapid transition to flat panel technologies in emerging markets, the robust level of growth even in mature markets and the positive influence of new technology introductions such as 3D and LED, according to DisplaySearch.  According to DisplaySearch, LCD TVs are now projected to exceed 180 million units in 2010, a 24% increase over 2009, such growth to be helped by the introduction of new technologies like 3D, as well as the expansion of newer features like LED backlights and internet connectivity.  DisplaySearch also noted that price erosion was the major factor contributing to the excellent growth in 2009, with LCD TV average prices falling 24% from 2008, much more than any preceding year.

The global PC market grew 22.4% in the second quarter of 2010, according to IDC. The factors leading to the growth include an aging commercial installed base, a proliferation of low-cost media-centric PCs, and low PC penetration through much of the world, which will remain to be key drivers going forward.

China’s LCD Industry

The domestic Chinese PC market already ranks second globally.  DisplaySearch forecasts the Europe, the Middle East and Africa region, which is currently the top LCD monitor market, will continue to dominate in the years to come, but by 2011 China is expected to pass the United States as the second largest market and hold over 21% of the market.  China's share in the LCD monitor market is expected to grow from 18.4% in 2008 to 21.1% in 2011 and 22.1% in 2012.

SGOCO believes the demand for PCs and LCD monitors is accelerating due to increasing popularity of the Internet. As of June 2010, the population of China's Internet users climbed to 420 million, 36 million more than the end of 2009. The penetration rate of Internet users rose to 31.8%, as compared to more than 70% in mature markets. It was 28.9% at the end of 2009.

Government Subsidy for Consumer Electronics in Rural Area

The Chinese central government has a policy of aggressively subsidizing both consumption of domestic manufactured electronics and infrastructure building in Tier 2 and Tier 3 cities. The most recent plan is targeting rural area consumers through its rural subsidy scheme, which went into effect nationwide in February 2009. The Chinese government program encourages consumer spending on technology in rural areas by offering a 13% subsidy of the purchase price of designated home appliances (up to a capped price), which subsidy is split 80% / 20% between the central and local government. The PRC Ministry of Finance announced in March 2009 that the 2009 budget from the central government for this subsidy plan was RMB 20 billion, which would help increase household appliance sales by more than RMB 100 billion. According to a rural home appliance consumer survey published by Sunning Appliance, one of the largest home appliance retail stores in China, TV is still the most popular home appliance in rural China with 43.6% of surveyed households intending to make a purchase.

SGOCO Products

SGOCO offers a wide range of LCD products with designs and feature sets primarily targeting retail and commercial customers in the China market. Its current product line includes: LCD monitors with a full range of screen sizes up to 32 inches; LCD TVs with screen sizes up to 60 inches; and LCD Monitor-DVD combination products in sizes ranging from mini 9” portable to 32” full-size multi media monitors. Additionally, SGOCO also provides custom manufacturing for application-specific LCD monitors, such as rotating screens (self-adjusting on a horizontal-vertical axis), CCTV monitors for security systems, billboard monitors for advertising and public notice systems and touch screens for non-keyed entries, ideal for retail applications.

SGOCO currently sells products from two primary branded product lines: SGOCO, which includes high-quality, feature rich LCD products, and Edge 10, a unique line of products currently aimed at the educational marketplace in the U.K. In 2009, sales of SGOCO product lines represented 90% of total sales.

Through its research and development group, SGOCO engineers are developing new all-in-one (or “AIO”) e-reader notebook and mobile internet device (or “MID”) product lines and provide LCD systems solutions for industry clients such as medical centers, educational institutions, government complexes, public emergency response systems, and corporate offices. These are customized hardware and software solutions for turnkey delivery to industry clients.

SGOCO’s products (including custom systems) are subject to statutory warranty obligations. Generally, these requirements obligate SGOCO to a one-year repair or replace obligation. Products returned within seven days of the invoice date must be refunded, repaired or replaced at the customer’s option. Products returned after the first week but within the 15-days following the invoice date must be repaired. If the product cannot be repaired after two attempts during the one-year warranty period, the manufacturer must offer the customer a replacement or refund. SGOCO does not provide additional contractual warranties for any of its products.

Properties and Manufacturing Facility

SGOCO’s principal manufacturing operations and headquarters are located at the recently constructed SGOCO Technology Park, Jinjiang City, Fujian Province, China. SGOCO Technology Park has a total area of over 242,811 square meters (approximately 60 acres), strategically located in Jinjiang’s new city center, 10 km away from the Jinjiang airport. SGOCO entered into a SGOCO Technology Park Investment Agreement with the Municipal Government of Jinjiang City on March 31, 2006, as amended on July 7, 2006. Pursuant to this investment agreement, the government was responsible for providing infrastructure such as water, power, and roads available for construction and development. SGOCO is committed to investing not less than US$50 million in development of the Technology Park. As of June 30, 2010, the Company has already invested in excess of $33.6 million in the SGOCO Technology Park.  The investment includes $8.4 million of costs to acquire the land and $25.2 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.6 million. There is no compulsory schedule or deadline by which SGOCO must complete its investment commitment.

To date, the property consists of three parcels, occupying 204,113 square meters in total. The industrial land use rights of such property were purchased by Guanke, Guancheng, and Guanwei, respectively. Pursuant to PRC laws, the land use rights are renewable upon expiration at a renegotiated reasonable compensation. Guanke, Guanwei, and Guancheng intend to apply before the Municipal Government of Jinjiang City to renew the land use right one year prior to the expiration date. The Municipal Government of Jinjiang City is expected to agree to renew the land use rights unless there are legitimate public interest considerations that weigh against renewal at that time. Unlike the land use rights, Guanke, Guancheng, and Guanwei own the facilities constructed on the land and can dispose of them at their sole discretion. If Guanke, Guancheng, and Guanwei decide not to renew their land use rights, or their application is denied by the Municipal Government of Jinjiang City, they are entitled to a claim to the fair monetary value of the facilities from the Municipal Government of Jinjiang City.

Guanke purchased a 50-year land use right of a 65,331 square meter parcel of land for RMB12,631,748.00 on June 30, 2007. Guanke fully paid in the consideration for this land use right on July 11, 2008. A land use right certificate for this land was issued by the Municipal Government of Jinjiang City on October 14, 2008.

Guancheng purchased a 50-year land use right for a 68,002 square meter parcel of land for RMB13,148,187.00 on June 30, 2007. Guancheng paid the purchase price for this land use right in full on April 20, 2009. A Land Use Right Certificate for this land was issued by the Municipal Government of Jinjiang City on April 24, 2009.

Guanwei purchased a 50-year land use right for a 70,780 square meter parcel of land for RMB13,685,313.00 on June 30, 2007. Guancheng paid the purchase price for this land use right in full on February 5, 2009. Guanwei’s Land Use Right Certificate was issued by the Municipal Government of Jinjiang City on February 16, 2009.

Guanwei purchased a 50-year land use right for a 28,688 square meter parcel of land for RMB5,546,825.00 on June 30, 2007. Guancheng paid the purchase price for this land use right in full on November 12, 2009. Guanwei’s Land Use Right Certificate was issued by the Municipal Government of Jinjiang City on January 20, 2009.

The land use rights have been mortgaged to various lenders as security for various loans.

In addition to the above land use rights obtained from the Municipal Government of Jinjiang City, Guanke also reached agreements regarding the development plan and land reservation matters with the government for its future expansion. Guanke has entered into an agreement for reserving the land use right of a up to a 210,793.30 square meter parcel of land immediately on the west side of SGOCO Technology Park on May 24, 2006. The term and conditions of the future purchase of this reserve land are subject to the then-current negotiation between Jinjiang Land Reservation Center and Guanke. The land plan for construction on this parcel of land was approved by the Planning, Construction, and Real Estate Management Bureau of Jinjiang City on May 19, 2006.  Guanke is not required to purchase the land use right.  If it did reach agreement on price with the JinJiang Land Reservation Center and purchased the right, that right would not be subject to the current agreement granting Mr. Or a purchase option on the land described below.

As of June 30, 2010, the Company has already invested in excess of $33.6 million in the SGOCO Technology Park.  The investment includes $8.4 million of costs to acquire the land and $25.2 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.6 million. The Company will continue to construct, maintain and operate additional facilities to meet its increasing production capacity.   In addition, SGOCO plans to include developing the parcels with supply chain partners (such as LCD upstream suppliers of glass, backlights, polarizers, and lamps), at its own cost or share such costs with those partners, in order to provide just on time delivery of components to SGOCO’s manufacturing facilities, reducing the Company’s inventory and overhead costs. Once suppliers co-locate at SGOCO Technology Park, the Company expects to achieve significant synergies with reduced transportation costs and time and additional contract manufacturing capabilities to provide increased economies of scale. In the meantime, as owner, the Company may also collect rents for leasing such facilities to its partners. The Company is in the process of negotiating long term lease agreements with those partners. A total of 19 buildings are planned.

In May 2009, Guanke  moved its existing production lines to the new factory at SGOCO Technology Park. SGOCO Technology Park currently contains one manufacturing building and two dormitories occupying 19,948 square meters of land. The current manufacturing building has 4 production lines with maximum capacity for 8 production lines. The current manufacturing building has two monitor production lines with maximum annual capacity of 3 million units, two television production lines with maximum annual capacity of 2 million units, and one SMT production line with maximum annual capacity of 22 million print points. Upon full utilization of the current manufacturing building, SGOCO expects to be able to double its current production capacity. The Company is currently in negotiation with some of its key supply vendors to relocate and become tenants of SGOCO Technology Park. The Company could then benefit from the just-in-time delivery of supplies, lower inventory requirements, and faster product time-to-market with reduced logistics and transaction costs.

SGOCO Technology Park is subject to an option to Mr. Burnette Or to purchase the land-use rights and the facilities at any time prior to March 18, 2011, subject to entering into a long-term fair market value lease to Guanke for the entire facility. The purchase price for the option will be the sum of all our costs and expenses to acquire the land use rights plus all costs and expenses relating to the building of structures on the land.  As of June 30, 2010 the costs to acquire the land were $8.4 million and the total expenses related to buildings and improvements were $15.8 million, which includes a government subsidy of $5.9 million. The terms of such lease will be negotiated at the time, if any, that the option is exercised, which terms will address the party responsible for the continued development of the land and facilities.  The option may be extended by one year at the request of Mr. Or. See “SGOCO Technology Park Option Agreement” under the heading “The Share Exchange Agreement” above.  The option does not include the land use right for the 210,793.30 square meter parcel of land immediately on the west side of SGOCO Technology Park that Guanke has an agreement to acquire.

As an incentive to the development of SGOCO Technology Park, the Fujian provincial government built up a 110kW transformer substation on site at a cost of US$5 million. Guanke, Guancheng, Guanwei and tenants located in SGOCO Technology Park have priority to obtain stable power supply for their manufacturing.

Research and Development

As a result of its internal product development and in-house manufacturing capabilities, SGOCO has developed a focused and compact line of high-quality LCD-based electronic products. SGOCO focuses its research and development in appearance design, utilities, and major components such as mother boards and high voltage switchboards. In order to have a more cost efficient R&D process, SGOCO currently outsources certain non-core R&D projects, such as plate driver and circuit board research, to local R&D design houses.  SGOCO will then purchase those parts developed by outsourced design houses upon qualifying the products to met SGOCO standards.

In order to strengthen product development capabilities. SGOCO expects to further invest industrial production lines for LED lighting equipment, digital audio/video recording devices, and advanced digital camcorders. All digital components and devices are utilizing rooted technologies that help progress into the production era of digitalized products.

Manufacturing

The new manufacturing facility at SGOCO Technology Park has been designed to meet world class standards and certified to meet ISO 9001-2000 standards. Its environmental management meets ISO 14001-2004 standards. Workflow, parts, inventory and costs are managed through an ERP system. Other than the LCD panels and flat panel glass, the major components such as electronic boards, main boards, monitor casings, LED backlights on certain LCD products, high voltage switchboards, power cords, and transformers are manufactured and assembled by SGOCO.

SGOCO procures LCD panels from reputable third parties supplier (independent distributors of LCD panels manufacturer) located in Fujian Province. The contract value ordered by SGOCO from its top ten LCD panels supplier ranged from US$ 133,377 to US$1,165,527 during 2008 and 2009.   Since the beginning of 2010,  to date, the change of raw materials prices has been within 3% above or below normal market prices.  SGOCO has been able to procure sufficient flat panel glass for its LCD related products manufacture at the normal market price as usual.

SGOCO’s Printed Circuit Board Assembly (“PCBA”) factory has a Surface Mounting Technology (“SMT”) production line, which produces main board, display card, key-press board, set-top boxes, as well as cameras, cell phone boards, and other components. The SMT production system is equipped with high-speed SMT production lines, lead-free wave soldering, plug-in, repair welding, assembly lines, and other facilities. The SMT production line has a capacity of 22 million print points per year. SGOCO produces plastic and metal frames in its molding factory, where injection, stamping, plastic painting, and printing are processed. To make its products more cost efficient, SGOCO purchases some cables (signal cables, power cables, and audio and video cables) from local suppliers.

Management believes that SGOCO’s ability to manufacture its own products is a significant competitive advantage for the following reasons:

•	SGOCO has better control the quality of finished products;

•	SGOCO has better management of the underlying costs associated with manufacturing our products;

•	SGOCO has better control over production schedules to increase the likelihood of maintaining an uninterrupted supply of products for our customers; and

•	SGOCO is able to manufacture most development phase prototypes in-house to expedite product commercialization period.

Marketing and Distribution

While SGOCO initially utilized a network of distributors, since 2009 it has been building a “Direct Store Delivery” (DSD) model, which the Company calls SGOCO Clubs, as it enters new markets. Under SGOCO Club model the Company seeks to convert existing small specialty retailers (mom-and-pop stores) into exclusive retailers of SGOCO-owned brands. The conversion entails the re-decoration of the retail space or a portion within existing stores based upon SGOCO’s specification. SGOCO would provide direct store distribution to the retail stores and a selective line of products (of different screen size and features) under one or multiple brands owned by SGOCO. Through regular interaction with SGOCO Club operators, management is able to better understand the needs of end-consumers in the market place and is able to respond quicker to market demands. SGOCO then endeavors to quickly design and add new features to its future product offerings. SGOCO Club model is designed to (a) take advantage of existing sales networks that specialty retailers already have; (b) reduce intermediary cost in order to offer higher gross margins (at MSRP) to SGOCO Club operators; (c) ensure value and competitively priced products to-end consumers in the Tier 2 and Tier 3 cities in China; and (d) obtain end-consumer feedback on product features to ensure that SGOCO’s products meet the needs of this rapidly developing marketplace. Unlike currently competitors with multi-layer distributors who do not have control over pricing, SGOCO products are sold at fixed MSRP price, which appears to be more competitive over well-known international brands. As of March 31, 2010, SGOCO has over 206 retail stores covering 11 provinces and municipalities in China. SGOCO plans to reach approximately 600 and 1,000 SGOCO Club locations in 2010 and 2011, respectively.

SGOCO Clubs are currently classified into 3 different types:

•	Type A stores are exclusive flagship stores to promote branding, with larger retail space and location requirement of within the first to second floor of electronic malls.

•	Type B stores are non-exclusive dealerships for shops within first to third floor of technology malls with minimum 10 square meter retail space and no competitive products.

•	Type C stores are non-exclusive dealerships for shops within first to third floor of technology malls with minimum 5 square meter retail space and no competitive products.

As of July 21, 2010, SGOCO has signed contracts for 364 stores, including 4 Type A stores, 76 Type B stores and 284 Type C stores.

The Company sets sales targets for each type of the SGOCO Club members. If the target is reached, the Company reimburses its SGOCO Club members in future periods for marketing materials and/or storefront improvements, with such reimbursement based on the amount of products such SGOCO Club member purchases from the Company. Such reimbursement takes place once only and is standardized among the three types of SGOCO club stores. The minimum term for the Company’s agreements with SGOCO Club members is one year.

Management believes that it will be able to expand quickly with SGOCO Club model. SGOCO Club model helps business owners with initial setup costs as SGOCO reimburses a portion of store set-up costs upon SGOCO Club operators meeting sales quotas. This ties personal success to that of a national brand portfolio to provide incentives for the business owners to promote brand in local regions. SGOCO Club also provides mutually beneficial economics to SGOCO and to operators by offering direct purchases from the manufacturer to eliminate national and regional distributor margins, more flexible order terms, just-in-time deliveries and performance based incentives. SGOCO provides not only multiple branded product lines, but also sales, marketing and management assistance to help local operators succeed.

DSD partners are encouraged to build and manage their own business to sell products carrying SGOCO brands. DSD members benefit by purchasing products at wholesale prices from SGOCO, as manufacturer, and selling them at retail prices. Management believes a network of DSD partners is an effective way to distribute products especially in Tier 2 and Tier 3 cities because the DSD partners engage in localized person-to-person product education and after sales servicing, which is not readily available through traditional distribution channels. This personal touch may enhance end users’ awareness of the benefits and value of SGOCO products. Additionally, management believes that a DSD approach appeals to a cross-section of potential partners, such as entrepreneurial operators of specialty retailers (mom-and-pop retail stores) who may want a differentiated branded retail presence, or internet café operators who may already use a large number of LCD products in their business, and who may be seeking to supplement their income by selling products. Management considers SGOCO’s high-quality products, compact product lines, and higher potential gross margins (at MSRP) to be attractive components of SGOCO Club marketing system.

This direct sales model helps create brand identity and trust relationship that can be leveraged in the future to sell other consumer electronics with the ability to provide better sales and service supports in an efficient and timely manner. It also provides valuable and timely intelligence on shifting consumer tastes and demands and allows the company to have a faster response to the market. Retail presence also becomes a marketing vehicle to increase awareness of the brand in China’s emerging consumer market.

Competition

The LCD industry has evolved through rapid innovation and evolved over the last decade to enable the commercialization of LCD products. Because of increasingly affordable prices, the industry is at an inflection point at which the growth of consumer applications can take-off exponentially, especially in this emerging China market.

SGOCO is competing in this increasingly dynamic and demanding market along with international players and approximately 120 Chinese LCD products companies. Among those companies, many of them are panel makers, equipment vendors, application developers, and product distributors. Companies who directly compete with SGOCO should be system integrators that have their own distribution channel and focus on providing quality branded products. Most Chinese companies such as the largest LCD display manufacturer TPV technology are more focused on producing high volume OEM products, which have lower margin, higher fixed cost and are more vulnerable to fluctuations in key material cost changes.

The Company’s current major competitors include:

•
KTC Computer Tech is a LCD monitor and LCD TV manufacturer. It is primarily a contract manufacturer for OEMs. It is starting to sell products in the domestic market but without a distinct brand strategy.

•
HKC Electronics manufactures PC components and accessories for low-end OEMs serving emerging markets worldwide. The Company believes HKC Electronics sells ralatively low-end LCD monitors domestically but has no stand-out products of high quality.

•	Huipu Science manufactures plasma display panels primarily under contract to Samsung for international markets. Domestic product is limited by size due to current manufacturing limitations and cost.

All of these companies have limited productions for their brand name.

Recently, large LCD panel makers from Japan and South Korea have announced plans to build manufacturing plants in China. Sharp Corporation announced a preliminary agreement with China Electronics Nanjing for an eighth generation fabrication plant, and LG Display signed a preliminary agreement with the Guangzhou government to build an LCD manufacturing plant. Samsung Electronics Co, the largest LCD maker by revenue has indicated an interest in building a manufacturing plant in China. Although previously prohibited by government regulation from technology investments in China, Taiwanese companies have recently reported possible easing of restrictions on bans on setting up manufacturing plants in China. AU Optronics Corporation, the world’s third-largest flat panel maker by revenue after Samsung and LG Display Co, announced that it would apply to set up a flat panel plant in China to be nearer to its assembly plants in China’s Suzhou, Xiamen, Shanghai and Sichuan Provinces as soon as the Taiwan government allowed such investments.

Regulatory

Chinese government subsidies

Guanke has been granted subsidies by the Municipal Government of Jinjiang City due to its operation in the high and new technology business sector. For the years ended December 31, 2008 and 2009, Guanke received grants of approximately $1,975,000 (RMB 13,700,000) and $3,372,000 (RMB 23,000,000), respectively. The Grant was based on a research and development agreement between the Science & Technology Bureau of Jinjiang City and Guanke. Pursuant to the agreement, Guanke must use the Grant to research and develop certain technologies applicable to LCD products. To date, the governmental agency has reviewed and accepted those technologies, and confirmed Guanke’s due performance of the agreement and proper use of the Grant. The work-out technologies will be deemed as state-owned assets; however, Guanke has the right to use and operate them.

Fujian Province, in which Guanke is located, has been supportive of LCD related industries by granting public financial grants to companies, universities, and academies. From 1991 to 2008, the Fujian provincial government approved twelve such grants to the LCD monitor related industry, and eight of those grants have gone to companies.

Guanke obtains benefits from the PRC government’s efforts to promote its relationship with Taiwan. On May 14, 2009, the PRC State Council promulgated several opinions to support Fujian Province’s endeavors to boost its economy as the region at the west side of the Taiwan Strait (Guo Fa [2009] No. 24). Those opinions have given the Fujian Province more authority and funding to support its development. On October 10, 2009, the Ministry of Industry and Information Technology implemented the opinions and recognized LCD related consumer electronics as one of Fujian’s pillar industries, and also delegated Fujian Province’s government more authority to develop such industries.

Environmental

Guanke obtained approval from Jinjiang Environmental Protection Bureau on the environmental impact evaluations for its current facilities in SGOCO Technology Park on September 25, 2009.  The approvals concluded that (i) Guanke’s project is in accordance with the national industrial policies; and (ii) by proper operation, management, and supervision, the construction and normal operation of the project will not incur material negative impact on environment.

Guancheng and Guanwei engaged Xiamen New Green Environment Development Co., Ltd. to conduct construction project environmental impact evaluations on May 3, 2007, and May 5, 2007, respectively. The evaluation reports were approved by Jinjiang Environment Protection Bureau on June 20, 2007. The approval concluded that the construction and operations in SGOCO Technology Park were acceptable from an environmental protection perspective.

Intellectual Property

The Company does not own any patents of invention. Mr. Or Wenpu (no relation to Burnett or Tin Man Or), SGOCO’s vice president of business affairs, has five appearance design patent applications and four utilities patent applications before the State Intellectual Property Office. To date, all of the foregoing applications are pending. Or Wenpu has orally committed to transfer such patents to SGOCO once the applications are approved.

The Company owns the trademarks “SGOCO” and “Guanke.” Pursuant to a license from BORO (Fujian) Electronic Co., Ltd., a PRC company and a sister company to the Company owned by Sun Zone Investment Ltd., Guanke has non-exclusive rights to use the following trade marks from February 1, 2008, to January 31, 2017: (i) “EDGE10;” (ii) a mark comprised of two Chinese characters which together mean “warrior;” (iii) a figurative mark which is a shield with a British Union Jack in the middle; and (iv) a figurative mark which is a circle with a number “10” in the middle. The Company does not pay any royalties to the owner. These trade mark licenses are in the process of being filed with the Trade Mark Office of State Administration of Industry and Commerce.

The Company requires SGOCO Club store owners to comply with the standard version image. There are no legal disputes currently pending or threatened against the Company for any claimed intellectual property infringement.

In 2009, SGOCO entered into a non-binding term sheet to license the Buick brand for sales of LCD products in China from General Motors Corporation. General Motors, selling vehicles under the Buick, Chevrolet, Opel and Cadillac names, is the best-selling foreign automaker in China. The Buick brand is especially strong in China with a long history since the 1930s. General Motors and its local partners sold a record 1,826,424 vehicles in China in 2009, pushing the automaker’s market share in the country to 13.4 percent. Since 1999, a Chinese version of the Buick Century/Regal has been produced and sold in China by Shanghai GM and has proven to be popular among upscale, professional families, establishing Buick as one of the most popular vehicle brands in China with 447,011 vehicles sold in 2009.

The Company has tentatively agreed on a non-binding term sheet for an exclusive license with the General Motors Corporation to use the brand name “Buick” for use on LCD related consumer electronic products in China.  The term sheet contemplates that SGOCO would pay royalties based on the net sales of certain products sold under the brand with annual minimum royalties.  The negotiations over the license have been substantially delayed due to General Motors bankruptcy and reorganization, and its current intentions to raise capital in the equity markets.  The exact terms of the license remain subject to negotiation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ material from those anticipated in these forward-looking statement as a result of various factors, including those discussed elsewhere in this prospectus, particularly under the heading “Risk Factors”.

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Foreign Exchange Risk” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US$ at various pertinent dates and for pertinent periods.

Overview

SGOCO, a Cayman Islands company, designs, manufactures and distributes LCD-related products including LCD monitors, LCD TVs, LED back-light modules and application-specific LCD systems. SGOCO’s focus is on providing high-quality, branded LCD products at affordable prices to consumers in China’s emerging middle class.
SGOCO’s strategy is to manufacture high quality, lower cost, branded products and sell them through wholesale and retail channels focused on 2 nd , 3 rd , 4 th tier cities and their adjoining rural areas. SGOCO’s management believes these smaller, less sophisticated, more price-sensitive markets are under-served by the large global consumer electronics brands. Its mission is to establish a dominant position in LCD electronics products within these markets based upon its cost-efficient, rapid response to changing demand, our intimate knowledge of the Chinese middle-class consumer’s price/performance requirements, and localized distribution channels that most effectively serve this consumer.

SGOCO’s business model is marketing-driven with multiple channels and multiple brands. It has three principal elements: (1) a proprietary Direct Store Delivery distribution channel in the form of a national network of independent retail outlets operating under the “SGOCO Club” name; (2) an actively-managed portfolio of brands, comprised of both in-house trademarks like “SGOCO” as well as trademarks expected to be licensed like “Buick”, that have strong local appeal; and (3) a world-class manufacturing, design engineering, and product development capability to support its distribution channel and brand portfolio. By integrating these three elements, SGOCO is able to leverage opportunities across the entire value chain and create a competitive advantage for itself. Most of SGOCO’s competitors who are also focused on emerging domestic markets are relatively unsophisticated and typically have one or two of these elements in their business model, based upon whether their core competency is distribution/logistics, sales and marketing, or manufacturing/engineering. Management of SGOCO believes that integration of these three elements requires a level of managerial capability that few of the companies in our market segment have and that our vertically integrated business model can be effectively used to address the requirements of early-stage consumers in other emerging markets outside China, thus creating a pathway for SGOCO’s future international expansion. Compared to 2008 and 2007, export sales decreased in 2009. The Company believes this was a result of the global financial crisis.  As international markets recover, the Company expects export orders to increase. While the Company has focused its marketing and sales efforts on the Chinese market; the Company is open to opportunistic export orders.

Guanke, Guanwei, and Guancheng (“the Subsidiaries”) maintain their books and records in Renminbi (“RMB”), the lawful currency of China. In general, for consolidation purposes, we translate the Subsidiaries’ assets and liabilities into US$ using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the Subsidiaries’ financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the consolidated financial statements or otherwise stated in this MD&A were as follows:

The balance sheet amounts with the exception of equity were translated 6.82 RMB to $1.00 at March 31, 2010 and December 31, 2009. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the three months ended March 31, 2010 and 2009 were 6.82 RMB and 6.83 RMB to $1.00, respectively.

The balance sheet amounts with the exception of equity were translated 6.82 RMB, 6.82 RMB and 7.29 RMB to $1.00 at December 31, 2009, 2008 and 2007, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2009, 2008 and 2007 were 6.82 RMB, 6.94 RMB and 7.59 RMB to $1.00, respectively.

Critical Accounting Estimates

The Company’s plan of operation is based in part upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the periods covered. A summary of accounting policies that have been applied to the historical financial statements can be found in the notes to the consolidated financial statements.

The Company’s management evaluates its estimates on an on-going basis. The most significant estimates relate to collectability of receivables and the fair value of financial instruments. The Company bases its estimates on its historical and industry experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

The following is a brief discussion of these critical accounting policies and methods, and the judgments and estimates used by the Company in their application:

Accounts receivable and other receivables

Management reviews the composition of receivables and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.  As the Company continues to expand its business, the Company may loosen credit terms with customers with long term relationships.  The Company also performs credit checks on new customers to ensure new customers have strong financial conditions.  Further, as a part of the allowance assessment, management reviews payment history.  The aforementioned procedures all rely on historical performance; however, historical results are not indicative of future collection performance, which may expose the Company to adjustments that could have material impact.

Fair value of financial instruments

We generally do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks. However, certain financial instruments, such as warrants, which are indexed to our common stock, are classified as liabilities.  Determining the fair value on derivative financial instruments involves judgment and the use of certain relevant assumptions including, but not limited to, interest rate risk, credit risk, and equivalent volatility.  The use of different assumptions could have a material effect on the estimated fair value amounts.

Analysis of Operations Results

Comparison of Three Months Ended March 31, 2010 and 2009

Revenue

Revenue for the first quarter ended March 31, 2010 was US$19.5 million, up 786.4 % from US$2.2 million in the first quarter of 2009.  The significant increase in sales was due to the expansion of production capacity after the Company relocated to a new manufacturing facility in mid-year of 2009.  In addition, the Company increased its market share in LCD monitors through expansion of “SGOCO Club” retail network. The increase was also due to significantly lower sales during the quarter ended March 31, 2009, which the Company believes was caused by the global financial crisis during such period.

The percentage of branded sales, OEM manufacturing sales and other sales of electronic components for the three months ended March 31, 2010 and 2009 are as follows:

	For three months	For three months
	ended	ended
	March 31,	March 31,
	2010	2009

Branded sales	71.7%	52.5%
OEM manufacturing	12.2%	46.2%
Others	16.1%	1.3%

The number of SGOCO Club retailers increased substantially in recent periods.  The Company has utilized its many distributor relationships to assist it in locating suitable candidates to become SGOCO Club members, which has allowed the Company to rapidly increase the number of SGOCO Club members in recent periods.  When the Company enters into new arrangements with SGOCO Club members, its primary initial costs are supplying a showcase with SGOCO’s logo for the retailers to use in their stores.  The cost of such showcases are not material.  The Company does not incur any other material upfront costs when it adds a SGOCO Club member.  The Company does reimburse its SGOCO Club members in future periods for marketing materials and/or storefront improvements, with such reimbursement based on the amount of products such SGOCO Club member purchases from the Company. Such reimbursement takes place once only and is standardized among the three types of SGOCO club stores.

The identity of SGOCO’s large customers has generally changed from period to period, such that only one of the customers that represented greater than 10% of SGOCO’s revenue during the three month period ended March 31, 2010, represented greater than 10% of SGOCO’s revenue during the year ended December 31, 2009.  SGOCO’s largest customers have changed from previous periods primarily as a result of its limited operating history and rapid growth, coupled with a broadening customer base.  In addition, SGOCO sells its products to the customers with which it has been able to negotiate the most favorable terms, as a result, the customer base can change from period to period.

During the quarter ended March 31, 2010, 13.9% of the Company’s revenues were generated from sales to BORO and Mosview.  For the years ended December 31, 2009, 2008 and 2007, BORO and Mosview represented 9.1%, 22.2% and 18.4% of the Company’s revenues, respectively. In addition, the Company purchased panels from Mosview.  Sun Zone Investments Limited is the parent company of Mosview and BORO.

As the Company continues to grow, it expects to expand its customer base, which may lessen its reliance on related party revenue in the future.  The Company believes that the panel purchases it made from Mosview were at fair market value, and as such, it believes that it will be able to purchases panels from third parties at similar prices. Therefore, the Company does not believe the loss of Mosview as a supplier of panels would adversely affect its business.

In June 2010, SGOCO entered into a three-year brand usage agreement with TCL Business System Technology (Huizhou) Co. Ltd., a Chinese television manufacturer and distributor, pursuant to which SGOCO will manufacture TCL branded LCD monitors from July 1, 2010 to June 30, 2013.  There are no minimum purchase requirements in the agreement, and, as such, the future impact of the agreement is unknown.

Gross Margins

As a percentage of total sales, the overall gross margin was 16.1% for the three months ended March 31, 2010, compared to 31.3% for the three months ended March 31, 2009.  The decrease was due to certain projects that the Company undertook in the first quarter of 2009 which generated smaller revenues but larger gross margins.  The Company sells products from two primary branded product lines: SGOCO, which includes high-quality, feature rich LCD products, and Edge 10, a unique line of products currently aimed at the educational marketplace in the U.K.  Since products sold in the U.K. are within a unique line of product, the Company has more negotiation power, which impacts gross margin.  For the three month period ended March 31, 2009, sales to the U.K. comprised 41% of total sales, as compared to the three month period ended March 31, 2010, in which sales to the U.K. comprised 3.4% of total sales.  The increased proportion of sales to the U.K. during the three month period ended March 31, 2009, which sales had a higher gross margin, accounts for the increased gross margin during the period as compared to the three month period ended March 31, 2010. The Company believes its export sales declined as a result of the global financial crisis. As international markets recover, the Company expects export orders to increase.

General and Administrative Expenses

General and administrative expenses amounted to approximately US$1.32 million for the three months ended March 31, 2010, an increase of approximately US$1.17 million, or 780.0% compared to approximately US$0.15 million in the three months ended March 31, 2009. The increase was due to costs related to the Acquisition, which attributed to approximately US$1 million of the increase.

Income taxes

The amount of income tax was US$0.29 million for the three months ended March 31, 2010 compared with US$3,500 in income taxes during the three months ended March 31, 2009.  The change was due to the increased revenues in the first quarter of 2010.

Net Income

Net income for the first quarter of 2010 was US$0.6 million, up 100.0% from US$0.3 million recorded for the same period last year.  Fully Diluted EPS was US$0.06, up by 100.0% year-over-year.  The impact to the net income is primarily due to increase in the general and administrative expenses related to the acquisition as noted above.

Seasonality

The Company’s operating results are influenced by seasonal factors, including the timing of local holidays, such as the Chinese New Year during the first quarter of the year, and other events affecting consumer demand.  These factors may cause the Company’s sales and operating results to fluctuate on a quarterly basis.  Although it is difficult to make broad generalizations with respect to seasonality, the Company’s sales tend to be lower in the first quarter of each fiscal year compared to sales in the second, third and fourth quarters.  Due to seasonal factors, interim results may not be indicative of annual results.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

Revenue

Sales increased by $24.08 million, or 55.0%, to $67.87 million in the year ended December 31, 2009, from $43.79 million in the year ended December 31, 2008. The significant increase in sales was primarily due to increased market share in LCD monitors through additional SGOCO Club retail locations.

The percentage of branded sales, OEM manufacturing sales and other sales of electronic components for the years ended December 31, 2009 and 2008 are as follows:

	For the year ended	For the year ended
	December 31,	December 31,
	2009	2008

Branded sales	79.2%	69.6%
OEM manufacturing	10.4%	22.6%
Others	10.4%	7.8%

The identity of SGOCO’s large customers has generally changed from period to period.  During the first quarter of 2010, 43% of SGOCO’s revenues were generated from three customers that were not material customers during 2009.  Further, SGOCO lost two material customers that comprised 43% of its revenues during fiscal 2009. SGOCO’s largest customers have changed from previous periods primarily as a result of its limited operating history and rapid growth, coupled with a broadening customer base.  In addition, SGOCO sells its products to the customers with which it has been able to negotiate the most favorable terms, as a result, the customer base can change from period to period.

Cost of goods sold

Cost of goods sold increased by $20.05 million, or 53.2%, to $57.76 million in the year ended December 31, 2009 from $37.71 million in the year ended December 31, 2008. The cost of LCD sales is primarily composed of the cost of direct raw materials, direct labor and other overhead expenses. The increase in cost of goods sold was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products.

Honesty Group’s main production materials are LCD panels, main boards, plastic parts, speakers, packing materials, metal parts and cables.

Gross margin

As a percentage of total sales, the overall gross margin was 14.9% for the year ended December 31, 2009, compared to 13.9% for the same period the previous year. The one percentage point increase in gross margin was primarily due to more efficient cost control and greater pricing power in the distribution channel.

Selling expenses

In the year ended December 31, 2009, selling expenses were approximately $0.12 million, a decrease of $0.09 million, or 44.6%, from $0.21 million the year before. The decrease was due to reduced export business expenses such as customs fees, docking fees and other export related expenses offset by increased sales and distribution expenses in expanding the network of SGOCO Club retail locations.

General and administrative expenses

General and administrative expenses amounted to approximately $0.89 million for the year ended December 31, 2009, an increase of approximately $0.33 million, or 58.2% compared to approximately $0.56 million the previous year. The increase also reflected the increase in employee benefits to $0.25 million in fiscal 2009 from $0.20 million in fiscal 2008, a net increase of 25.0%.

Interest e xpense

Net interest expense was approximately US$0.83 million, an increase of US$0.77 million, from US$0.06 million the year before. The increase was due to the increase in debt necessary to support sales growth and investment in new production capacity.

Income before income taxes

As a result of the foregoing factors, income before tax increased by $2.97 million, or 56.9%, to $8.19 million in the year ended December 31, 2009, compared with $5.22 million for fiscal 2008.

Income taxes

Income tax was $1.03 million in fiscal 2009 compared with none for fiscal 2008 due to an income tax holiday.  Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.

Net income

Net income increased $1.93 million, or 37.2%, to $7.16 million in fiscal year 2009 from $5.22 million in fiscal year 2008, as a result of the various factors described above. The net income margins were 10.6% and 11.9% for the fiscal years ended December 31, 2009 and 2008, respectively. The lower margin in 2009 was attributable to income taxes from which the Company was exempt in 2008; without the income tax effect, the comparable margin (pre-tax income) in 2009 was 12.1%.

Analysis of Financial Condition

Comparison as of March 31, 2010 and December 31, 2009

The advances to suppliers increased to $28,726,525 as of March 31, 2010 from $11,950,074 as of December 31, 2009. The significant first quarter increase in advances to suppliers was due to increased production capacity. The Company is in the process of building additional production lines and anticipates starting production on the new lines by the third quarter of 2010. In addition to capacity, the Company has increased its production output in order to ensure it has sufficient inventory for any increased future sales.

The Company expects future advances to suppliers to stabilize once the new capacity is available. Advances are made based on future projections and will fluctuate throughout the year. The Company evaluates new suppliers prior to conducting business. The Company has not experienced a situation where suppliers were not able to fulfill their obligations or where the Company was unable to recover the advances from the suppliers.

As of March 31, 2010, the Company had US$5.6 million in unrestricted cash and US$13.0 million in working capital.  As of December 31, 2009, the Company has US$5.8 million in unrestricted cash and US$7.8 million in working capital.  The current ratios were 1.22 as of March 31, 2010 and 1.17 as of December 31, 2009.

	March 31,		December 31,
	2010		2009
Cash including restricted cash	US$	14.4 million	US$	11.4 million
Working Capital	13.0 million		7.8 million
Current Ratio (Current assets/Current liabilities)		1.22		1.17

Comparison of Fiscal Years Ended December 31, 2009 and 2008

Compared to 2008, Honesty Group experienced a slight weakening in capitalization and liquidity measures in 2009 due to its rapid sales growth, newly developing retail distribution channels, and capital investment program. These business factors led Honesty Group to extend our receivables payment terms, make significant cash investments in long-term productive assets, and take on more debt.

	FY 2009	FY 2008
Cash (including restricted cash)	$11.4 million	$0.5 million
Current Ratio (Current assets/Current liabilities)	1.16	1.70
Operating Leverage (Fixed assets/Total assets)	0.30	0.21
Debt	$38.6 million	$8.7 million
Net Debt (Debt less cash)	$27.2 million	$8.2 million
Debt Leverage (Debt/Equity)	1.21	0.40
Equity Gearing (Equity/Total assets)	0.40	0.54

The Company’s plan is to increase liquidity and equity capitalization during 2010 through continued profitability and through an increase in capital, by issuing capital stock, an acquisition or other transaction.

Product Development

In 2009, Gunake initiated several product development initiatives aimed at meeting evolving market demand and at strengthening its position as a value-priced producer of branded LCD products:

(a)           Manufacturing plan for cost-efficient migration to larger screen sizes for LCD monitors and TVs up to a maximum of 52 inches. Management expects SGOCO’s market’s “sweet-spot” to move for monitors from 19” to 22” in 2009, to 22” to 29” in 2010, and for televisions from 22” to 26” in 2009, to 28” to 32” in 2010.

(b)           Design engineering and testing on several new products for future introduction based on market demand: All-In-One PC (PC integrated into LCD monitor); Internet TV (LCD TV with web browsing capability); Mobile Internet Devices such as Netbooks; Multi-Touch Screen Monitors; E-Readers; 3D LCD TVs; LED-backlit monitors; Large-scale, muti-screen Display Systems for advertising, public announcement, and other institutional uses.

(c)           Prototyping its own LED backlight module to replace conventional CFL backlights in a new family of thin LCD monitors. SGOCO also began work on developing a module design suitable for mass production on its existing tools.

Guanke has historically outsourced a significant portion of its product development to third-party design houses working on a project basis. This has allowed it to control engineering expenses while it increased revenues to a larger base. In 2010 and going forward, management anticipates bringing more of these critical engineering functions in-house. The scale of its future product development allows greater cost-efficiency in-house and also requires more control over its intellectual property.

The amount of research and development spending in recent periods are as follow:

For three months ended March 31, 2010	For three months ended March 31, 2009	For the year ended December 31, 2009	For the year ended December 31, 2008
$11,073	$5,640	$31,606	$29,244

Liquidity and Capital Resources

In 2009, Guanke’s aggressive sales and distribution expansion activities, coupled with its investment in a new manufacturing facility within SGOCO Technology Park, resulted in a significant increase in expenses. It met this requirement through a combination of additional capital contributions, bank financing, and government subsidies.

The 55% increase in revenues in 2009 was accompanied by a material slowing of accounts receivable turnover to 5.1x (i.e., 71 days average collection period or “ACP”) from 10.4x (i.e., 35 days ACP) in 2008. This was the result of modifying the previous years’ policy of requiring payment from customers at the time Guanke ships them products. In 2009, as a means of encouraging more sales, Guanke began allowing certain customers to defer payment until its products are delivered to them. However, Guanke maintained control over credit quality of its customers and, consequently, it was able to significantly increase sales without experiencing any losses on its accounts receivables.

Honesty Group’s 2009 inventory turnover rate improved significantly to 9.6x (i.e., 38 days on hand or “DOH”) from 6.4x (i.e., 57 DOH) in 2008. This was the result of better coordination between our sales and manufacturing departments and a revamping of its logistics system. The overall cash conversion cycle in 2009 was 109 days (ACP plus DOH). While this represents a reasonable cycle time, Guanke plans to manage its accounts receivable and inventory within a tighter, 90 to 100 days conversion cycle, in the future. Accounts payable turnover in 2009 was relatively stable at about 20.7x (i.e., 18 days average payment period) compared to the previous year. The relative speed with which SGOCO pays our vendors is largely a function of our desire to maintain continued, timely access to quality supplies of LCD panels, the critical component in all our products. To further ensure LCD panel supply, SGOCO secures allocations of future production by paying advances to key LCD panel suppliers, directly as well as through related entities that serve as our purchasing agents.

Honesty Group’s working capital requirement in 2009 was approximately $6.6 million, broken out as follows:

Increase in accounts receivable (including with related parties)	$11.2 million
Advances to suppliers (including through related parties)	5.7 million
Less: Increase in accounts payable	(1.4) million
Less: Increase in customer deposits (including through related parties)	(0.7) million
Less: Increase in taxes payable	(3.9) million
Less: Decrease in inventory	(4.3) million
Net working capital requirement in 2009	$6.6 million

Also in 2009, Guanke undertook a significant scale-up of its manufacturing capacity in order to support rapid future growth. This required heavy investment in equipment, building, and the acquisition of land use rights for SGOCO Technology Park. The cash required by this investment program in 2009 was approximately $19.5 million broken out as follows:

Equipment purchases	$5.5 million
Building construction	$8.0 million
Land rights acquisition	$6.0 million
Total investment requirement in 2009	$19.5 million

Honesty Group had sufficient capital resources, both internal and external, to cover its working capital and investment requirements. In addition to operating profits, it relied upon (a) additional equity contributions from shareholders, (b) a subsidy from the Jinjiang City Government to support technology development and manufacturing; and (c) various short-term lines of credit and trade finance facilities from several commercial banks.

Internal Capital
Net Income	$7.2 million
Depreciation and amortization	0.6 million
External Capital
Equity Contribution	3.1 million
Government Subsidy	3.4 million
Bank Financing (net of Repayments and Cash Collateral Requirements, and including bank financing through Related Parties)	$15.9 million
Total Capital Resources	$30.2 million
Less: Working Capital & Investment Requirement	$(26.1) million
Increase in Company Cash	$4.1 million

At the end of 2009, Honesty Group had $1.5 million remaining under its $7.4 million multi-year technology and manufacturing grant from Jinjiang City. Because of our record of growth, profitability, and technology-based manufacturing, management believes that the Jinjiang City government and its banking group may continue to support us with needed capital resources in the future, although there is no assurance that we will receive such support.

Our principal source of liquidity has been cash generated by our operations, borrowings and the net proceeds received from the business combination we completed in March 2010. In the past, the Company has received interest-free working capital loans from related parties, and has provided such loans to related parties. As of March 31, 2010, we held $5.6 million in unrestricted cash and had working capital of $13.0 million. Our unrestricted cash consists of cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC and Hong Kong.

Our principal uses of cash have been to fund working capital requirements and to scale-up our manufacturing capacity through investments in equipment, construction and land use rights. Our principal sources of cash have been from the credit facilities discussed in more detail in the section titled “Debt” below. As described below, we have in the past been able to renew our credit facilities. We renewed one credit facility with Bank of Communications and the other credit facility with Industrial and Commercial Bank of China in August and September 2010, respectively. We have been making these types of credit arrangements since our inception and expect to be able to renew these facilities in the future. Based on our current expectations, we believe the amounts available to us from our credit facilities will be sufficient to fund our operations during the next twelve months. The foregoing assumes that we are able to renew these facilities when they expire, that our accounts receivables are converted to cash on a timely basis and that we do not encounter any unforeseen costs or expenses. The expiration dates of our facilities are discussed in more detail in the section titled “Debt” below, and range from January 2011 to August 2011. Although, we have in the past been able to renew these facilities and repay the loans and borrow again from the same banks, there is no assurance that we will be able to renew these facilities in the future.  If we are unable to renew these facilities in the future, we will need to raise financing from alternative sources for which we have no commitments during the next twelve months. During this period, we also expect to continue to invest funds in the development of the Technology Park and the expansion of the SGOCO Club model. In order to make these investments, we will require additional external financing. Although we have committed to investing not less than $50 million in development of the Technology Park, there is no compulsory schedule or deadline by which SGOCO must complete its investment commitment. As of June 30, 2010, the Company has already invested in excess of $33.6 million in the SGOCO Technology Park. The investment includes $8.4 million of costs to acquire the land and $25.2 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.6 million. In addition to the investments we expect to make in the development of the Technology Park during the next 12 months, if the Company is able to maintain its current rate of growth for 3 to 5 years, it anticipates needing to construct additional production facilities or partnering with other manufacturers interested in locating in the SGOCO Technology Park. The amount and timing of any future investments in the SGOCO Technology Park will be based on the future growth of the Company’s operations.  Based on the Company’s current growth rate, it expects to invest between $3.0-5.0 million during the next 12 months in the SGOCO Technology Park. This amount may be increased if the Company’s operations expand more rapidly than expected, or it may be decreased if the Company’s operations do not increase at its current rate or if the Company is unable to fund such additional investments.  The Company may require external financing to fund these additional investments, and the failure to obtain such financing may limit the Company’s ability to make the foregoing investments. The Company believes that the investments it has previously made in the Technology Park and the investments it intends to make in the Technology Park in the future will enable it to reach agreement with the SAIC to further defer Honesty Group’s obligation to pay the remaining registered capital for Guanwei and Guancheng for at least an additional 12 months.

In order to raise additional financing, we may sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and ability to pay dividends to shareholders, among other restrictions. If we cannot obtain additional equity or debt financing as required, we will, among other items, be required to tighten credit terms, hold less inventory, reduce advances to suppliers and slow investment in plant and machinery, which would result in slower growth in revenues and profits.

In addition, if we are required to fund the remaining registered capital commitments for our Chinese subsidiaries during 2010, as discussed in more detail in the section titled “Registered Capital Commitments” below, we will require additional cash for which we currently have no commitments. The Company intends to use the funds from any registered capital to continue the development of the SGOCO Technology Park.

Debt

We fund much of our operations from short term notes drawn upon lines of credit, as well as short term bank loans, with various PRC banks.  As of March 31, 2010, our notes and letters of credit totaled approximately $23.5 million and our short term bank loans totaled $17.5 million.

When purchasing raw materials, we often issue a short term note payable to the vendor funded with draws on the lines of credit. These short term notes are guaranteed by the bank for its complete face value through a letter of credit and usually mature within three to six months of issuance. The banks either charge interest or require us to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.  As of March 31, 2010, $8.9 million of restricted cash was collateral for the $23.5 million in notes payable.  The notes payable are also secured by a pledge of our operating equipment.

Our bank loans represent amounts due to various banks and are normally due within one year and can be renewed with the banks.  Approximately $16.0 million of the bank loans are secured with our land use rights, and $10.9 million of the bank loans are guaranteed by members of our Board of Directors.

We have four written credit facilities pursuant to which we issued a portion of the notes payable and bank loans discussed above. We had a facility with the Bank of Communications in the amount of RMB 95 million (or $13.9 million based on the exchange rate as of March 31, 2010), which expired on August 17, 2010 and was renewed until August 6, 2011. We have two facilities with the Agricultural Bank of China in the total amount of RMB 76 million (or $11.0 million based on the exchange rate as of March 31, 2010), a facility for RMB 18 million (or $2.5 million based on the exchange rate as of March 31, 2010), which expires January 26, 2011, and a facility for RMB 58 million (or $8.5 million based on the exchange rate as of March 31, 2010), which expires March 3, 2011. The renewal term of these facilities is one year and do not contain any requirement for the maintenance of financial covenants, although we are required to maintain certain amounts of restricted cash against these credit facilities. On August 27, 2010, we received a written confirmation of our credit facility, effective as of September 20, 2009, with the Industrial and Commercial Bank of China in the amount of RMB 48 million, which expired on September 20, 2010 and was renewed for a one-year period. Previous to this written facility, our letters of credit with Industrial and Commercial Bank of China were non-written. The written facility consolidated into one agreement these non-written letters of credit, as well as our written short-term loan agreements with Industrial and Commercial Bank of China. Notwithstanding the stated maximum amount under our facility with Industrial and Commercial Bank of China, the bank has in the past permitted us to borrow up to RMB 60 million under this facility, although there is no assurance that we will be able to borrow such excess amounts in the future. As of March 31, 2010, we had approximately RMB 31.5 million (or $4.6 million based on the exchange rate as of March 31, 2010) available to us with Agricultural Bank of China, and no availability under our facility with Bank of Communications or with Industrial and Commercial Bank of China, provided that as discussed above Industrial and Commercial Bank of China has permitted us to borrow in excess of the RMB 48 million amount set forth in our credit facility.

The remainder of our short-term borrowings are with Industrial Bank Co., Ltd., and consist of short-term loans, each of which is represented by a written note agreement. All of our borrowings mature at various dates within one year. The renewal term of the facilities is generally one year and generally do not contain any requirement for the maintenance of financial covenants. In the past, we have been able to pay off the loans on the due dates and borrow again from the same banks. We have been making these types of loan arrangements since our inception. These types of financing arrangements are very similar to revolving lines of credit in the United States and are common practice in China. Amounts outstanding under these short term notes, lines of credit and bank loans are presented in our financial statements as short term loans.

Intercompany Loans and Capital Contributions

We may make loans or additional capital contributions to our PRC subsidiaries to finance their operations.  Any loans or capital contributions to our PRC operating subsidiaries are subject to restrictions or approvals under PRC laws, rules and regulations. For example, loans by us to our operating subsidiaries in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with the local SAFE branch.  We may also decide to finance our PRC operating subsidiaries by making additional capital contributions to such entities. The PRC Ministry of Commerce or its local counterparts must approve these capital contributions. Although we have been able to obtain these government approvals in the past, we cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to any such loans or capital contributions.  If we fail to receive such approvals, our ability to use the proceeds of any equity or debt offerings to capitalize our PRC operations may be negatively affected, which could adversely affect our ability to fund and expand our business.

Registered Capital Commitments

Two of Honesty Group’s subsidiaries, Guanwei and Guancheng, have registered capital of $11,880,000 and $7,800,000.  As of March 31, 2010, $3,130,000 and $2,259,970 had been invested by Honesty Group in the above subsidiaries.  According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce (“SAIC”), the remaining registered capital of $8,750,000 and $5,540,030 must be contributed by the end of 2010.  The SAIC provided Honesty Group with this additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region through its investment in the SGOCO Technology Park.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer its obligation to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments in the Technology Park. If it fails to reach such an agreement for deferral, Honesty Group would have an obligation to fund these two subsidiaries or to apply for a reduction in the remaining registered capital, which may not be granted.  If Honesty Group fails to contribute their registered capital, they may be penalized with fines of 5-15% over the amount of unpaid capital, and, in certain cases, the subsidiaries business licenses may be revoked, which may result in the companies inability to conduct business in China.  If Honesty Group is required to fund the remaining registered capital in full, SGOCO or Honesty Group will need to raise external financing, for which they have no commitments.

Related Party Transactions

In the past, the Company and BORO have provided working capital loans to each other.  The loans were all interest-free demand loans and were not formalized in written documents.  The Company utilized loans from BORO rather than banking institutions because the approval process was faster and the loans were interest free.  The Company provided BORO with such loans in prior periods as BORO was a significant customer of the Company.

During the six month period ended June 30, 2010, the largest loan amount outstanding from BORO for the benefit of the Company was $2.9 million, and the largest loan amount outstanding from the Company for the benefit of BORO was $2.1 million.  During the years ended December 31, 2009, 2008 and 2007, the largest loan amounts outstanding from BORO for the benefit of the Company were $2.3 million, $2.8 million and $38,000, respectively, and the largest loan amounts outstanding from the Company for the benefit of BORO were $2.8 million, $733 and $0, respectively.  As of the date hereof, no amounts remained outstanding from either party.

Based on current expectations, the Company believes the amounts available to it from credit facilities with banking institutions will be sufficient to fund its operations during the next twelve months.  The Company does not believe it will require future working capital loans from related parties, although it may engage in future related party borrowings if it believes such borrowings will be beneficial.  To the extent the Company engages in any future related party loan transactions, it intends to enter into formal written documentation for such transactions.

Off-balance Sheet Arrangements

SGOCO does not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements for other contractually narrow or limited purposes.

Contractual Obligations

The Company entered into a SGOCO Technology Park Investment Agreement with the Municipal Government of Jinjiang City on March 31, 2006, as amended on July 7, 2006. Pursuant to this investment agreement, the government was responsible for providing infrastructure such as water, power, and roads available for construction and development. SGOCO is committed to investing not less than $50 million in development of the Technology Park. As of June 30, 2010, the Company has already invested in excess of $33.6 million in the SGOCO Technology Park.  The investment includes $8.4 million of costs to acquire the land and $25.2 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.6 million. There is no compulsory schedule or deadline by which SGOCO must complete its investment commitment.

Two of Honesty Group’s subsidiaries, Guanwei and Guancheng, were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000.  Under PRC law, the registered capital of a company is regarded as corporate property, and it is the shareholder’s obligation to fulfill its subscribed capital contribution according to the provisions of PRC law and the PRC company’s charter documents.  As of March 31, 2010, $3,130,000 and $2,259,970 had been invested by Honesty Group in the above subsidiaries.  According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce (“SAIC”), the remaining registered capital of $8,750,000 and $5,540,030 must be contributed by the end of 2010.  The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer the obligation the shareholders of the subsidiaries to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments.

Except as discussed above, we do not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

Quantitative and Qualitative Market Risks

Interest Rate Risk

SGOCO is exposed to interest rate risk due primarily to its short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. It monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds. SGOCO has not entered into any hedging transactions in order to reduce exposure to interest rate risk.

Foreign Exchange Risk

The value of the Chinese RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the dollar. Although the People’s Bank of China, China’s central bank, regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the Dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of SGOCO’s earnings and cash assets are denominated in RMB, but its reporting currency is the U.S. Dollar, fluctuations in the exchange rate between the dollar and the RMB will affect its balance sheet and its earnings per share in Dollars. In addition, appreciation or depreciation in the value of the RMB relative to the Dollar would affect our financial results reported in Dollar terms without giving effect to any underlying change in our business or results of operations.
Very limited hedging transactions are available in China to reduce exposure to exchange rate fluctuations. To date, SGOCO has not entered into any hedging transactions in order to reduce its exposure to foreign currency exchange risk. While SGOCO may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure at all. In addition, foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict SGOCO’s ability to convert RMB into foreign currencies.

Inflation

Inflationary factors, such as increases in the cost of raw materials and components and overhead costs, could impair SGOCO’s operating results. Although SGOCO does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of revenue if the selling prices of our products do not increase with these increased costs.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Executive Officers and Directors

The Company’s directors and executive officers  are set forth in the table below followed by a brief biography.

Name	Age	Position
Burnette Or	43	Chief Executive Officer, President and Director
Zhongsheng Lv	48	Treasurer
Xiaoling Xu	28	Corporate Secretary
Robert Lu	47	Chief Executive Officer of Guanke
William Krolicki	42	Vice President of Finance
Tin Man Or	67	Director
Weiwei Shangguan	37	Director
Frank Wu	38	Director
Robert Eu	47	Director

Burnette Or, Chief Executive Officer, President and Director. Mr. Or is a seasoned IT entrepreneur with experience in sales, marketing, business development and investment and finance in China and the U.S. Mr. Or started his career in the manufacturing division of Hewlett Packard where he worked from 1989 to 1997. From 1997 to 2005, Mr. Or served as Chief Representative of China region for Chuntex Electronics Co. (Taiwan), maker of “CTX” brand of LCD monitors and is instrumental in establishing CTX as top market participant in China.  He holds bachelor’s and master’s of science degrees in electrical engineering from Oregon State University in the United States. Mr. Burnette Or is the son of Tin Man Or.

Zhongsheng Lv, Treasurer of SGOCO.  Mr. Lv has acted as Treasurer for Guanke since September 2008. He is experienced in auditing and financial management. Mr. Lv served as Chief Financial Officer for Fujian ZhengYi Sports Utilities Co., Ltd. from 2006 to 2008 and for Quanzhou TongHai Auto Dealing & Services Co., Ltd. from 2003 to 2006.  Prior to that, Mr. Lv was the financial manager at Quanzhou WanGuo Auto Dealing & Services Co., Ltd. and Quazhou FengZeHuiHao Plastic Products Co., Ltd.  Mr. Lv started his career as financial manager and deputy director of Quanzhou Honglong Fire Resistant Materials Factory.  Mr. Lv holds a degree from the Vocational School of China Railway Corporation in financial management.

Xiaoling Xu, corporate secretary of SGOCO.  She joined  the Company in April, 2010.  Ms. Xu is a senior auditor with audit experience under US GAAP.  She served as an auditor in Deloitte Touche Tohmatsu CPA Ltd. Beijing Branch from 2005-2009. She started her career as an auditor in Pan-China CPA firm and worked there from 2004 to 2005.  Ms. Xu obtained bachelor of financial management from Renmin University of China in 2004, and she holds CPA license both from Chinese Institute of Certified Public Accountants and the State of Maine, USA.

Robert Lu, has been the Chief Executive Officer of Guanke since October 19, 2009. Mr. Lu has over 20 years experience in the display industry in China and North America. Prior to joining SGOCO in 2009, Mr. Lu served as vice general manager at TPV technology group (the world’s largest LCD monitor and LCD TV manufacturer) China operations, responsible for AOC products sales, marketing, and OEM business development. Before 2004, Mr. Lu held various top management positions at TPV technology group North America operations in executive staff, product development, customer service, field marketing, OEM, e-commerce business development and corporate marketing. From 1992 to 1994, Mr. Lu worked as the special assistant of VP at TPV China manufacturing facility in charge of product development and quality assurance. Mr. Lu also held management positions at PCTEL, DSI and Janjing Electronic Engineering Research Institute. Mr. Lu earned a bachelor’s degree in Space Physics from National Wuhan University and a masters’ degree in Electrical Engineering from the City University of New York in the United States.

William Krolicki, Vice President of Finance of SGOCO.  Mr. Krolicki joined the Company in August 2010.  From 2002 until August 2010 Mr. Krolicki worked as an independent consultant advising companies on investments in China.  The scope of his work included M&A and foreign direct investment in China.  Mr. Krolicki holds an MBA from the Wharton Business School and is CFA candidate who has passed both the Level I and Level II certification examinations.

Tin Man Or, Director, has over 35 years of experience in manufacturing industry. He was a teacher of Jinjiang Yinling Elementary School from 1963 to 1973. From 1974 to 1980, he served as engineer in a textile company in Hong Kong. After that, he worked as general managers in Hong Kong Dong Sheng Trading Co., Ltd., Hong Kong Di Gao Trading Co., Ltd., and Hong Kong Run Feng Group Co., Ltd. Mr. Or has served as general manager of Honesty Group since 2005. Mr. Tin Man Or owns Sun Zone Investments Limited, which owned 80% of the outstanding stock of Honesty Group prior to the Acquisition. Sun Zone Investments Limited is also the parent company of Mosview Technology Group Ltd., a PRC company that owns BORO (Fujian) Electronic Co., Ltd., a supplier to Guanke.

Weiwei Shangguan, Director. Ms. Shangguan worked with China Ping An Insurance Co., Ltd., Yichuang Branch as claim management manager from 1995 to 2000. She worked as deputy general manager with New China Life Insurance Co., Ltd. Wuhan Branch from 2000 to 2002. After leaving the insurance industry, she served as assistant to chairman of the board of Beijing Kangdi Pharmacy Eo., Ltd. for two years and, from 2004 to 2006, as deputy general manager and vice president of ADI Cheng Zhou Technology Co., Ltd., a leading monitor manufacturer. Ms. Shangguang holds a bachelor’s degree in accounting from Hu Bei University. Ms. Shangguang joined Honesty Group as director in 2006.

Frank Wu, Director. Mr. Wu is currently the director of the sales department for Massachusetts Mutual Life Insurance Co. where he is responsible for Massachusetts Mutual Life Insurance Co.’s sale model design. Prior to his current position, Mr. Wu served as the director of the accounting department for the Beijing Branch of Anbang Insurance Co. from 2005-2007. While with Anbang Insurance Co. Mr. Wu was responsible for managing Anbang’s financial affairs in the Beijing area. Mr. Wu holds a Bachelor of Arts degree in business management from Bei Fang Technology University.

Robert Eu, Director. Mr. Eu has been our Chairman of the Board and a director since our inception. He was our Secretary and Chief Financial Officer until September 4, 2009. Since 1998, Mr. Eu has served as a Managing Director for W.R. Hambrecht + Co., LLC (“WR Hambrecht + Co”) a San Francisco-based investment bank. Mr. Eu founded WR Hambrecht + Co’s investment banking practice in Asia in 2003. Prior to WR Hambrecht + Co, Mr. Eu was a Managing Director of H&Q Asia Pacific from 1992 until 1998, an affiliate of Hambrecht & Quist, where he co-founded its Hong Kong office and China investment practice. In 1996, Mr. Eu led the buy-out and de-listing of Eu Yang Sang (Hong Kong) Limited, a manufacturer and retailer of traditional Chinese medicine, from the Hong Kong stock exchange and the company is now listed on the Singapore Stock Exchange (SGX:EYSI). Mr. Eu has been a director of Eu Yang Sang since 1997 and became non-executive chairman of the Board on January 1, 2010. Mr. Eu has been a director and the Chairman of AEX Enterprises Limited (“AEX Enterprises”) since 2003. AEX Enterprises’ primary operating subsidiary is Boom Securities (H.K.) Limited (“Boom Securities”). Boom Securities is a licensed broker/dealer regulated by the Securities and Futures Commission (SFC) of Hong Kong and headquartered in Hong Kong. Mr. Eu worked for Citibank from 1987 until 1992 in the Private Banking Group in Hong Kong. Mr. Eu is a graduate of Northwestern University with a B.A. in History.

Compensation

 None of Burnette Or or the officers or directors of the Company have received compensation from the Company, Honesty Group or Guanke for their service before April 1, 2010.

 The Company entered into employment agreement with Mr. Burnette Or  effective on April 1, 2010.  Mr. Burnette Or agreed to waive his right to receive any salaries for the year of 2010.  Guanke also entered into employment agreement with Mr. Robert Lu effective on April 1, 2010 pursuant to which Mr. Lu will receive an annual salary in the amount of $100,000.

 The Company’s management expect to propose a stock incentive plan for approval by the shareholders of the Company.  The plan will reserve up to 7% of the Company’s outstanding shares for award to the officers, directors and employees of the Company as incentive compensation.  Awards may take the form of restricted stock grant, stock options, stock appreciation rights or other equity-based awards.

Board Practices

Audit Committee

We intend to apply for listing to the Nasdaq Global Stock Market and to comply with the applicable listing requirements we will establish an Audit Committee consisting of at least three independent directors within the meaning of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

In addition to the other duties that will be set forth in the Audit Committee charter, the Audit Committee will engage the Company’s independent auditors, review and discuss with management the financial statements, meet with the Company’s independent auditors in executive session and take such other actions as may be required under the applicable rules of the SEC and any stock exchange on which the Company’s stock may be listed.

Compensation Committee

We intend to establish a compensation committee that, among other duties set forth in its charter, will be to review and approve compensation paid to the Company’s executive officers and directors and to administer the proposed stock incentive plan described above. Members of the Compensation Committee will serve at the pleasure of our Board.

We also expect the Compensation Committee will be charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

In addition to the guidance that will be provided by the Compensation Committee, the Company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Employees

 The Company has approximately 400 employees as of March 31, 2010.

Share Ownership

 Information about executive officers and directors’ share ownership in the Company is disclosed under the section titled “Major Shareholders and Related Party Transactions” in this prospectus.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The following table sets forth information with respect to the beneficial ownership of the Company’s ordinary shares as of September 1, 2010 by each person who is known by the Company to beneficially own more than 5% of the Company’s ordinary shares, each officer, each director, and all officers and directors as a group. Unless otherwise indicated, we believe all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Approx. Percentage of Outstanding Ordinary Shares
Sun Zone Investments Limited (2)	11,440,000	71.1%
Sze Kit Ting (3)	2,860,000	17.8%
Robert Eu (4)	230,818	1.4%
All directors and executive officers as a group (9 individuals)		72.5%

(1)	Except as otherwise provided below, the address for each of our beneficial owners is SGOCO Technology Park, Luoshan, Jinjiang City, Fujian, China.
(2)
Sun Zone Investments Limited is a British Virgin Islands corporation formed for the purpose of holding his stock in Honesty Group by Mr. Tin Man Or, current director of Honesty Group and father of Burnette Or, the President.  Of the shares listed, 4,640,000 shares owned by Sun Zone are held in escrow pursuant to an Escrow Agreement entered into pursuant to the Share Exchange Agreement and will only be released to the record owners if certain conditions are met.

(3)
Of the shares listed, 1,160,000 shares owned by Mr. Ting are held in escrow pursuant to an Escrow Agreement entered into pursuant to the Share Exchange Agreement and will only be released to the record owners if certain conditions are met.

(4)	Includes ordinary shares held by AEX Enterprises Limited, as applicable

Certain Relationships and Related Transactions

Mr. Tin Man Or owns Sun Zone Investments Limited, a British Virgin Islands corporation, that owned 80% of the outstanding stock of Honesty Group prior to the Acquisition. Sun Zone Investments Limited is also the parent company of Mosview Technology Group Ltd. (“Mosview”) and BORO (Fujian) Electronic Co., Ltd. (“BORO”). Honesty Group has conducted business with Mosview and BORO in the ordinary course of business. Mosview is an electronics trading company.  The Company sells its products to Mosview and purchases panels from Mosview.  BORO is a manufacturing enterprise and a wholesale trader.  The Company sells its products to BORO, and does not purchase materials from BORO.  As of March 31, 2010, the only advances to related parties outstanding were to Mosview for $7,677,918.  In addition to information disclosed in Note 18 in the Notes to Consolidated Financial Statements, the Company had the following related party transactions related to sales and purchases for the years ended December 31:

Sales	For the year ended December 31,	For the year ended December 31,	For the year ended December 31,
Name of related parties	2009	2008	2007

BORO	$3,806,102	$-	$-
Mosview	$2,395,599	$9,704,467	$1,924,836
Revenues - Related Party	$6,201,701	$9,704,467	$1,924,836

Purchases	For the year ended December 31,	For the year ended December 31,	For the year ended December 31,
Name of related parties	2009	2008	2007

BORO	$—	$—	$—
Mosview	$5,585,445	$3,984,623	$924,339

In the past, the Company and BORO have provided working capital loans to each other.  The loans were all interest-free demand loans and were not formalized in written documents.  The Company utilized loans from BORO rather than banking institutions because the approval process was faster and the loans were interest free.  The Company provided BORO with such loans in prior periods as BORO was a significant customer of the Company.

During the six month period ended June 30, 2010, the largest loan amount outstanding from BORO for the benefit of the Company was $2.9 million, and the largest loan amount outstanding from the Company for the benefit of BORO was $2.1 million.  During the years ended December 31, 2009, 2008 and 2007, the largest loan amounts outstanding from BORO for the benefit of the Company were $2.3 million, $2.8 million and $38,000, respectively, and the largest loan amounts outstanding from the Company for the benefit of BORO were $2.8 million, $733 and $0, respectively.  As of the date hereof, no amounts remained outstanding from either party.

Mr. Tin Man Or and Mr. Burnette Or have guaranteed certain indebtedness of Guanke to various banks under lines of credit. In addition, Guanke borrowed $190,411 payable on demand without interest for working capital needs from Mr. Burnette Or as of December 31, 2009, of which $54,714 is outstanding at March 31, 2010.

Mr. Wen Pu Or, Guanke’s Vice President of Business Affairs, has granted Guanke an oral license to use certain patent pending technology and agreed to transfer the patents to Guanke without charge after the patent registration is complete.

Mr. Burnette Or and Mr. Robert Lu have letter agreements with the Company and its Subsidiary with respect to their employment. See information under the heading “Director, Senior Management and Employees – Compensation”.

In January 2010, the Company entered into promissory note agreements with two of its shareholders, Robert Eu and John Wang. Each loan was for a sum of $50,000, had a maturity date of July 1, 2010, which was extended to September 30, 2010, and bears interest at a rate of 5.25% per annum.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Listing Details

The Company’s ordinary shares and warrants are quoted on OTC Bulletin Board under the symbols SGTLF and SGTWF, respectively.  The Company’s ordinary shares, warrants, and units were previously traded on the OTC Bulletin Board under the symbols HMAQF.OB, HMAWF.OB, and HMAUF.OB, respectively.  Each unit consists of one ordinary share and one warrant.  Each warrant entitles the holder to purchase one ordinary share at a price of $8.00 provided that there is an effective registration statement covering the ordinary shares underlying the warrants.  The warrants will expire on March 7, 2014, unless earlier redeemed.  The Company’s ordinary shares and warrants commenced to trade separately from April 9, 2008.

The following table sets forth, for the calendar months, quarters and years indicated, the monthly, quarterly and annual high and low bid information prices for our ordinary shares, warrants and units as reported on the OTC Bulletin Board.  Over the counter market quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Units				Ordinary Shares		Warrants
Annual Highs and Lows	High		Low		High	Low	High	Low
2009		$9.50		$7.00	$7.98	$7.00	$0.65	$0.05
2008		$8.15		$6.50	$7.37	$6.12	$0.85	$0.13
Quarterly Highs and Lows	High		Low		High	Low	High	Low
2010
Second Quarter	$	N/A	$	N/A	$8.00	$6.25	$1.15	$0.59
First Quarter		$9.25		$7.00	$8.00	$6.25	$1.02	$0.34
2009
Fourth Quarter		$9.50		$7. 805	$7.82	$7.56	$0.75	$0.15
Third Quarter		$7.65		$7.52	$7.98	$7.58	$0.16	$0.11
Second Quarter		$7.25		$7.25	$7.65	$7.35	$0.55	$0.05
First Quarter		$7.90		$7.00	$7.49	$7.00	$0.20	$0.05
2008
Fourth Quarter		$7.15		$6.50	$7.00	$6.12	$0.42	$0.13
Third Quarter		$7.90		$7.60	$7.37	$6.85	$0.73	$0.50
Second Quarter		$7.90		$7.60	$7.16	$6.95	$0.85	$0.60
First Quarter		$8.15		$7.85	$-	$-	$-	$-
Monthly Highs and Lows	High		Low		High	Low	High	Low
August 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
July 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
June 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
May 2010	$	N/A	$	N/A	$6.25	$6.25	$1.00	$0.18
April 2010	$	N/A	$	N/A	$7.80	$6.25	$1.15	$0.70
March 2010		$9.25		$7.00	$8.00	$6.25	$1.02	$0.34
February 2010		$9.25		$9.25	$8.00	$7.88	$0.55	$0.35
January 2010		$9.25		$8.00	$7.88	$7.81	$0.50	$0.45
December 2009		$9.50		$9.00	$7.81	$7.73	$0.65	$0.45

Dividend Policy

Information about our dividend policy is described in the risk factor entitled “We do not expect the Company to pay dividends, so our shareholders will only benefit from an investment in our shares if such shares appreciate in value.”

DESCRIPTION OF SHARE CAPITAL

General

Our authorized capital consists of 50,000,000 ordinary shares, $0.001 par value, and 1,000,000 shares of undesignated preferred shares, $0.001 par value.  We had 16,094,756 ordinary shares issued and outstanding as of March 31, 2010 and September 1, 2010. No preferred shares are issued and outstanding. The following description summarizes the material terms of our capital securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the Company Charter, which is filed as an exhibit to the Company’s registration statement, and to the applicable provisions of Cayman Islands Law.

Units

Public Shareholders’ Units

Each unit consists of one ordinary share and one warrant. Each warrant entitles the holder to purchase one ordinary share. The ordinary share and warrant comprising the units began separate trading on April 9, 2008. We announced that the ordinary shares and warrants underlying the units began trading separately in a press release dated April 8, 2008. We also filed a Current Report on Form 8-K announcing separate trading and attaching the press release on April 9, 2008.

Underwriter’s Option to Purchase Units

In connection with the IPO, we issued the representative of our underwriters the option to acquire 280,000 Units, each consisting of on ordinary share and one warrant. The ordinary shares and warrants which would be issued upon exercise of the option for the Units have the same terms and conditions as the public shareholder’s ordinary shares and Public Warrants. The option is exercisable at $10.00 per Unit.

Ordinary Shares

As of September 1, 2010, there were 16,094,756 ordinary shares outstanding. Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to the blank check power granted by our articles of association or required by law, holders of ordinary shares will have exclusive voting rights for the election of our directors and all other matters requiring shareholder action. Holders of ordinary shares are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefore. Upon a dissolution, our shareholders will be entitled to receive, pro rata, all assets remaining available for distribution after payment of all liabilities and provision for the liquidation of any shares of preferred shares at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The payment of dividends, if ever, on the ordinary shares will be subject to the prior payment of dividends on any outstanding preferred shares, of which there is currently none.

Preferred Shares

Our articles of association provide that preferred shares may be issued from time to time. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

After warrantholders’ approval on March 11, 2010, each warrant entitles the registered holder to purchase one ordinary share at a price of $8.00 per share,  from the effective date of the registration statement of which this prospectus forms a part, and will expire at 5:00 p.m. New York City time, on March 7, 2014 or earlier upon redemption.

Once the warrants become exercisable, we may redeem the outstanding warrants, including the warrants underlying the unit purchase option if the unit purchase option has been exercised and the warrants are outstanding:

•	in whole but not in part,
•	at a price of $0.01 per warrant,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

We have established these redemption criteria to provide warrantholders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the ordinary shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, and the related amendment to the Warrant Agreement for a complete description of the terms and conditions of the warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, merger or consolidation. However, the exercise price and number of ordinary shares issuable on exercise of the warrants will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of ordinary shares to be issued to the warrant holder to the nearest whole number of shares.

MEMORANDUM AND ARTICLES OF ASSOCIATION

 The following represents a summary of certain key provisions of our amended and restated memorandum and articles of association (“Amended and Restated Memorandum and Articles of Association”).  The summary does not purport to be a summary of all of the provisions of our memorandum and articles or all relevant provisions of Cayman Islands law governing the management and regulation of Cayman Islands exempted companies.

Register

 We are a company incorporated in the Cayman Islands on July 18, 2007, under the Companies Law of the Cayman Islands (the “Companies Law”) with company registration number 191444.  We are authorized to issue up to 50,000,000 ordinary shares, par value $0.001 per share, and 1,000,000 shares of preferred shares, par value $0.001 per share.  Under the Company’s Amended and Restated Memorandum and Articles of Association, the Registered Office of the Company is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, or at such other place as the directors may from time to time decide.

Objects and Purposes

Our Amended and Restated Memorandum and Articles of Association grants us full power and authority to carry out any objectives not prohibited by the Companies Law or any other law of the Cayman Islands.

Directors

Directors may engage in transactions with the Company and vote on such transaction, provided that the nature of the interest is disclosed and the transaction is approved by a majority of the disinterested members of the board or the shareholders.  Directors also may exercise their powers to borrow money, issue debt securities and to mortgage or charge any of the undertakings or property of the Company.  The Company’s Amended and Restated Memorandum and Articles of Association specify that a director is not required to hold any shares in the Company as a qualification to office.

Rights, Preferences and Restrictions Attaching to the Company’s Shares

The Company is authorized to issue 50,000,000 ordinary shares, par value $0.001, and 1,000,000 preferred shares, par value $0.001.  As of September 1, 2010, 16,094,756 ordinary shares are issued and outstanding.  Each ordinary share has the right to an equal share in any dividend as may be declared by the board of directors subject to the Companies Law, the right to one vote on all matters upon which the ordinary shares are entitled to vote, and the right to an equal share in the distribution of surplus in the event of liquidation.  Subject to the provisions of the Companies Law, the Company may issue shares on the terms that they are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as may be determined by special resolution.  The board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time that includes the place of payment.  The shares that have been called upon and remain unpaid are subject to forfeiture.

Alteration of Rights of Shareholders.

Shareholders may change the rights of their class of shares pursuant to the written consent of two-thirds of the shareholders of that class or by passing a special resolution at a meeting of the shareholders of that class.

Meetings.

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 days’ notice in writing.  Notice of every general meeting will be given to all of the Company’s shareholders other than those that, under the provisions of our Amended and Restated Memorandum and Articles of Association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person.

If a meeting is called on less than 14 days’ prior notice, then, subject to applicable regulatory requirements, it will be deemed to have been duly called if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting, or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares given that right.

A quorum required for a meeting of shareholders consists of at least two shareholders holding at least one-third of the outstanding voting shares in the Company, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

Limitations on the Right to Own Securities.

There are no limitations on the rights to own securities of the Company, or limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Company’s securities, contained in the Company’s Amended and Restated Memorandum and Articles of Association.

Cayman Islands Company Considerations.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association and by the Companies Law (2007 Revision) of the Cayman Islands. The Companies Law of the Cayman Islands is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders. A brief discussion of the procedure for mergers and similar arrangements in the Cayman Islands also follows.

There have been few, if any, court cases interpreting the Companies Law in the Cayman Islands, and we cannot predict whether Cayman Islands courts would reach the same conclusions as U.S. courts. Therefore, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the Companies Law and the Delaware General Corporation Law relating to shareholders’ rights.

Cayman Islands	Delaware

Shareholders’ Meeting: • Held at a time and place as designated in the Articles of Association • May be held within or without the Cayman Islands
Shareholders’ Meeting:

• Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
• May be held within or without Delaware

Notice:

• Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting
• A copy of the notice of any meeting shall be given personally or sent by mail as designated in the Articles of Association

Notice:

• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any
• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Cayman Islands	Delaware

Shareholders’ Voting Rights:

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote if permitted by the Articles of Association
• Any person authorized to vote may authorize another person or persons to act for him by proxy if permitted by the Articles of Association
• Quorum is as designated in the Articles of Association.
• The Memorandum and Articles of Association may provide for cumulative voting in the election of directors

Shareholders’ Voting Rights:

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote
• Any person authorized to vote may authorize another person or persons to act for him by proxy
• For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum
• The certificate of incorporation may provide for cumulative voting

Directors:

• Board must consist of at least one member
• Maximum number of directors can be changed by an amendment to the Articles of Association.
• If the board is authorized to change the number of directors actually appointed, provided that the number still falls within the maximum and the minimum number of directors as set out in the Articles of Association, it can do so  provided that it complies with the procedure set out in the Articles of Association.

Directors:

• Board must consist of at least one member
• Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate.

Fiduciary duties:

In summary, directors and officers owe the following fiduciary duties:
• Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;
• Duty to exercise powers for the purposes for which those powers were conferred;
• Duty to exercise powers fairly as between different groups of shareholders;
• Duty not to put himself in a position of conflict; and
• Duty to exercise independent judgment

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person having both: the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill and experience that that director has”.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self dealing, or to otherwise benefit as a result of his position. How ever, in some instances a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles of Association or alternatively by shareholder approval at general meetings.

Fiduciary duties

• Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation as a whole.
• Directors and officers must refrain from self- dealing, usurping corporate opportunities and receiving improper personal benefits.
• Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will be protected by the “business judgment rule.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of the ordinary shares and warrants, sometimes referred to collectively as “securities”. Because the components of a unit are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying ordinary share and warrant components of the unit. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of ordinary shares and warrants should also apply to the holder of a unit (as the deemed owner of the underlying ordinary share and warrant components of the unit).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the Company or to any particular holder of our securities based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our securities as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of our voting shares;
•	persons that acquired our securities pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;
•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our securities and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO THE COMPANY OR TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, THE WARRANT AMENDMENT PROPOSAL, AND THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Ordinary Shares and Warrants

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Such distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the “U.S.-PRC Tax Treaty,” (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our ordinary shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such ordinary shares redeemed by us. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Stock Market but do not include the OTC Bulletin Board. Although we intend to file an application for listing on the Nasdaq Stock Market, prior to any such listing, or if we are unable to obtain such a listing, it is anticipated that our ordinary shares will be quoted and traded only on the OTC Bulletin Board, in which case any dividends paid on our ordinary shares would not qualify for the lower rate unless we are deemed to be a Chinese “resident enterprise” under the EIT Law and are eligible for the benefits of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of our ordinary shares or warrants (which, in general, would include a redemption of our ordinary shares pursuant to the exercise by a U.S. Holder of its redemption rights or a redemption of our warrants), and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants. See “— Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in the ordinary shares acquired pursuant to the exercise of a warrant.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our ordinary shares or warrants by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S. PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant for cash. Ordinary shares acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrant. The terms of a warrant provide for an adjustment to the number of shares of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant, in certain events. Such adjustment may, under certain circumstances, result in a constructive distribution that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the ordinary shares. See “Taxation of Distributions Paid on Ordinary Shares,” above. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the composition of our assets to date (which have largely consisted of cash and other investment assets), as well as the composition of our income to date (which has largely consisted of interest), it is likely that we qualified as a PFIC with respect to our 2008 and 2009 taxable years. Based on our current composition and assets, we do not expect to be treated as a PFIC under the tax laws as enacted and construed at the present time.  Our actual PFIC status for our 2010 taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants (including a redemption of its ordinary shares or warrants); and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of us that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on the Nasdaq Stock Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to file an application for listing on the Nasdaq Stock Market, prior to any such listing, or if we are unable to obtain such a listing, it is anticipated that our ordinary shares will be quoted and traded only on the OTC Bulletin Board. If our ordinary shares were to be quoted and traded only on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower- tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and Warrants

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares or warrants (generally including a redemption of our ordinary shares or warrants) unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “Tax Consequences to U.S. Holders of Ordinary Shares and Warrants — Exercise or Lapse of a Warrant,” above. Similarly, the U.S. federal income tax treatment of the Warrant Amendment Proposal to Non-U.S. Holders of the Public Warrants generally should correspond to the treatment of U.S. Holders of the Public Warrants as described under “Taxation of the Warrant Amendment Proposal,” above.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares or warrants by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

LEGAL PROCEEDINGS

Neither the Company or any of its subsidiaries are currently a party to any pending legal proceedings which are expected to have a significant effect on our business, financial position, results of operations or liquidity, nor are the Company or any of its subsidiaries aware of any proceedings that are pending or threatened which may have a significant effect on our business, financial position and results of operations or liquidity.

LEGAL MATTERS

The validity of the securities offered in this prospectus was passed upon for us by Conyers Dill & Pearman, Cayman Islands counsel to the Company.

EXPERTS

Rothstein Kass & Company, P.C. audited Hambrecht Asia Acquisition Corp.’s financial statements for the years ended June 30, 2009, December 31, 2008 and 2007.  Frazer Frost LLP audited Honesty Group’s financial statements for the years ended December 31, 2009, 2008 and 2007.  Rothstein Kass and Frazier Frost are independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in given said report.

EXPENSES

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us.  Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee*	$0
Accounting fees and expenses**	$25,000
Legal fees and expenses**	$50,000
Miscellaneous expenses**	$5,000
Total expenses**	$80,000
*  Previously paid with Registration Statement 333-146147
** Estimated solely for purposes of this table.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports and other information with the Securities and Exchange Commission.  As we are currently a foreign private issuer, we will file annual reports on Form 20-F and submit other information under cover of Form 6-K.  As a foreign private issuer, we are exempt from the proxy requirements of Section 14 of the Exchange Act and our officers, directors, and principal shareholders will be exempt from the insider short-swing disclosure and profit recovery rules of Section 16 of the Exchange Act.  Annual reports and other information we file with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees.  You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Commission.  In addition, the Commission maintains a web site that contains reports and other information regarding registrants (including us) that file electronically with the Commission which can be assessed at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares registered in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of our registration statement and the exhibits to the registration statement are on file at the offices of the SEC and may be obtained without charge on the websites noted above or upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of the documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

We will also provide without charge to each person, including any beneficial owner, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus.  Please direct such requests to Burnette Or, President, SGOCO Technology, Ltd., SGOCO Technology Park, Luoshan, Jinjiang City, Fujian, China 362200.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions of the Company’s Amended and Restated Memorandum of Association, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
(Formally Hambrecht Asia Acquisition Corp.)

INDEX TO FINANCIAL STATEMENT

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$5,564,844	$5,808,013
Restricted cash	8,862,613	5,596,699
Accounts receivables, trade	12,628,528	18,641,548
Accounts receivables - related parties	1,246,557	224,407
Other receivables	126,676	121,226
Inventories	6,817,218	4,011,505
Advances to suppliers	28,726,525	11,950,074
Advances to suppliers - related parties	7,677,918	8,954,051
Other current assets	285,500	20,746
Total current assets	71,936,379	55,328,269

PLANT AND EQUIPMENT, NET	16,348,572	15,729,350

OTHER ASSETS
Intangible assets, net	8,489,717	8,412,366
Other non-current assets	69,589	2,693
Total other assets	8,559,306	8,415,059

Total assets	$96,844,257	$79,472,678

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payables, trade	$6,652,735	$3,490,937
Accrued liabilities	490,688	74,147
Bank overdraft	1,446,573	717,562
Notes payables	23,533,350	18,709,038
Short term loan	18,376,280	19,230,756
Other payables	413,862	382,978
Other payables - related parties	2,942,119	198,875
Customer deposits	1,820,435	457,761
Customer deposits - related parties	55,152	335,056
Taxes payable	3,109,067	3,872,916
Unsecured promissory note due to shareholder	100,000	-
Total current liabilities	58,940,261	47,470,026

OTHER LIABILITIES
Warrant derivative liability	1,573,490	-
Put option derivative liability	2,000,000	-
Total other liabilities	3,573,490	-

Total liabilities	62,513,751	47,470,026

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized, nil issued and outstanding as of March 31, 2010 and
December 31, 2009	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized,
16,094,756 and 14,300,000 issued and outstanding at
March 31, 2010 and December 31, 2009	16,095	14,300
Paid-in capital	19,037,683	17,263,916
Statutory reserves	1,511,974	1,286,942
Retained earnings	11,723,849	11,394,086
Accumulated other comprehensive income	2,040,905	2,043,408
Total shareholders' equity	34,330,506	32,002,652

Total liabilities and shareholders' equity	$96,844,257	$79,472,678

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended March 31,
	2010	2009
REVENUES:
Revenues	$13,083,747	$902,666
Revenues - related parties	2,700,999	1,223,298
Other operating income	3,690,862	29,227
TOTAL REVENUES	19,475,608	2,155,191

COST OF GOODS SOLD:
Cost of goods sold	10,636,097	746,610
Cost of goods sold - related parties	2,138,087	695,152
Other operating expenses	3,567,574	38,328
TOTAL COST OF GOODS SOLD	16,341,758	1,480,090

GROSS PROFIT	3,133,850	675,101

OPERATING EXPENSES:
Selling expenses	79,215	30,774
General and administrative expenses	1,319,137	152,625
Total operating expenses	1,398,352	183,399

INCOME FROM OPERATIONS	1,735,498	491,702

OTHER INCOME (EXPENSES):
Interest income	22,845	694
Interest expense	(264,648)	(152,558)
Other income	7,806	24,201
Other expenses	(174,232)	(79,921)
Change in fair value of warrant derivative liability	(478,540)	-
Total other income (expenses), net	(886,769)	(207,584)

INCOME BEFORE PROVISION FOR INCOME TAXES	848,729	284,118

PROVISION FOR INCOME TAXES	293,934	3,478

NET INCOME	554,795	280,640

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(2,503)	(179,734)

COMPREHENSIVE INCOME	552,292	$100,906

EARNING PER SHARE
Basic	$0.06	$0.03
Diluted	$0.06	$0.03

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	8,717,008	8,500,000
Diluted	8,737,596	8,500,000

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

						Accumulated
			Additional	Retained Earnings		other
	Common stock		Paid-in	Statutory		comprehensive
	Shares	Par Value	capital	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2008	14,300,000	$14,300	$14,183,916	$571,035	$4,950,920	$2,060,272	$21,780,443

Shareholder contribution			2,090,000				2,090,000
Net income					280,640		280,640
Adjustment for statutory reserve				29,048	(29,048)		-
Foreign currency translation adjustment						(179,734)	(179,734)

BALANCE, March 31, 2009 (Unaudited)	14,300,000	14,300	16,273,916	600,083	5,202,512	1,880,538	23,971,349

Shareholder contribution			990,000				990,000
Net income					6,878,433		6,878,433
Adjustment for statutory reserve				686,859	(686,859)		-
Foreign currency translation adjustment						162,870	162,870

BALANCE, December 31, 2009	14,300,000	14,300	17,263,916	1,286,942	11,394,086	2,043,408	32,002,652

Shares issued for recapitalization	1,027,933	1,028	4,501,937				4,502,965
Shares placed in escrow	766,823	767	-				767
Shareholder contribution			366,780				366,780
Reclassification of warrants to derivative liabilities			(1,094,950)				(1,094,950)
Reclassification of put options to derivative liabilities			(2,000,000)				(2,000,000)
Net income					554,795		554,795
Adjustment for statutory reserve				225,032	(225,032)		-
Foreign currency translation adjustment						(2,503)	(2,503)

BALANCE, March 31, 2010 (Unaudited)	16,094,756	$16,095	$19,037,683	$1,511,974	$11,723,849	$2,040,905	$34,330,506

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$554,795	$280,640
Adjustments to reconcile net income to cash
(used in) operating activities:
Depreciation and amortization	254,290	161,426
Change in fair value of warrant derivative liability	478,540	-
Change in operating assets and liabilities
Accounts receivables, trade	6,010,971	2,275,563
Accounts receivables - related parties	(1,021,801)	(279,894)
Other receivables	(3,465)	(69,548)
Inventories	(2,804,757)	(5,054,383)
Advances to suppliers	(16,770,734)	(3,809,603)
Advances to suppliers - related parties	1,275,697	(1,651,763)
Other current assets	(256,431)	(327)

Change in operating liabilities
Accounts payables, trade	3,160,719	(749,973)
Accrued liabilities	282,406	(3,302)
Notes payables	4,822,668	283,547
Other payables	30,874	(34,558)
Other payables - related parties	2,742,309	2,679,180
Customer deposits	1,362,210	6,589
Customer deposits - related parties	(279,809)	827,484
Taxes payable	(763,589)	(987,105)
Net cash used in operating activities	(925,107)	(6,126,027)

CASH FLOWS FROM INVESTING ACTIVITIES:
Long term prepayment	(66,872)	-
Purchase of equipment	(78,393)	(15,186)
Payment to construction-in-progress	(1,515,990)	(1,530,903)
Purchase of intangible assets	(89,493)	(2,498,109)
Cash received from legal acquirer	5,913	-
Net cash used in investing activities	(1,744,835)	(4,044,198)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(3,264,800)	(355,431)
Bank overdraft	728,762	-
Proceeds from government	733,250	1,904,630
Proceeds from short-term loan	11,792,912	7,178,990
Payments on short-term loan	(12,647,096)	-
Shareholder contribution	366,780	2,090,000
Proceeds from recapitalization	5,388,083	-
Payments of financing costs	(666,468)	-
Net cash provided by financing activities	2,431,423	10,818,189

EFFECT OF EXCHANGE RATE ON CASH	(4,650)	(145,134)

(DECREASE) INCREASE IN CASH	(243,169)	502,830

CASH, beginning of period	5,808,013	352,568

CASH, end of period	$5,564,844	$855,398

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest expenses paid (net of amount capitalized)	$264,648	$152,558
Income taxes paid	$331,700	$-

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 1 – Organization and description of business

SGOCO Technology Ltd., formerly known as Hambrecht Asia Acquisition Corp. (the “Company” or “we”, “our” or “us”) is incorporated under the law of the Cayman Islands on July 18, 2007.  The Company was formed as a blank check company for the purpose of acquiring one or more operating businesses in the People’s Republic of China (“China” or “PRC”) through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

The Company completed its initial public offering (“IPO”) of units consisting of one ordinary share and one warrant to purchase one ordinary share in March 12, 2008.  On March 12, 2010, the Company completed a share exchange transaction with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders, and Honesty Group became a wholly-owned subsidiary of the Company.  On the closing date, the Company issued 14,300,000 of its ordinary shares of common stocks to Honesty Group in exchange for 100% of the capital stock of Honesty Group.  Prior to the share exchange transaction, the Company had 5,299,126 shares of common stock issued and outstanding.  After the share exchange transaction, the Company had 16,094,756 shares of common stock issued and outstanding.

The share exchange transaction was accounted for as reorganization and recapitalization of Honesty Group.  As a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.  There was no gain or loss recognized on the transaction.  The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization. Refer to Note 3 and Note 11 for additional information of the share exchange transaction.

Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005.  It directly owns 100% of Guanke Electron Technological Industry Co., Ltd., (“Guanke”), Guanwei Electron Technological Co., Ltd., (“Guanwei”), and Guancheng Electron Technological Industry Co., Ltd., (“Guancheng”).  The Company designs, manufactures and distributes LCD consumer products including LCD PC monitors, LCD TV, LED back-light modules and application-specific LCD systems.  Products are sold primarily in China and also in international markets.

Guanke, Guanwei and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the PRC.  Guanke was formed on January 16, 2006 with a registered capital of $11,880,000. Currently, Guanke is the Company‘s main operating entity.  Guanwei and Guancheng were formed on June 22, 2007 with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $2,259,970, respectively, had been invested by Honesty as of December 31, 2009. The remaining registered capital of $8,750,000 and $5,540,030 has to be fulfilled by the end of 2010.  Guanwei and Guancheng are under the development stage and have no operations as of March 31, 2010.

Note 2 – Accounting policies

Basis of presentation and principle of consolidation

The accompanying consolidated financial statements have been prepared in accordance with US GAAP, and include the consolidated financial statements of the Company and all its majority-owned subsidiaries that require consolidation. All material intercompany transactions and balances have been eliminated in the consolidation.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

While management has included all normal recurring adjustments considered necessary to give a fair presentation of the operating results for the periods, interim results are not necessarily indicative of results for a full year.  These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 20-F and 6-K.

Following are the entities which were consolidated:	Place incorporated	Ownership percentage
SGOCO	Cayman Island	Parent company

Honesty	Hong Kong	100.00%

Guanke	Jinjiang, China	100.00%

Guanwei	Jinjiang, China	100.00%

Guancheng	Jinjiang, China	100.00%

The Company has reclassified certain prior year amounts between cash and restricted cash, other current assets and other non-current assets to conform to the current year presentation. These reclassifications have no effect on net income.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The more significant areas requiring the use of management estimates and assumptions relate to the collectability of its receivables, and the fair value and accounting treatment of certain financial instruments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results.

Concentration of risks

The Company's operations are carried out in China and its operations in the China are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions located in Hong Kong and China. The Company maintains balances at financial institutions which, from time to time, may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong.  Balances at financial institutions or state owned banks within the PRC are not insured.  As of March 31, 2010 and December 31, 2009, the Company had deposits, including restricted cash balances, in excess of federally insured limits totaling approximately $10,425,000 and $11,332,000, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Sales revenue from four major customers was approximately 81% of the Company’s total sales for the three months ended March 31, 2010, of which, one customer is the related party and attributed to 12% of total sales.  Each major customer individually accounted for 38%, 17%, and 14% of revenue, respectively. One of the major customers individually represented 29% of accounts receivable as of March 31, 2010.

Sales revenue from two major customers was approximately 77% of the Company’s total sales for the three months ended March 31, 2009, of which, one customer is the related party and attributed to 41% of total sales.  One of the major customers individually represented 12% of accounts receivable as of March 31, 2009.

Three major vendors provided approximately 32% of raw materials purchased by the Company during the three months ended March 31, 2010, with each vendor individually accounting for 11%, 11% and 10% of purchase amount, respectively. One of the major vendors represented 27% of account payable as of March 31, 2010.

Five major vendors provided approximately 77% of raw materials purchased by the Company during the three months ended March 31, 2009, of which, one vendor is the related party and attributed to 24% of total purchase.  Each vendor individually accounting for 24%, 17%, 13%, 12%, and 11% of total purchase, respectively.  One of the major vendors represented 41% of accounts payable as of March 31, 2009.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC and Hong Kong.

Restricted cash

The Company has notes payable outstanding and line of credit arrangements with various banks and is required to keep certain amounts on deposit that are subject to withdrawal restrictions.

Restricted cash represents amounts set aside by the Company in accordance with the Company’s debt agreements with certain financial institutions.  These cash amounts are designated for the purpose of paying down the principal amounts owed to the financial institutions, and these amounts are held at the same financial institutions with which the Company has debt agreements in the PRC.  Due to the short term nature of the Company’s debt obligations to these banks, the corresponding restricted cash balances have been classified as current in the consolidated balance sheets.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Accounts receivable and other receivables

Receivables include trade accounts due from customers and other receivables from cash advances to employees, related parties or third parties.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.

Inventories

Inventory is composed of raw materials, mainly parts for assembly of LCD products, and finished goods. Inventory is valued at the lower of cost or market value using the weighted average method. Management reviews inventories for obsolescence and compares the cost of inventory with the market value at least annually.  An allowance is made for writing down the inventory to its market value, if lower than cost.

Plant and equipment

Equipment is stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred.  Major additions are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Buildings and improvements	20 years

Machinery and equipment	10 years

Vehicles and office equipment	5 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities.  No depreciation is provided for construction in progress until such time as the assets are completed and placed into service.

Government grants

The Company is entitled to receive grants from the PRC municipal government due to its operation in the high and new technology business sector.  For the three months ended March 31, 2010 and 2009, the, the Company received grants of approximately $733,000 (RMB 5,000,000) and $1,905,000 (RMB 13,000,000), respectively, from the PRC municipal government. Grants received from the PRC municipal government can be used for enterprise development and technology innovation purposes.  The government grants received during the three months ended March 31, 2010 and 2009 were recognized in the accompanying consolidated balance sheets as a reduction of cost of the assets acquired and buildings constructed.

Intangible assets

Intangible assets mainly include land use rights. All land in the PRC is government owned.  However, the government grants “land use rights”.  The Company acquired land use rights in 2007 and has the right to use the land for 50 years.  The rights are amortized on a straight line basis over 50 years began with the 4 th quarter of 2009 as the land held by Guanke had been placed into service.  Land held by Guanwei and Guancheng remains unamortized as both entities are under the development stage and have no operations as of March 31, 2010.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Impairment of long-lived assets

The Company evaluates long lived assets, including equipment and intangible assets, for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets, and goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of March 31, 2010, management believes there was no impairment of long-lived assets.

Derivative liability

Derivative liabilities which include public and private warrants and put option are recorded on the consolidated balance sheet as a liability at their fair value.  The Company accounts for derivative liabilities in accordance to an accounting standard regarding “Instruments that are Indexed to an Entity’s Own Stock”.  This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument.  It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

Prior to the Acquisition, warrants issued were treated as equity. As a result of the Acquisition, the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollars, a currency other than the Company’s functional currency RMB. Therefore, warrants are not considered indexed to the Company’s own stock, and such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.  The Company reclassified the fair value of these warrants, which have the dual-indexed feature, from equity to liability.

The Company accounts for the put option agreement in accordance with the accounting standards regarding certain financial instruments with characteristics of both liabilities and equity.  The put option agreement obligates the Company to purchase such shares. As the result, the Company treated the put option as a liability.

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires fair value disclosures of those financial instruments.  The fair value measurement accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

• Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

• Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis:

	Carrying Value at March 31, 2010	Fair Value Measurement at March 31, 2010
		Level 1	Level 2	Level 3
Warrant derivative liability	$1,573,490	$1,271,219	$302,271	$-
Put option liability	2,000,000	2,000,000	-	-
Total	$3,573,490	$3,271,219	$302,271	$-

A discussion of the valuation techniques used to measure fair value for the liabilities listed above and activity for these liabilities for the three months ended March 31, 2010, is provided in Note 11.

As of March 31, 2010 and December 31, 2009, the Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting standard.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record assets and liabilities at fair value on a non-recurring basis.  Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges.  For the three months ended March 31, 2010 and 2009, there were no impairment charges.

Revenue recognition

The Company's revenue recognition policies are in accordance with the accounting standards. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is passed. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.  The Company offer limited extended warranty and service contracts to customers.  Most of these services are provided by the distributors.  Management did not estimate future warranty liabilities as historical warranty expenses were minimal.

The Company accounts for reimbursement to SGOCO Club members following the guidance of ASC 605-50-45.  Reimbursement provided is treated either as a reduction of revenue or as cost of goods sold when reimbursement is a separate transaction from the purchase of the Company’s products and where the fair value of the reimbursement can be reasonably estimated.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Income taxes

The Company accounts for income taxes in accordance with the accounting standard for income taxes.  Under the asset and liability method as required by this accounting standard, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The charge for taxation is based on the results for the reporting period as adjusted for item, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.  The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Under the accounting standard regarding accounting for uncertainty in income taxes, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.  No significant penalties or interest relating to income taxes have been incurred during the three months ended March 31, 2010 and 2009.  GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. The Company incurred $1,291 and $0 for the three months ended March 31, 2010 and 2009, respectively.

Shipping and handling

Shipping and handling for raw materials purchased are included in cost of goods sold. Shipping and handling cost incurred to ship finished products to customers are included in selling expenses. Shipping and handling expenses for the three months ended March 31, 2010 and 2009 amounted to $28,772 and $6,745, respectively.

Research and development costs

Research and development costs are expensed as incurred.  The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Earnings per share

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants were assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

As described in Note 3, on March 12, 2010, pursuant to the terms of the Share Exchange Agreement, the Company issued 5,800,000 shares to the former shareholders of Honesty Group, to be held in escrow and released if certain income milestones are met for 2010 and 2011.  In addition, 766,823 Sponsor Shares were placed in escrow and will be released contingent on financial advisory and certain other services to be provided by the Sponsors.  In accordance with the accounting standards, outstanding common stocks that are contingently returnable are treated in the same manner as contingently issuable.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The functional currency of PRC subsidiaries is the Chinese Renminbi (“RMB”). Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation loss resulting from this process amounted to $2,503 and $179,734 for the three months ended March 31, 2010 and 2009, respectively.  The balance sheet amounts with the exception of equity were translated 6.82 RMB to $1.00 at March 31, 2010 and December 31, 2009. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the three months ended March 31, 2010 and 2009 were 6.82 RMB and 6.83 RMB to $1.00, respectively.

Cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recently issued accounting pronouncements

In June 2009, FASB issued an Accounting Standards Update (“ASU”) amending the accounting and disclosure requirements for transfers of financial assets. This ASU requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transfer financial assets. In addition, it eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures.  This ASU is effective for financial statements issued for fiscal years beginning after November 15, 2009.  The adoption of these FASB Staff Positions did not have a material impact on the Company’s consolidated financial statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

In June 2009, FASB issued an ASU amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”).   This ASU modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. It clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. An ongoing reassessment is required of whether a company is the primary beneficiary of a variable interest entity. Further, it also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The standard is effective for fiscal years beginning after November 15, 2009. The adoption of these FASB Staff Positions did not have a material impact on the Company’s consolidated financial statements.

In October 2009, FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of these FASB Staff Positions did not have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary.  Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective beginning in the first interim or annual reporting period ending on or after December 31, 2009.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 - Improving Disclosures about Fair Value Measurements.  This update provides amendments to Subtopic 820-10 that requires new disclosure to include transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements.  Further, this update clarifies existing disclosures on level of disaggregation and disclosures about inputs and valuation techniques.  A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities and should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company is currently evaluating the impact of this ASU; however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”. ASU 2010-09 primarily rescinds the requirement that, for listed companies, financial statements clearly disclose the date through which subsequent events have been evaluated. Subsequent events must still be evaluated through the date of financial statement issuance; however, the disclosure requirement has been removed to avoid conflicts with other SEC guidelines. ASU 2010-09 was effective immediately upon issuance and was adopted in February 2010.

Note 3 – Business acquisition

On February 12, 2010, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders.  On March 12, 2010, the Company completed the acquisition (“Acquisition”) of all of the outstanding capital stock of the Honesty Group.  The Acquisition resulted in the shareholders of Honesty Group obtaining a majority of the voting interest in the Company.  Generally accepted accounting principles accepted in the United States of America (“US GAAP”) require that Honesty Group, whose shareholders retain the majority voting interest in the combined business, be treated as the acquirer for accounting purposes.  After the Share Exchange, the Company had 16,094,756 shares of common stock issued and outstanding, and Honesty Group’s shareholders owned approximately 88.9% of the issued and outstanding shares.  Although Honesty Group was deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of the Company as the surviving corporation did not change.  Since the Company did not have any assets with operating substance except cash and short-term investments prior to the transaction, the Acquisition was accounted for as reorganization and recapitalization of Honesty Group.  As a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.

The Acquisition transaction utilized the capital structure of the Company.  The assets and liabilities of Honesty Group were recorded at historical cost.  The outstanding stock of the Company prior to the share exchange transaction was accounted at its net book value with no goodwill or other intangible being recognized as the result of the acquisition.  There was no gain or loss recognized on the transaction.  The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization.

Following the closing of the share exchange transaction, the gross amount of $5.4 million in the trust fund, established by the Company in connection with its initial public offering, was distributed to Honesty Group.  Acquisition-related costs incurred to affect the recapitalization were approximately $1.7 million, of which $991,000 was accounted for as expense for the three months ended March 31, 2010.

At the closing, the Company issued 14.3 million of its common stocks to Honesty Group’s shareholders in exchange for 100% of the capital stock of Honesty Group. Of the 14,300,000 shares of the Company’s common stock, 5.8 million shares were placed in escrow subject to the Company’s future performance and would be release as follows:

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

•
5.0 million shares if Income from Existing Operations from the Company’s existing operation for the fiscal year of 2010 exceeds $15 million excluding the cost incurred in connection with the Acquisition;

•
0.8 million shares if Income from Existing Operations from the Company’s existing operation for the fiscal year of 2011 exceeds $20 million excluding the cost incurred in connection with the Acquisition;

•	5.8 million shares if the Company fails to meet the target for the fiscal year of 2010 but meets the target for the fiscal year of 2011; and

•	If neither target is met, the 5.8 million shares will be delivered to the Company for cancellation and returned to the status of authorized but unissued shares.

Income from Existing Operations means the income from operations for Guanke derived from the financial information used to prepare the financial statements for the Company, provided, however, costs incurred by the Company in connection with the Acquisition or the formation, capitalization or recapitalization of Hambrecht Asia Acquisition Corp. should not be treated an expense for any period in determining whether the target has been met.

Prior to the Share Exchange, the Sponsors had 1,059,826 shares of common stock issued and outstanding, of which 124,738 shares were forfeited and 766,823 shares were placed in the escrow and will be released contingent on financial advisory and certain other services to be provided by the Sponsors.

Prior to the Share Exchange, public shareholders had 4,239,300 shares of common stock issued and outstanding, of which 2,147,493 shares were repurchased and retired for an aggregate price of $17,285,811 and 1,232,139 shares were redeemed for an aggregate price of $9,838,351.  After the closing, public shareholders had 859,668 shares outstanding.

Real Estate Option agreement

As a condition to the Share Exchange Agreement, the Company entered into a real estate option agreement with the shareholder of the Company, Mr. Burnette Or pursuant to which Mr. Or, or an entity led by him, has the option, for a period of two years following the closing of the Acquisition, to purchase the land use rights at cost.  Mr. Or has agreed that if the option is exercised, he will enter into a long-term fair market value lease with Guanke for the manufacturing facility and dormitories at the current location.

Note 4 - Accounts receivable

Accounts receivable as consisted of the following:

	March 31, 2010 (Unaudited)	December 31, 2009
Accounts receivable	$12,628,528	$18,641,548

Accounts receivables –related parties	1,246,557	224,407

Allowance for bad debts	-	-

Trade accounts receivable, net	$13,875,085	$18,865,955

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 5 – Inventories

Inventories consist of the following:

	March 31, 2010 (Unaudited)	December 31, 2009
Raw material	$4,952,142	$2,999,847

Finished goods	1,865,076	1,011,658

Total inventories	$6,817,218	$4,011,505

Note 6 – Advances to suppliers

The Company makes advances to certain vendors for inventory purchases and construction projects. The advances on inventory purchases were $28,726,525 and $11,950,074 as of March 31, 2010 and December 31, 2009, respectively. See Note 17 for disclosure related to advances to related parties.

Note 7 – Plant and equipment, net

Plant and equipment consists of the following:

	March 31, 2010 (Unaudited)	December 31, 2009

Buildings and improvements	$5,336,213	$5,336,213

Machinery and equipment	5,370,080	5,307,691

Vehicles and office equipment	281,146	265,116

Construction in progress	6,995,653	6,212,647

Total	17,983,092	17,121,667

Less: accumulated depreciation	(1,634,520)	(1,392,317)

Plant and equipment, net	$16,348,572	$15,729,350

Construction in progress represents labor costs, materials, capitalized interest incurred in connection with the construction of the new plant facility and the construction and installation of manufacturing equipment in the manufacturing plant.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

The construction projects the Company is in the progress of completing are:

Project Description	March 31, 2010	Commencement date	Expected completion date	Estimated additional cost
Facilities	$4,727,062	October 15, 2007	June 30, 2010	$2,813,000

Equipment	2,268,591	March 29, 2009	June 30, 2010	98,000

	$6,995,653			$2,911,000

Depreciation expense for the three months ended March 31, 2010 and 2009 amounted to $242,121 and $161,243, respectively.

For the three months ended March 31, 2010 and 2009, no interest expense was capitalized into construction in progress.

Note 8 – Intangible assets

Net intangible assets consist of the following:

	March 31, 2010 (Unaudited)	December 31, 2009
Land use rights	$8,512,412	$8,422,888

Software	3,668	3,668

Total	8,516,080	8,426,556

Less: accumulated amortization	(26,363)	(14,190)

Intangible assets, net	$8,489,717	$8,412,366

Amortization expense for the three months ended March 31, 2010 and 2009 amounted to $12,169 and $183, respectively.  The estimated aggregate amortization expense for each of the five fiscal years will be approximately $50,000 assuming Guanwei and Guancheng remain under the development stage.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 9 – Debt

Notes payable

Notes payable are lines of credit extended by the banks.  When purchasing raw materials, the Company often issues a short term note payable to the vendor funded with draws on the lines of credit. This short term note payable is guaranteed by the bank for its complete face value through a letter of credit and usually matures within three to six months of issuance.  The banks either charge interest or require the Company to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.  In addition, the banks charge processing fees based on the face value of the note.

As of March 31, 2010 and December 31, 2009, $8,862,613 and $5,596,699 of restricted cash was collateral for the $23,533,350 and $18,709,038 notes payable, which was approximately $38% and 30%, respectively, of the notes payable the Company issued.  Notes payable is secured by a pledge of the Company’s operating equipment.

	March 31, 2010	December 31,
	(Unaudited)	2009
Letters of credit from Agricultural Bank of China with interest rates ranging from 3.04% to 5.05%	$709,428	$1,451,232

Letters of credit from Bank of Communications with an interest rate of 4.5%	3,257,630	4,339,457

Letters of credit from Industrial and Commercial Bank of China with an interest rates ranging 1.05% to 3.38%	7,040,870	4,871,642

Notes payable from Bank of Communications, non-interest bearing	12,525,422	8,046,707

Total	$23,533,350	$18,709,038

Bank overdraft

In connection with the notes payable, the Company entered into an overdraft line of credit agreement with a local bank in 2009.  The maximum overdraft limit is approximately $1.5 million (RMB10 million) and will expire on August 17, 2010.  Each bank overdraft has a term of 90 days at an interest rate of 5.3%. The Bank overdraft line is secured by the Company’s land use rights. As of March 31, 2010 and December 31, 2009, bank overdrafts amounted to $1,446,573 and $717,562, respectively.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Short term loans

Short term loans represent amounts due to various banks and other companies and are normally due within one year.  The loan principal is due at maturity.  The loans can be renewed with the banks.  The Company has the following short term loans from banks at:

	March 31, 2010	December 31,
	(Unaudited)	2009
Four loans with Industrial Bank Co., LTD, Due November 2010 with an interest rate of 5.31%, guaranteed by the Company's board members and secured by the Company's land use right	$4,987,800	$4,987,800

Two loans with Agricultural Bank of China, Due January 2011 with an interest rate of 5.58%, guaranteed by the Company's board members and secured by the Company's land use right	5,868,000	5,868,000

Bank of Communications, Due September 2010 with an interest rate of 5.84%, secured by the Company's land use right	5,134,500	5,134,500

Industrial and Commercial Bank of China, Due June 2010 with an interest rate of 3.21%, secured by one accounts receivable balance*	1,467,000	1,467,000

Total – bank loans	$17,457,300	$17,457,300

* Cash collected is designated for the purpose of paying down the principal amounts owed to the financial institutions.

The Company had three loans and one loan from unrelated companies at March 31, 2010 and December 31, 2009, respectively.  The balances amounted to $918,980 and $1,773,456 as of March 31, 2010 and December 31, 2009, respectively.  Those loans bear no-interest, unsecured and are due on demand.

Total interest incurred amounted to $264,648 and $152,558 for the three months ended March 31, 2010 and 2009, respectively.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 10 – Employee pension

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The PRC government is responsible for the pension liability to these retired employees. The Company is required to make monthly contributions to the state retirement plan at 20% of the base requirement for all permanent employees. Different geographic locations have different base requirements. Total pension expense incurred by the Company was immaterial for the three months ended March 31, 2010 and 2009.

The Company has been advised that under PRC law, Guanke should have paid social insurance premiums for its employees covering endowment insurance, unemployment insurance, and medical insurance with respect to its employees. Guanke may be required to pay the administrative authority of labor and social security the unpaid premiums plus a surcharge of 2% of the overdue premiums. There may also be a fine levied against the employee of Guanke who was responsible for the filings.  SGOCO plans to make necessary payments and does not consider the liability material.

Note 11 – Warrant derivative liability

Public warrants

In March 2008, the Company, then was a special purpose acquisition corporation (“SPAC”), completed its initial public offering (“IPO”), in which it sold 4,239,300 units (consisting of one common share and one warrant) at $8.00 per unit. Those warrants (“Public warrants”) issued in IPO are publicly traded at active market. Of the 4,239,300 Public Warrants outstanding prior to the consummation of the Acquisition, holders of 2,673,273 Public Warrant holders elected to redeem the warrants for cash of $0.50 per warrant. As a result, 1,566,027 Public Warrants were outstanding at March 12, 2010 and March 31, 2010. Those warrants are excisable at $8.00 per share with an expiration date of March 7, 2014.  In the event that the last sale price of the common stock exceeds $11.50 per share for any 20 trading days within a 30-trading day period, the Company has the option to redeem Public Warrants at a price of $0.01 per warrant.

Sponsors warrants

In March 2008, the Company was also engaged with a private offering of 1,550,000 warrants of the Company to the original shareholders of SPAC (“Sponsors”). Prior to consummation of the Share Exchange, those sponsors agreed to forfeit 1,300,000 of their Sponsor Warrants to purchase ordinary shares of common stocks. The remaining Sponsor Warrants to purchase 250,000 ordinary shares of common stocks were transferred without consideration to an unaffiliated investment company, Pope Investment II, LLC, as directed by the Company.  Those warrants are not publicly traded and are excisable at $8.00 per share with an expiration date of March 7, 2014. Those warrants were outstanding at March 12, 2010 and March 31, 2010.  In the event that the last sale price of the common stock exceeds $11.50 per share for any 20 trading days within a 30-trading day period, the Company has the option to redeem Public Warrants at a price of $0.01 per warrant.

Unit options

In connection with the IPO in March 2008, the Company issued an option (“Unit Option”) on a total of 280,000 units (each unit consisting of one common share and one common share warrant (“Representative Warrants”) to the underwriters, Broadband Capital Management LLC. The Unit Option permits the acquisition of 280,000 Units at $10 per unit. Those Representative warrants are excisable at $8.00 per share with an expiration date of March 7, 2014, and was valued at $0.50 and $0.70 per share at March 12, 2010 and March 31, 2010, respectively, using the observable market price of the Public Warrants.

The Company utilized the American Binominal Option Valuation Model to estimate the value of the Unit Option at March 12, 2010, with the exercise price of $9.50, market price of $7.00, the expected term of four years, the expected volatility of 11.84%, the risk free rate of 1.97%, and resulted in $46,937 or $0.17 per Unit Option.  As a result, the total value of Unit Option at March 12, 2010 was estimated at $186,937.  On March 31, 2010, the total value of the Unit Option was estimated at $302,271, with the warrant price of $0.70, the exercise price of $9.30, market price of $7.00, the expected term of four years, the expected volatility of 15.39%, and the risk free rate of 2.07%.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

 The Company adopted the provisions of an accounting standard regarding instrument that are Indexed to an Entity’s Own Stock.  This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument.  It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

As a result, the Public Warrants, Sponsor Warrants, and Unit Options previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than the Company’s functional currency RMB. Therefore the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. The Company reclassified the fair value of the Public Warrants of $783,013, Sponsor Warrants of $125,000, Unit Option of $186,937, in aggregate of $1,094,950 from equity to liabilities as if these warrants and Unit Options were treated as a derivative liability at March 12, 2010.

As of March 31, 2010 and March 12, 2010, the fair value of warrants and Unit Option was $1,573,490 and $1,094,950, respectively. The difference of $478,540 was charged to “Change in fair value of warrant derivative liability” in the consolidated statement of income for the three months ended March 31, 2010.

A summary of changes in warrant activity is presented as follows, the average remaining life of the following outstanding warrants were 3.95 years as of March 31, 2010 with average exercise price of $8.00 per share.

	Public Warrants	Sponsors Warrants	Representative Warrants	Total

Outstanding, December 31, 2009	-	-		-

Granted	1,566,027	250,000	280,000	2,096,027

Forfeited	-	-	-	-

Exercised	-	-	-	-

Outstanding, March 31, 2010 (unaudited)	1,566,027	250,000	280,000	2,096,027

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 12 - Put Option Liability

In related to the Sponsor Warrants issued disclosed in Note 11, the Company executed a put option agreement (“Put Agreement”) with the same investment company, Pope Investments II LLC. Pursuant to the Put Agreement, the Company granted to the investment company a put option to sell 250,000 shares of the Company at a price of $8.00 per share. The Put Agreement is effective upon completion of the investment company purchase of 250,000 shares of the Company’s common stock.  The agreement is exercisable for a three-month period from February 15, 2011 until May 15, 2011.  In the alternative, Mr. Burnette Or, chief executive officer, may purchase any shares put to the Company, or if neither of the Company nor Mr. Or make the purchase, two of the founders of the Company have agreed to make the purchase. Since the Put Option is out of the Company’s control, it was recorded as liability as of March 12, 2010.  The value of Put Option was $2,000,000 at March 31, 2010.

Note 13 – Income Taxes

The Company is a tax-exempted company incorporated in the Cayman Islands.  Honesty Group did not have any assessable profits arising in or derived from Hong Kong for the three months ended March 31, 2010 and 2009, and accordingly no provision for Hong Kong Profits Tax was made in the periods.

The Company conducts all its operating business through its three subsidiaries in China. The three subsidiaries are governed by the income tax laws of the PRC and do not have any deferred tax assets or deferred tax liabilities under the income tax laws of the PRC because there are no temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Company’s subsidiaries are governed by the Income Tax Law of the PRC concerning foreign invested enterprises and foreign enterprises and various local income tax laws (the Income Tax Laws).  Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the previous laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DEs and FIEs.  Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.

Guanwei and Guancheng are under development stage and had no taxable income for the three months ended March 31, 2010 and 2009.

The following table reconciles the Company’s effective tax rate for the three months ended March 31, 2010 and 2009.

	2010	2009
China income taxes	25.0%	25.0%

Tax exemption	(12.5)	(12.5)

Other (a)	22.1	(11.3)

Effective income taxes	34.6%	1.2%

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

(a) The 22.1% and (11.3%) for the three months ended March 31, 2010 and 2009 included expenses incurred by SCOGO and Honesty Group of approximately $1.57 million and $10,000, which were not deductible on the consolidated level. The other item was also affected by losses incurred by Guanwei and Guancheng that were not subjected to PRC income taxes as both entities are under development stage and have no operations currently.

The estimated tax savings for the three months ended March 31, 2010 and 2009 amounted to approximately $310,000 and $70,000, respectively. The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share from $0.06 to $ 0.03 for the three months ended March 31, 2010 and from $0.03 to $0.02 for the three months ended March 31, 2009.

Value added tax

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing its finished products. The Company recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

VAT on sales and VAT on purchases amounted to approximately $2,837,000 and $2,643,000 for the three months ended March 31, 2010, and $158,000 and $362,000 for the three months ended March 31, 2009, respectively.  The Company received export sales refunds of $0 and $176,000 for the three months ended March 31, 2010 and 2009.  Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable consisted of the following:

	March 31, 2010	December 31,
	(Unaudited)	2009
VAT tax payable	$2,214,795	$2,938,864

Corporation income tax payable	890,025	927,804

Others misc. tax payable	4,247	6,248

Total	$3,109,067	$3,872,916

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 14 –  Capital transactions

Preferred stock

On January 29, 2008, the Company amended its articles of association and authorized 1,000,000 preferred shares.  No preferred shares were issued or registered in the IPO.  There were no preferred shares issued and outstanding as of March 31, 2010.

Issuance of capital stock

On the completion date of the Share Exchange, the Company issued 14,300,000 shares of the Company’s common stock to the shareholders of the Honesty Group, of which 5,800,000 shares were placed in escrow subject to the Company’s future two years’ performance.  The Company issued 1,794,756 shares of the Company’s common stock to the Company’s shareholders before the completion of Share Exchange, of which 766,823 was placed in escrow.  Refer to Note 3 for additional information on issuance of ordinary shares of common stock.

Warrants and put options

Refer to Notes 11 and 12 for information on warrants and put options.

Note 15 – Statutory reserves

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves.

Surplus reserve fund

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company is required to transfer 10% of its net income to the statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.  The Company has total registered capital of $31,560,000.The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

For the three months March 31, 2010 and 2009, Guanke has appropriated $225,032 and $29,048, respectively, as allocations to the statutory surplus reserve.  Guanke is required to contribute an additional $4,428,000 to fulfill the 50% of registered capital requirement.  As of March 31, 2010, Guanwei and Guancheng are still in the development stage and have not undertaken significant operating activities.  Guanwei and Guancheng are required to contribute an additional $5,940,000 and $3,900,000 from future earnings to fulfill the 50% of registered capital requirement.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Note 16 – Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computation:

	Three months ended March 31,
	2010 (Unaudited)	2009 (Unaudited)
Net income for earnings per share	$554,795	$280,640

Weighted average shares used in basic computation	8,717,008	8,500,000

Diluted effect of warrants and put options	20,588	-

Weighted average shares used in diluted computation	8,737,596	8,500,000
Earnings per share -Basic	$0.06	$0.03
Earnings per share – Diluted	$0.06	$0.03

In accordance with the accounting standards, outstanding common stocks that are contingently returnable are treated in the same manner as contingently issuable.  Basic and diluted earnings per share computation excludes the 5,800,000 shares in escrow on condition of certain performance target for 2010 and 2011 and 766,823 shares of the Company’s common stock in escrow which will be released contingent on financial advisory and certain other services to be provided by the Sponsors.

As of March 31, 2010, the Company had warrants and put options exercisable in aggregate of 2,676,027 of the Company’s common stock. For the three months ended March 31, 2010, all outstanding warrants and Unit Options were included in the diluted earnings per share calculation. The Company had no warrants and Unit Options outstanding at March 31, 2009, and therefore no diluted effect on the earnings per share calculation for the three months ended March 31, 2009.

Note 17 – Enterprise-wide geographic reporting

The Company manufactures and sells LCD products.  The production process, selling practice and distribution process are the same for all products.  Based on qualitative and quantitative criteria established by the FASB accounting standard regarding disclosures about segments of an enterprise and related information, the Company considers itself to be operating within one reportable segment.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

 The Company does not have long-lived assets located in foreign countries other than PRC.   Geographic area data is based on product shipment destination. In accordance with the enterprise-wide disclosure requirements of the accounting standard, the Company's net revenue from external customers by geographic areas for the three-month periods ended March 31, are as follows:

	March 31, 2010 (Unaudited)	March 31, 2009 (Unaudited)
China	$17,105,864	$1,261,284

International	2,369,744	893,907

Total	$19,475,608	$2,155,191

For the three months ended March 31, 2010, no international sales were concentrated to a single country.  For the three months ended March 31, 2009, all international sales, 41% of total sales, were to England.

Note 18 – Related party transactions

In the ordinary course of business the Company has conducted business with the related parties, Mosview Technology Group Ltd. (“Mosview”) and BORO (Fujian) Electronic Co., Ltd. (“BORO”).  The Company’s majority shareholder also owns Mosview, which owns BORO.  The Company borrowed money from the Company’s CEO and those borrowings are short term in nature and non-interest bearing.  All transactions with related parties are short term in nature.  Settlements for the balances are usually in cash.   The Company had the following significant related party transactions as of March 31, 2010 and December 31, 2009, respectively:

Accounts receivables - related parties

Name of related parties	March 31, 2010 (Unaudited)	December 31, 2009
BORO	$-	$224,407

Mosview	1,246,557	-

	$1,246,557	$224,407

Advances to suppliers - related parties

Name of related parties	March 31, 2010 (Unaudited)	December 31, 2009
Mosview	$7,677,918	$8,954,051

	$7,677,918	$8,954,051

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(UNAUDITED)

Other payables - related parties

Name of related parties	March 31, 2010 (Unaudited)	December 31, 2009
BORO	$2,887,405	$8,463

Officer	54,714	190,411

	$2,942,119	$198,874

Customer deposits - related parties

Name of related parties	March 31, 2010 (Unaudited)	December 31, 2009
Mosview	$-	$335,056

BORO	55,152	-

	$55,152	$335,056

Note 19 – Commitments and contingencies

From time to time, the Company is involved in legal matters arising in the ordinary course of business.  Management currently is not aware of any legal matters or pending litigation, which would have a significant effect on the Company’s consolidated financial statements as of March 31, 2010 and December 31, 2009.

Guanwei and Guancheng, were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000.  Under PRC law, the registered capital of a company is regarded as corporate property, and it is the shareholder’s  obligation to fulfill its subscribed capital contribution according to the provisions of PRC law and the PRC company’s charter documents.  As of March 31, 2010, $3,130,000 and $2,259,970 had been invested by Honesty Group in the above subsidiaries.  According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce (“SAIC”), the remaining registered capital of $8,750,000 and $5,540,030 must be contributed by the end of 2010.  The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer the obligation of the shareholders of the subsidiaries to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Balance Sheets (unaudited)

	December 31, 2009	June 30, 2009
ASSETS
Current assets
Cash	$17,568	$30,271
Other accounts receivable	1,983
Prepaid expenses	58,326	95,686
Total current assets	77,877	125,957
Other asset
Investments held in the trust account	33,848,881	33,838,155
Total assets	$33,926,758	$33,964,112
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$228,629	$76,275
Total current liabilities	228,629	76,275
Long-term liabilities
Deferred underwriting fees, net of $356,101 subject to forfeiture in the event of possible redemption	830,903	830,903
Total Long-term Liabilities	830,903	830,903
Ordinary shares, subject to possible redemption, (1,271,788 shares at redemption value of $7.92 per share)	10,072,561	10,072,561
Shareholders’ equity
Ordinary shares, $.001 par value, 50,000,000 shares authorized; 5,299,125shares issued and outstanding as of December 31, 2009 and June 30, 2009, respectively (which includes 1,271,788 shares, respectively, subject to possible redemption)	5,299	5,299
Additional paid-in capital	22,851,981	22,851,981
Earnings (deficit) accumulated during the development stage	(62,615)	127,093
Total shareholders’ equity	22,794,665	22,984,373
Total liabilities and shareholders’ equity	$33,926,758	$33,964,112

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Statements of Operations (unaudited)

	For the Six Months Ended December 31, 2009	For the Six Months Ended December 31, 2008	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008	For the period From July 18, 2007 (inception) to December 31, 2009
Revenues	$—	$—	$—	$—	$—
Formation and administrative costs	220,620	110,704	116,802	19,351	694,612
Loss from operations	(220,620)	(110,704)	(116,802)	(19,351)	(694,612)
Interest income, net	30,913	335,759	8,490	157,298	631,997
Net income (loss)	(189,707)	225,055	(108,312)	137,947	(62,615)
Weighted average number of ordinary shares subject to possible redemption, basic and diluted	1,271,788	1,271,788	1,271,788	1,271,788	939,884
Income (loss) per ordinary share subject to possible redemption, basic and diluted	$(0.15)	$0.18	$(0.08)	$0.11	$(0.07)
Weighted average number of ordinary shares outstanding (not subject to possible redemption), basic	4,027,337	4,027,337	4,027,337	4,027,337	3,278,700
Income (loss) per ordinary share not subject to possible redemption, basic	$(0.05)	$0.06	$(0.02)	$0.03	$(0.02)
Weighted average number of ordinary shares outstanding (not subject to possible redemption), diluted	4,027,337	5,791,382	4,027,337	5,678,369	3,278,700
Income (loss) per ordinary share not subject to possible redemption, diluted	$(0.05)	$0.04	$(0.02)	$0.02	$(0.02)

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Statements of Shareholders’ Equity
For the Period July 18, 2007(date of inception) to December 31, 2009

	Ordinary Shares		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Shareholders’ Equity
	Shares	Amount
Balances at July 18, 2007	—	$—	$—	$—	$—
Sale of shares issued to founders on July 18, 2007 at approximately $0.02 per share	1,150,000	1,150	23,850		25,000
Net loss				(21,736)	(21,736)
Balances at December 31, 2007	$1,150,000	$1,150	$23,850	$(21,736)	$3,264
Proceeds from sale of warrants in a private placement to initial shareholders			1,550,000		1,550,000
Sale of 4,000,000 units at $8.00 per share in the public offering, net of underwriters’ discount and offering expenses (1,199,999 shares subject to possible redemption)	4,000,000	4,000	29,550,348		29,554,348
Sale of 239,300 units at $8.00 per share in the public offering from partial exercise of underwriters’ overallotment option, net of underwriters’ discount and offering expenses (71,789 shares subject to possible redemption)	239,300	239	1,800,344		1,800,583
Forfeiture of founders shares from partial exercise of underwriters’ overallotment option	(90,175)	(90)			(90)
Proceeds subject to possible redemption of 1,271,788 shares at a redemption value of $7.92 per share			(10,072,561)		(10,072,561)
Net income				236,505	236,505
Balances at December 31, 2008	$5,299,125	$5,299	$22,851,981	$214,769	$23,072,049
Net loss				$(87,677)	$(87,677)
Balances at June 30, 2009	5,299,125	$5,299	$22,851,981	127,092	22,984,372
Net loss (unaudited)				(189,707)	(189,707)
Balances at December 31, 2009 (unaudited)	$5,299,125	$5,299	$22,851,981	$(62,615)	$22,794,665

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Statements of Cash Flows (unaudited)

	For the Six Months Ended December 31, 2009	For the Six Months Ended December 31, 2008	For the period From July 18, 2007 (inception) to December 31, 2009
Cash flows from operating activities:
Net income (loss)	$(189,707)	$225,055	$(62,615)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in operating assets and liabilities:
Accrued expenses	152,355	(62,282)	228,630
Prepaid expenses and other current asset	35,376	25,002	(60,309)
Net cash provided by (used in) operating activities	(1,976)	187,775	105,706
Cash used in investing activities:
Changes in cash equivalents held in Trust Account	(10,727)	(163,858)	(33,848,882)
Cash flows from financing activities:
Proceeds from sale of ordinary shares to founders	—	—	25,000
Proceeds from shareholder’s note payable	—	—	281,661
Proceeds from warrants purchased in private placement	—	—	1,550,000
Proceeds from initial public offering	—	—	32,000,000
Proceeds from exercise of underwriters overallotment option	—	—	1,914,400
Repayment of shareholder’s note payable	—	—	(281,661)
Payment of offering costs of initial public offering	—	—	(1,728,656)
Net cash provided by financing activities	—	—	33,760,744
Net increase (decrease) in cash	(12,703)	23,917	17,568
Cash at beginning of the period	30,271	76,395	—
Cash at end of the period	$17,568	$100,312	$17,568
Supplemental schedule of non-cash financing activities:
Deferred underwriting fees, net	$—	$—	$830,903
Ordinary shares subject to possible redemption	$—	$—	$10,072,561

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

 The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial statements and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). Certain financial information and footnote disclosures normally included in the financial statements prepared in accordance U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made that are considered necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company for all periods presented.

The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year. These condensed interim financial statements should be read in conjunction with the audited financial statements for the year ended June 30, 2009 as reported on the Company’s Transition Report on Form 10-K filed with the SEC. The accompanying condensed balance sheet as of June 30, 2009 was derived from the Company’s audited financial statements but does not include all disclosures required by U.S. GAAP.

Hambrecht Asia Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in the Cayman Islands on July 18, 2007 with an authorized share capital of 50,000,000 ordinary shares (par value $0.001 per share). The Company’s founders contributed $25,000 to the formation of the Company and were issued 1,150,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, one or more operating businesses having its primary operations located in the People’s Republic of China (“Business Combination”). The Company is considered to be in the development stage as defined in “Accounting and Reporting By Development Stage Enterprises”, and is subject to the risks associated with activities of development stage companies. The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas. The Company selected December 31 as its fiscal year end.

On December 9, 2009 the Board of Directors of Hambrecht Asia Acquisition Corp. (the “Company”) authorized a change in the Company’s fiscal year end to June 30 from December 31. The Company reports its financial results for the six month transition period of December 31, 2008 through June 30, 2009 on a Transition Report on Form 10-K. After filing the Transition Report, the Company’s next fiscal year end will be June 30, 2010.

As of December 31, 2009, the Company had not commenced any operations or generated any revenues. All activity from the period July 18, 2007 (date of inception) through December 31, 2009 relates to the Company’s formation, its initial public offering (as described below) and search for a target business to acquire. The Company will not generate any operating revenue until after the completion of the Business combination, at the earliest. The Company currently generates non-operating income from interest income earned on the investments held in a trust account (the “Trust Account”), from the proceeds derived from the public offering.

The registration statement for the Company’s initial public offering (the “Offering”) described in Note 3 was declared effective on March 7, 2008. The Company consummated the Offering on March 12, 2008 and immediately prior to such Offering, sold an aggregate of 1,550,000 warrants at $1.00 per warrant to certain officers and affiliates of the Company in a private placement (the “Private Placement”) described in Note 4. On March 31, 2008, the underwriters of the Offering exercised their over-allotment option for a total of an additional 239,300 units. The net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses having their primary operations in the People’s Republic of China (“Business Combination”). Net proceeds of $33,527,396 from the Offering, including the exercise of the underwriters’ over-allotment option, and the Private Placement were placed in a Trust Account and will only be released to the Company upon the earlier of: (i) the consummation of a business combination; or (ii) the Company’s liquidation, except to satisfy stockholder conversion rights. The Trust Account includes the deferred underwriting discount from the Offering of up to $1,187,004 which will be paid to the underwriters upon consummation of a business combination, as described in Note 6. Additionally, up to an aggregate of $700,000, plus up to an additional $350,000 during the Extended Period (as described below) if approved by shareholders, of interest earned on the Trust Account balance (net of any taxes paid or payable) may be released to the Company to fund operating activities. Through December 31, 2009, approximately $317,000 of interest earned on the trust account balance has been released to the Company.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

 On September 4, 2009, the Company issued a press release announcing that it has entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholder approval. In the event that shareholders owning 30% or more of the shares sold in the Offering vote against the business combination and exercise their conversion rights described below, the business combination will not be consummated. All of the Company’s shareholders prior to the Offering, have agreed to vote their pre-initial public offering ordinary shares in accordance with the vote of the majority of the shares voted by all shareholders of the Company who purchased their shares in the Offering or the aftermarket (“Public Shareholders”) with respect to any business combination. After consummation of a business combination, these voting safeguards will no longer be applicable.

 In the event that the Company does not complete a business combination by March 12, 2010, or March 12, 2011 if an extension is approved by the shareholders, the Company will be dissolved and the proceeds held in the Trust Account, plus certain interest, less certain costs, will be distributed to the Company’s public shareholders. If the Company receives Public Shareholder approval for the Extended Period and holders of 30% or more of the shares held by Public Shareholders do not vote against the Extended Period and elect to convert their ordinary shares in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial business combination. If the Extended Period is approved, the Company will still be required to seek Public Shareholder approval before completing a business combination. In the event there is no business combination within the 24-month deadline (assuming the Extended Period is not approved) described above, the Company will dissolve and distribute to its Public Shareholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received shareholder approval for an initial business combination. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering.

With respect to a business combination which is approved and consummated or a vote on the Extended Period which is approved, any Public Shareholders who voted against the business combination or Extended Period may contemporaneously with or prior to such vote exercise their conversion right and their ordinary shares would be cancelled and returned to the status of authorized but unissued shares. The per share conversion price will equal the amount in the Trust Account (including interest therein), calculated as of two business days prior to the consummation of the proposed business combination or vote on Extended Period, divided by the number of common shares sold in the Offering and partial exercise of the over-allotment option.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

A Public Shareholder’s election to convert ordinary shares in connection with the vote on the Extended Period will only be honored if the Extended Period is approved. Public Shareholders who vote their shares against the Extended Period and exercise their conversion rights, will not be able to vote these shares with respect to the initial business combination. All other Public Shareholders will be able to vote on the initial business combination.

These condensed interim financial statements were approved by management and were issued on February 11, 2010. Subsequent events have been evaluated through this date.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash equivalents held in the Trust Account:

The amounts held in the Trust Account as of December 31, 2009, represent substantially all of the proceeds of the private placement, the Offering and exercise of the underwriters’ over-allotment option, and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested in a money market fund that invests in U.S. government debt securities.

Fair value of financial instruments:

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and current liabilities as disclosed in the accompanying condensed balance sheets, approximate their fair value due to their short maturities.

Use of estimates:

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

Under current Cayman Islands laws, the Company is not subject to income taxes or capital gains, and there is no Cayman Islands withholding tax imposed upon payments of dividends by the Company to its shareholders. In the future, the Company’s tax rate will be impacted by acquisitions of non-Cayman subsidiaries governed by the respective local income tax laws. Accordingly, no provision for income taxes has been made in the accompanying condensed statement of operations.

The Company complies with the provisions of “Accounting for Uncertainty in Income Taxes”. There were no unrecognized tax benefits as of December 31, 2009. The Provision prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Ordinary shares subject to possible redemption:

As discussed in Note 1, the Company will only proceed with a Business Combination if: (1) it is approved by a majority of the votes cast by the Company’s public shareholders; and (2) public shareholders holding less than 30% (1,271,788) of the ordinary shares sold in the Offering and exercise of the over-allotment option choose to exercise their redemption rights thereby receiving a pro rata portion of the amount held in the Trust Account. In accordance with “Classification and Measurement of Redeemable Securities”, the Company has classified 1,271,788 shares of its ordinary shares outside of permanent equity as “Ordinary shares subject to redemption,” at an initial redemption price of $7.92. The Company will recognize changes in the conversion value as they occur and will adjust the carrying value of the ordinary shares subject to conversion to be equal to its conversion value at the end of each reporting period.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income (loss) per ordinary share:

Basic income per common share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted income per ordinary share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of ordinary shares that then shared in the earnings of the entity.

For the three and six months ended December 31, 2009, and for the period from July 18, 2007 (inception) to December 31, 2009, the Company had potentially dilutive securities in the form of 6,069,300 warrants, including 4,239,300 warrants issued as part of the Units (as defined below) in the Offering. Due to 2009 net losses, these potentially dilutive securities were excluded from the calculation of loss per ordinary share for the foregoing periods since their exercises would be anti-dilutive for such periods. Hence, diluted loss per ordinary share does not differ from basic loss per ordinary share for these periods.

For the three and six months ended December 31, 2008, the Company had potentially dilutive securities in the form of 6,069,300 warrants, including 4,239,300 warrants issued as part of the Units (as defined below) in the Offering. Of the total warrants outstanding for the periods then ended, 1,764,045 and 1,651,032, respectively, represent incremental shares of ordinary share, based on their assumed redemption, to be included in the weighted average number of shares of ordinary share outstanding (not subject to possible redemption) for the calculation of diluted income per ordinary share.

The Company’s condensed statements of operations include a presentation of income per ordinary share subject to possible redemption in a manner similar to the two-class method of income per share. Basic and diluted income amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net income per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to ordinary share subject to redemption by the weighted average number of shares not subject to possible redemption.

Recently Adopted Accounting Pronouncements:

In December 2007, the FASB issued “Business Combinations”, which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors, and other users, all of the information they need to evaluate and understand the nature and financial effect of the business combination. “Business Combinations” will be effective for acquisitions with a date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this guidance did not have a significant impact on the Company’s interim financial statements and related footnotes

In December 2007, the FASB issued “Noncontrolling Interests in Consolidated Financial Statements”, which requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity; the inclusion of the amount of net income attributable to the noncontrolling interest in consolidated income on the face of the income statement; and a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This guidance will be effective for the fiscal years beginning on or after December 15, 2008. The adoption of this guidance did not have a significant impact on the Company’s interim financial statements and related footnotes.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In March 2008, the FASB issued “Disclosures about Derivative Instruments and Hedging Activities”, which is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement did not have a material effect on the Company’s results of operations or financial position; however, it could impact future transactions entered into by the Company.

On April 9, 2009, the FASB issued the guidance of “Interim Disclosures about Fair Value of Financial Instruments” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance also amends Accounting Principles Board Opinion-Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The guidance shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this if certain requirements are met. This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued the guidance of “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, to affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction; clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active; eliminates the proposed presumption that all transactions are distressed (not orderly) unless proven otherwise. The guidance instead requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. In addition, this guidance requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of it and to quantify its effects, if practicable. This guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if certain requirements are met. It must be applied prospectively and retrospective application is not permitted. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued “Recognition and Presentation of Other-Than-Temporary Impairments”, which is intended to bring consistency to the timing of impairment recognition, and provide improved disclosures about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The guidance also requires increased and more timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. This guidance shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If an entity elects to adopt early either “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” , or “ Interim Disclosures about Fair Value of Financial Instruments” , the entity also is required to adopt early this guidance. Additionally, if an entity elects to adopt early, it is required to adopt “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” . This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statement or footnotes.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

On May 28, 2009, the FASB issued the guidance regarding subsequent events, which we adopted on a prospective basis beginning April 1, 2009. The guidance is intended to establish general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date. The application of the pronouncement did not have an impact on our financial position, results of operations or cash flows.

In June 2009, the Financial Accounting Standards Board issued the statement of “Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles This statement confirmed that the FASB Accounting Standards Codification (the “Codification”) will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification, which changes the referencing of financial standards, becomes effective for interim and annual periods ending on or after September 15, 2009. The Company has adopted this standard and did not have any substantive impact on our financial statements or related footnotes.

Management does not believe that any other recently issued, but no yet effective accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 3 — PUBLIC OFFERING

On March 7, 2008, the Company sold 4,000,000 units, in the Offering at a price of $8.00 per unit. On March 31, 2008, the Company consummated the closing of an additional 239,300 units which were subject to the over-allotment option. Each unit consists of one of the Company’s ordinary shares, $0.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one of the Company’s ordinary shares at an exercise price of $5.00 per share commencing on the later of: (i) The consummation of the business combination, or (ii) March 7, 2009. The warrants will be exercisable only if the Company continues to provide for an effective registration statement covering the ordinary shares issueable upon exercise of the warrants. In no event will the holder of a warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares.

The warrants expire on March 7, 2013, unless earlier redeemed. The warrants included in the units sold in the Offering are redeemable, at the Company’s option, in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares exceeds $11.50 per share for any 20 trading days within a 30-trading day period.

The purchased warrants are recognized in additional paid-in-capital within shareholders’ equity since, under the terms of the warrants, the Company cannot be required to settle or redeem them for cash.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company has agreed to pay Hambrecht-Eu Capital, a company owned and managed by the Company’s Chairman of the Board, Chief Financial Officer and Secretary, $7,500 per month for office space and general and administrative services including secretarial support commencing on November 15, 2007 and continuing (i) until the consummation by the Company of a business combination (as described in Note 1), (ii) 18 months from commencement of the Offering if the Company does not effect a Business Combination, (iii) 24 months from the consummation of the Offering if a letter of intent, agreement in principle or definitive agreement, has been executed within 18 months of commencement of the Offering and the Company has not effected a business combination, or (iv) 36 months from the consummation of the Offering if an extension has been approved by the Company’s shareholders under certain circumstances.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth R. Hambrecht, wife of Robert Eu, one of the Company’s founders and the Company’s Chairman, Chief Financial Officer and Secretary and William R. Hambrecht, Robert Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, purchased an aggregate of 1,550,000 warrants at a price of $1.00 per warrant ($1,550,000 in the aggregate) in a private placement immediately prior to the initial public offering (“private placement warrants”). Elizabeth R. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht + Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust. The proceeds from the sale of the private placement warrants were added to the proceeds from this Offering to be held in the Trust Account pending the Company’s consummation of a Business Combination. If the Company does not complete a Business Combination that meets the criteria described in the Offering, then the $1,550,000 purchase price of the private placement warrants will become part of any liquidating distribution to the Company’s public shareholders following the Company’s liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants will be non-redeemable so long as they are held by the original holders of the warrants, the pre-initial public offering shareholder and director or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of the initial business combination and the warrants may be exercised on a cashless basis if held by the original holder, the pre-initial public offering shareholder and director or their permitted transferees. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants being sold as part of the units in this Offering.

The sale of private placement warrants did not result in the recognition of stock-based compensation expense because the private placement warrants were sold at or above fair market value.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, the Hambrecht 1980 Revocable Trust, Shea Ventures LLC and Marbella Capital Partners Ltd. have agreed, subject to certain exceptions, not to transfer, assign or sell any of its private placement warrants until after the Company consummates a Business Combination. However, prior to the consummation of a business combination, the original holders of the warrants will be permitted to transfer their private placement warrants in certain limited circumstances, such as to the Company’s officers and directors, and other persons or entities associated with such persons, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on such entity.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS  – (continued)

Robert Eu, one of the Company’s founders, had provided to the Company advances totaling approximately $282,000 to pay a portion of the expenses of the Offering for the SEC registration fee, FINRA registration fee, and accounting and legal fees and expenses. The note was payable on demand with interest at 4% per annum. The note, plus interest of approximately $5,000, was repaid out of the proceeds of the Offering on March 12, 2008.

NOTE 5 — FAIR VALUE MEASUREMENTS

The Company complies with the guidance of fair value measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2009 and June 30, 2009, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of December 31, 2009 (unaudited)

Description	December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$17,568	$17,568	$—	$—
Cash equivalents held in Trust Account	33,848,881	33,848,881	—	—
Total	$33,866,449	$33,866,449	$—	$—

Fair Value of Financial Assets as of June 30, 2009

Description	June 30, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$30,271	$30,271	$—	$—
Cash equivalents held in Trust Account	33,838,155	33,838,155	—	—
Total	$33,868,426	$33,868,426	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION

The Company consummated its Offering on March 12, 2008 and paid to the underwriters a $1,120,000 underwriting fee, representing 3.5% of the gross proceeds, and is committed to pay up to an additional $1,120,000, currently held in the Trust Account, representing an additional deferred underwriting fee of 3.5%, payable upon the Company’s consummation of a Business Combination.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION  – (continued)

On March 31, 2008, the underwriters exercised their over-allotment option and purchased from the Company an additional 239,300 units. The Company paid to the underwriters a $67,004 underwriting discount, representing 3.5% of the over-allotment gross proceeds, and is committed to pay up to an additional $67,004, currently held in the Trust Account, representing an additional deferred underwriting discount of 3.5%, payable upon the Company’s consummation of a Business Combination.

The Company also issued and sold to the underwriters, as additional compensation, on the closing date an option, to purchase up to an aggregate of 280,000 units for an aggregate purchase price of $100. The Option shall be exercisable, in whole or in part, commencing on the later of the consummation of a Business Combination or six months from March 7, 2008 and expiring on March 7, 2013 at an initial exercise price of $10.00 per Unit.

The Company has determined based upon a Black-Scholes-Merton option pricing model, that the estimated fair value of the option on the date of sale would be approximately $3.36 per unit or an aggregate of approximately $941,000, assuming an expected term of five years, volatility of 51.51% and a risk-free interest rate of 3.38%. Given the parameters used in the computation of the value of the option change over time, the actual fair value of the option on the date of sale is expected to be different from the estimated fair value computed above.

The volatility calculation of 51.51% is based on the five year average (prior to the Offering), volatility of 62 companies drawn from the Shanghai Stock Exchange Composite Index that had market capitalizations between $70 million and $150 million. Because the Company did not have a trading history, the Company estimated the potential volatility of its ordinary share price, which will depend on a number of factors which could not be ascertained at the time. The Company used the annualized volatility of the historical volatilities for a period of time equal in length to the term of the option because the Company believes that the volatility of these companies is a reasonable benchmark to use in estimating the expected volatility for the Company’s ordinary share post-Business Combination. Although an expected life of five years was taken into account for purposes of assigning value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of FINRA Conduct Rule, the option to purchase 280,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Proposed Offering.

NOTE 7 — GOING CONCERN

On September 4, 2009, the Company issued a press release announcing that it entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the execution of the letter of intent affords the Company a six-month extension for completion of a business combination, until March 12, 2010.

The consummation of the business combination is subject to, among other things, execution of a definitive agreement and required stockholder approval. There can be no assurance that a business combination will be consummated. However, if we anticipate that we will not be able to consummate a business combination by March 12, 2010, we may seek shareholder approval to extend the period of time to consummate a business combination until March 12, 2011. If we are unable to complete the business combination by March 12, 2010, or March 12, 2011 if the extension period is approved, our purposes and powers will be limited to dissolving, liquidating and winding up. Also contained in our articles of association is the requirement that our board of directors, to the fullest extent permitted by law, consider a resolution to dissolve our company at that time. Consistent with such obligations, our board of directors will seek shareholder approval for any such plan of distribution, and our pre-initial public offering shareholders and directors have agreed to vote in favor of such dissolution and liquidation. This provision will be amended only in connection with, and upon consummation of, its initial business combination by such date. The accompanying financial statements do not include any adjustments that might be necessary if the Company it unable to continue as a going concern

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 8 — SUBSEQUENT EVENTS

In January 2010 the Company entered into promissory note agreements with two of its shareholders. Each loan was for a sum of $50,000, has a maturity date of July 1, 2010 and bears interest at a rate of 5.25% per annum.

Upon consummation of the acquisition of Honesty Group, the balance of approximately $5.4 million in the trust fund, after payment of various fees and expenses, the redemption prices of shares and warrants and the forward purchase contracts, was released to Honesty Group.  Following the consummation of the acquisition, the amounts in the trust fund were distributed as follows:

Funds in trust account prior to the acquisition	$33,848,881
Funds used to re-purchase 2,147,493 ordinary shares	17,285,811
Funds used to redeem 1,232,139 ordinary shares	9,838,351
Funds used to redeem 2,673,273 shares of warrants	1,336,637
Funds released to Honesty Group	$5,388,082

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Hambrecht Asia Acquisition Corporation

We have audited the accompanying balance sheets of Hambrecht Asia Acquisition Corporation (a corporation in the development stage) (the “Company”) as of June 30, 2009 and December 31, 2008 and 2007, and the related statements of operations and cash flows for the six months ended June 30, 2009, the year ended December 31, 2008, the period from July 18, 2007 (date of inception) to December 31, 2007 and the periods from July 18, 2007 (date of inception) to June 30, 2009, and shareholders’ equity for the period from July 18, 2007 (date of inception) to June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and December 31, 2008, and the results of its operations and its cash flows for the six months ended June 30, 2009, the year ended December 31, 2008, the period from July 18, 2007 (date of inception) to December 31, 2007 and the periods from July 18, 2007 (date of inception) to June 30, 2009, and shareholders’ equity for the period from July 18, 2007 (date of inception) to June 30, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Hambrecht Asia Acquisition Corporation will continue as a going concern. As discussed in Note 7 to the financial statements, Hambrecht Asia Acquisition Corporation will face a mandatory liquidation if a business combination is not consummated by March 12, 2010, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Roseland, New Jersey
January 22, 2010

/s/ Rothstein Kass & Company, P.C.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Balance Sheets

	June 30, 2009	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash	$30,271	$100,312	$101,671
Prepaid expenses	95,686	108,330	183,254
Total current assets	125,957	208,642	284,925
Other asset		—
Investments held in the trust account	33,838,155	33,798,651
Total assets	$33,964,112	$34,007,293	$284,925
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$76,275	$31,780	$—
Note payable, shareholder			281,661
		—
Total current liabilities	76,275	31,780	281,661
Long-term liabilities
Deferred underwriting fees, net of $356,101 subject to forfeiture in the event of possible redemption	830,903	830,903	—
Ordinary shares, subject to possible redemption, (1,271,788 shares at redemption value of $7.92 per share)	10,072,561	10,072,561	—
Shareholders’ equity
Ordinary shares, $.001 par value, 50,000,000 shares authorized; 5,299,125, 5,299,125 and 1,150,000 shares issued and outstanding as of June 30, 2009, December 31, 2008 and December 31, 2007 (which includes 1,271,788, 1,271,788 shares and 0 shares respectively subject to possible redemption)	5,299	5,299	1,150
Additional paid-in capital	22,851,981	22,851,981	23,850
Earnings (deficit) accumulated during the development stage	127,093	214,769	(21,736)
Total shareholders’ equity	22,984,373	23,072,049	3,264
Total liabilities and shareholders’ equity	$33,964,112	$34,007,293	$284,925

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Statements of Operations

	For the Period Ended June 30, 2009 (six months)	For the Period Ended June 30, 2008 (six months)	Period from July 18, 2007 (inception) to June 30, 2009	For the Year ended December 31, 2008	Period from July 18, 2007 to December 31, 2007
		(unaudited)
Revenues	$—	$—	$—	$—	$—
Formation and administrative costs	184,870	156,683	473,993	267,387	21,736
Loss from operations	(184,870)	(156,683)	(473,993)	(267,387)	(21,736)
Interest income, net	97,193	168,133	601,085	503,892	—
Net income (loss)	(87,677)	11,449	127,093	236,505	(21,736)
Weighted average number of ordinary shares subject to possible redemption, basic and diluted	1,271,788	808,223	793,378	1,037,742	—
Income (loss) per ordinary share subject to possible redemption, basic and diluted	$(0.07)	$0.01	$0.16	$—	$—
Weighted average number of ordinary shares outstanding (not subject to possible redemption), basic	4,027,337	3,789,581	3,085,775	3,503,402	1,150,000
Income (loss) per ordinary share not subject to possible redemption, basic	$(0.02)	$0.00	$0.04	$0.07	$(0.02)
Weighted average number of ordinary shares outstanding (not subject to possible redemption), diluted	4,027,337	5,164,193	4,267,656	5,213,337	1,150,000
Income (loss) per ordinary share not subject to possible redemption, diluted	$(0.02)	$0.00	$0.03	$0.05	$(0.02)

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

 Statements of Shareholders’ Equity
For the Period July 18, 2007 (date of inception) to June 30, 2009

	Ordinary Shares		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Shareholders’ Equity
	Shares	Amount
Balances at July 18, 2007	—	$—	$—	$—	$—
Sale of units issued to founders on July 18, 2007 at approximately $0.02 per share	1,150,000	1,150	23,850		25,000
Net loss				(21,736)	(21,736)
Balances at December 31, 2007	1,150,000	$1,150	$23,850	$(21,736)	$3,264
Proceeds from sale of warrants in a private placement to initial shareholders			1,550,000		1,550,000
Sale of 4,000,000 units at $8.00 per unit in the public offering, net of underwriters’ discount and offering expenses (1,199,999 shares subject to possible redemption)	4,000,000	4,000	29,550,348		29,554,348
Sale of 239,300 units at $8.00 per unit in the public offering from partial exercise of underwriters’ overallotment option, net of underwriters’ discount and offering expenses (71,789 shares subject to possible redemption)	239,300	239	1,800,344		1,800,583
Forfeiture of founders shares from partial exercise of underwriters’ overallotment option	(90,175)	(90)			(90)
Proceeds subject to possible redemption of 1,271,788 shares at a redemption value of $7.92 per share			(10,072,561)		(10,072,561)
Net income				236,505	236,505
Balances at December 31, 2008	5,299,125	$5,299	$22,851,981	$214,769	$23,072,049
Net loss				(87,677)	(87,677)
Balances at June 30, 2009	5,299,125	$5,299	$22,851,981	$127,093	$22,984,373

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Statements of Cash Flows

	For the Period Ended June 30, 2009 (six months)	For the Period Ended June 30, 2008 (six months)	Period from July 18, 2007 (inception) to June 30, 2009	For the Year ended December 31, 2008	Period from July 18, 2007 to December 31, 2007
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(87,677)	$11,449	$127,093	$236,505	$(21,736)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in operating assets and liabilities:
Accrued expenses	44,494	94,063	76,275	31,780
Prepaid expenses and other current asset	12,644	49,922	(95,686)	(108,330)
Net cash provided by (used in) operating activities	(30,538)	155,434	107,682	159,955	(21,736)
Cash used in investing activities:
Proceeds from the public offering deposited in trust account	—	(33,527,400)	(33,527,400)	(33,527,400)	—
Interest income re-invested in trust account	(85,836)	(173,102)	(510,361)	(510,361)	—
Redemption from the trust account	46,332	65,709	285,442	239,110	—
Net cash used in investing activities	(39,504)	(33,634,793)	(33,838,155)	(33,798,651)	—
Cash flows from financing activities:
Proceeds from sale of ordinary shares to founders	—	—	25,000	—	25,000
Proceeds from shareholder’s note payable	$—	$—	$281,661	$—	$281,661
Proceeds from warrants purchased in private placement	—	1,550,000	1,550,000	1,550,000	—
Proceeds from initial public offering	$—	$32,000,000	$32,000,000	$32,000,000	$—
Proceeds from exercise of underwriters overallotment option	—	1,914,400	1,914,400	1,914,400	—
Repayment of shareholder’s note payable	—	—	(281,661)	(281,661)	—
Payment of underwriters’ fee and offering cost of initial public offering	—	(1,728,656)	(1,728,656)	(1,545,402)	(183,254)
Net cash provided by financing activities	—	33,454,083	33,760,744	33,637,337	123,407
Net increase (decrease) in cash	(70,042)	(25,276)	30,271	(1,359)	101,671
Cash at beginning of the period	100,312	101,671	—	101,671	—
Cash at end of the period	$30,271	$76,395	$30,271	$100,312	$101,671
Supplemental schedule of non-cash financing activities:
Deferred underwriting fees, net	$—	$830,903	$830,903	$830,903	$—
Ordinary shares subject to possible redemption	$—	$10,072,561	$10,072,561	$10,072,561	$—

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

Hambrecht Asia Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in the Cayman Islands on July 18, 2007 with an authorized share capital of 50,000,000 ordinary shares (par value $0.001 per share). The Company’s founders contributed $25,000 to the formation of the Company and were issued 1,150,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, one or more operating businesses having its primary operations located in the People’s Republic of China (“Business Combination”). The Company is considered to be in the development stage as defined in “Accounting and Reporting By Development Stage Enterprises”, and is subject to the risks associated with activities of development stage companies. The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

On December 9, 2009 the Board of Directors of Hambrecht Asia Acquisition Corp. (the “Company”) authorized a change in the Company’s fiscal year end to June 30 from December 31. The Company reports its financial results for the six month transition period of December 31, 2008 through June 30, 2009 on a Transition Report on Form 10-K. After filing the Transition Report, the Company’s next fiscal year end will be June 30, 2010.

As of June 30, 2009, the Company had not commenced any operations or generated any revenues. All activity from the period July 18, 2007 (date of inception) through March 31, 2008 relates to the Company’s formation and its initial public offering as described below. Subsequent to that date to the present the Company has sought a target business to acquire. The Company will not generate any operating revenue until after the completion of the Business combination, at the earliest. The Company currently generates non-operating income from interest income earned on the investments held in a trust account (the “Trust Account”), from the proceeds derived from the public offering.

The registration statement for the Company’s initial public offering (the “Offering”) described in Note 3 was declared effective on March 7, 2008. The Company consummated the Offering on March 12, 2008 and immediately prior to such Offering, sold an aggregate of 1,550,000 warrants at $1.00 per warrant to certain officers and affiliates of the Company in a private placement (the “Private Placement”) described in Note 4. On March 31 2008, the underwriters of the Offering exercised their over-allotment option for a total of an additional 239,300 units. The net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses having their primary operations in the People’s Republic of China (“Business Combination”). Net proceeds of $33,537,396 from the Offering, including the exercise of the underwriters’ over-allotment option, and the Private Placement are held in a Trust Account and will only be released to the Company upon the earlier of: (i) the consummation of a business combination; or (ii) the Company’s liquidation, except to satisfy shareholder conversion rights. The Trust Account includes the deferred underwriting discount from the Offering of up to $1,187,004 which will be paid to the underwriters upon consummation of a business combination, as described in Note 6. Additionally, up to an aggregate of $700,000, plus up to an additional $350,000 during the Extended Period (as described below) if approved by shareholders, of interest earned on the Trust Account balance (net of any taxes paid or payable) may be released to the Company to fund operating activities. Through June 30, 2009, approximately $286,000 of interest earned on the Trust Account balance has been released to the Company.

On September 4, 2009, the Company issued a press release announcing that it has entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholder approval. In the event that shareholders owning 30% or more of the shares sold in the Offering vote against the business combination and exercise their conversion rights described below, the business combination will not be consummated. All of the Company’s shareholders prior to the Offering, have agreed to vote their pre-initial public offering ordinary shares in accordance with the vote of the majority of the shares voted by all shareholders of the Company who purchased their shares in the Offering or the aftermarket (“Public Shareholders”) with respect to any business combination. After consummation of a business combination, these voting safeguards will no longer be applicable.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

In the event that the Company does not complete a business combination by March 12, 2010, or March 12, 2011 if extension is approved by the shareholders, the Company will be dissolved and the proceeds held in the Trust Account, plus certain interest, less certain costs, will be distributed to the Company’s public shareholders. If the Company receives Public Shareholder approval for the Extended Period and holders of 30% or more of the shares held by Public Shareholders do not vote against the Extended Period and elect to convert their ordinary shares in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial business combination. If the Extended Period is approved, the Company will still be required to seek Public Shareholder approval before completing a business combination. In the event there is no business combination within the 24-month deadline (assuming the Extended Period is not approved) described above, the Company will dissolve and distribute to its Public Shareholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received shareholder approval for an initial business combination. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering.

With respect to a business combination which is approved and consummated or a vote on the Extended Period which is approved, any Public Shareholders who voted against the business combination or Extended Period may contemporaneously with or prior to such vote exercise their conversion right and their ordinary shares would be cancelled and returned to the status of authorized but unissued shares. The per share conversion price will equal the amount in the Trust Account (including interest therein), calculated as of two business days prior to the consummation of the proposed business combination or vote on Extended Period, divided by the number of common shares sold in the Offering and partial exercise of the over-allotment option.

A Public Shareholder’s election to convert ordinary shares in connection with the vote on the Extended Period will only be honored if the Extended Period is approved. Public Shareholders who vote their shares against the Extended Period and exercise their conversion rights, will not be able to vote these shares with respect to the initial business combination. All other Public Shareholders will be able to vote on the initial business combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Investments held in the Trust Account:

The amounts held in the Trust Account as of June 30, 2009 represent substantially all of the proceeds of the Offering plus partial exercise of the underwriters’ over-allotment option, the private placement and interest earned on the trust to date, and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested in a money market fund that invests in US and state government and government agency debt securities.

Fair value of financial instruments:

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and current liabilities as disclosed in the accompanying balance sheets, approximate their fair value due to their short maturities.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

Under current Cayman Islands laws, the Company is not subject to income taxes or capital gains, and there is no Cayman Islands withholding tax imposed upon payments of dividends by the Company to its shareholders. In the future, the Company’s tax rate will be impacted by acquisitions of non-Cayman subsidiaries governed by the respective local income tax laws. Accordingly, no provision for income taxes has been made in the accompanying statements of operations.

Effective January 1, 2007, the Company adopted the provisions of “Accounting for Uncertainty in Income Taxes”. There were no unrecognized tax benefits as of June 30, 2009. The provision prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Ordinary shares subject to possible redemption:

As discussed in Note 1, the Company will only proceed with a Business Combination if: (1) it is approved by a majority of the votes cast by the Company’s public shareholders; and (2) public shareholders holding less than 30% (1,271,788) of the ordinary shares sold in the Offering and partial exercise of the over-allotment option, choose to exercise their redemption rights thereby receiving their per share interest in the Trust Account. In accordance with FASB’s Emerging Issues Task Force (EITF) Topic No. D-98, “Classification and Measurement of Redeemable Securities”, the Company has classified 1,271,788 shares of its ordinary shares outside of permanent equity as “Ordinary shares subject to redemption,” at a redemption price of $7.92 per share as of June 30, 2009. The Company will recognize changes in the conversion value as they occur and will adjust the carrying value of the ordinary shares subject to conversion to be equal to its conversion value at the end of each reporting period.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income (loss) per ordinary share:

Basic income per common share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted income per common share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of ordinary shares that then shared in the earnings of the entity.

For the period ended (six months) June 30, 2009, and for the period from July 18, 2007 (inception) to June 30, 2009, the Company had potentially dilutive securities in the form of 7,129,125 warrants, and 5,299,125 warrants issued as part of the Units (as defined below) in the Offering. Of the total warrants outstanding for the periods then ended, approximately 2,328,422 and 1,181,881, respectively, represent incremental shares of ordinary share, based on their assumed redemption, to be included in the weighted average number of shares of ordinary share outstanding (not subject to possible redemption) for the calculation of diluted income per ordinary share. The Company uses the “treasury stock method” to calculate potential dilutive shares, as if they were redeemed for ordinary share at the beginning of the period.

The Company’s statements of operations includes a presentation of income per ordinary share subject to possible redemption in a manner similar to the two-class method of income per share. Basic and diluted income amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net income (loss) per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income (loss) exclusive of the net interest income attributable to ordinary share subject to redemption by the weighted average number of shares not subject to possible redemption.

Newly Adopted Accounting Pronouncements:

In December 2007, the FASB issued “Business Combinations”, which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors, and other users, all of the information they need to evaluate and understand the nature and financial effect of the business combination. “Business Combinations” will be effective for acquisitions with a date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We will apply “Business Combinations” for any of our applicable acquisitions beginning January 1, 2009.

In December 2007, the FASB issued “Noncontrolling Interests in Consolidated Financial Statements”, which requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity; the inclusion of the amount of net income attributable to the noncontrolling interest in consolidated income on the face of the income statement; and a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This guidance will be effective for the fiscal years beginning on or after December 15, 2008. We will apply to any applicable transactions beginning January 1, 2009.

In March 2008, the FASB issued “Disclosures about Derivative Instruments and Hedging Activities”, which is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s results of operations or financial position; however, it could impact future transactions entered into by the Company.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

On April 9, 2009, the FASB issued the guidance of “Interim Disclosures about Fair Value of Financial Instruments” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance also amends Accounting Principles Board Opinion-Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The guidance shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this if certain requirements are met. This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued the guidance of “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, to affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction; clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active; eliminates the proposed presumption that all transactions are distressed (not orderly) unless proven otherwise. The guidance instead requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. In addition, this guidance requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of it and to quantify its effects, if practicable. This guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if certain requirements are met. It must be applied prospectively and retrospective application is not permitted. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued “Recognition and Presentation of Other-Than-Temporary Impairments”, to be intended to bring consistency to the timing of impairment recognition, and provide improved disclosures about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The guidance also requires increased and more timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. This guidance shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If an entity elects to adopt early either “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” , or “ Interim Disclosures about Fair Value of Financial Instruments” , the entity also is required to adopt early this guidance. Additionally, if an entity elects to adopt early, it is required to adopt “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” . This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption did not have a significant impact on the Company’s financial statement or footnotes.

On May 28, 2009, the FASB issued the guidance regarding subsequent events, which we adopted on a prospective basis beginning April 1, 2009. The guidance is intended to establish general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date. The application of the pronouncement did not have an impact on our financial position, results of operations or cash flows. These financial statements were approved by management and were issued on January 22, 2010. Subsequent events have been evaluated through this date.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board issued the statement of “Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles This statement confirmed that the FASB Accounting Standards Codification (the “Codification”) will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification, which changes the referencing of financial standards, becomes effective for interim and annual periods ending on or after September 15, 2009. The Company has adopted this standard and did not have any substantive impact on our financial statements or related footnotes.

Management does not believe that any other recently issued, but no yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 — PUBLIC OFFERING

On March 7, 2008, the Company sold 4,000,000 units in the Offering at a price of $8.00 per unit. On March 31, 2008, the Company consummated the closing of an additional 239,300 units which were subject to the over-allotment option. Each unit consists of one share of the Company’s ordinary shares, $0.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one of the Company’s ordinary shares at an exercise price of $5.00 per share commencing on the later of: (i) The consummation of the Business Combination, or (ii) March 7, 2009. The warrants will be exercisable only if the Company continues to provide for an effective registration statement covering the ordinary shares issueable upon exercise of the warrants. In no event will the holder of a warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares.

The warrants expire on March 7, 2013, unless earlier redeemed. The warrants included in the units sold in the Offering are redeemable, at the Company’s option, in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares exceeds $11.50 per share for any 20 trading days within a 30-trading day period.

The purchased warrants are recognized in additional paid-in-capital within shareholders’ equity since, under the terms of the warrants, the Company cannot be required to settle or redeem them for cash.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company has agreed to pay Hambrecht-Eu Capital, a company owned and managed by the Company’s Chairman of the Board, Chief Financial Officer and Secretary, $7,500 per month for office space and general and administrative services including secretarial support commencing on November 15, 2007 and continuing (i) until the consummation by the Company of a business combination (as described in Note 1), (ii) 18 months from commencement of the Offering if the Company does not effect a Business Combination, (iii) 24 months from the consummation of the Offering if a letter of intent, agreement in principle or definitive agreement, has been executed within 18 months of commencement of the Offering and the Company has not effected a business combination, or (iv) 36 months from the consummation of the Offering if an extension has been approved by the Company’s shareholders under certain circumstances.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS  – (continued)

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth B. Hambrecht, wife of Robert Eu, one of the Company’s founders and the Company’s Chairman, Chief Financial Officer and Secretary and William R. Hambrecht, Robert Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, purchased an aggregate of 1,550,000 warrants at a price of $1.00 per warrant ($1,550,000 in the aggregate) in a private placement immediately prior to the initial public offering (“private placement warrants”). Elizabeth B. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht + Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust. The proceeds from the sale of the private placement warrants were added to the proceeds from the Offering and are held in the Trust Account pending the Company’s consummation of a Business Combination. If the Company does not complete a Business Combination that meets the criteria described in the Offering, then the $1,550,000 purchase price of the private placement warrants will become part of any liquidating distribution to the Company’s public shareholders following the Company’s liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants will be non-redeemable so long as they are held by the original holders of the warrants, the pre-initial public offering shareholders and directors or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of the initial business combination and the warrants may be exercised on a cashless basis if held by the original holder, the pre-initial public offering shareholder and director or their permitted transferees. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants sold as part of the units in the Offering.

The sale of private placement warrants did not result in the recognition of stock-based compensation expense because the private placement warrants were sold at or above fair market value.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, the Hambrecht 1980 Revocable Trust, Shea Ventures LLC and Marbella Capital Partners Ltd. have agreed, subject to certain exceptions, not to transfer, assign or sell any of its private placement warrants until after the Company consummates a Business Combination. However, prior to the consummation of a business combination, the original holders of the warrants will be permitted to transfer their private placement warrants in certain limited circumstances, such as to the Company’s officers and directors, and other persons or entities associated with such persons, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on such entity.

Robert Eu, one of the Company’s founders, had provided to the Company advances totaling approximately $282,000 to pay a portion of the expenses of the Offering for the SEC registration fee, FINRA registration fee, and accounting and legal fees and expenses. The note was payable on demand with interest at 4% per annum. The note, plus interest of approximately $5,000, was repaid out of the proceeds of the Offering on March 12, 2008.

NOTE 5 — FAIR VALUE MEASUREMENTS

The Company complies with Fair Value Measurements , for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 5 — FAIR VALUE MEASUREMENTS  – (continued)

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2009 and December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of June 30, 2009

Description	June 30, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$30,271	$30,271	$—	$—
Cash equivalents held in Trust Account	33,838,155	33,838,155	—	—
Total	$33,868,426	$33,868,426	$—	$—

Fair Value of Financial Assets as of December 31, 2008

Description	December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$100,312	$100,312	$—	$—
Cash equivalents held in Trust Account	33,798,651	33,798,651	—	—
Total	$33,898,963	$33,898,963	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held on the Trust Account are determined through market, observable and corroborated sources.

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION

The Company consummated the Offering on March 12, 2008 and paid to the underwriters a $1,120,000 underwriting fee, representing 3.5% of the gross proceeds, and is committed to pay up to an additional $1,120,000, currently held in the Trust Account, representing an additional deferred underwriting fee of 3.5%, payable upon the Company’s consummation of a Business Combination.

On March 31, 2008, the underwriters exercised their over-allotment option and purchased from the Company an additional 239,300 units. The Company paid to the underwriters a $67,004 underwriting discount, representing 3.5% of the over-allotment gross proceeds, and is committed to pay up to an additional $67,004, currently held in the Trust Account, representing an additional deferred underwriting discount of 3.5%, payable upon the Company’s consummation of a Business Combination.

The Company also issued and sold to the underwriters on the closing date an option, as an additional compensation to purchase up to an aggregate of 280,000 units for an aggregate purchase price of $100. The Option shall be exercisable, in whole or in part, commencing on the later of the consummation of a Business Combination or six months from March 7, 2008 and expiring on March 7, 2013 at an initial exercise price of $10.00 per Unit.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION  – (continued)

The Company has determined based upon a Black-Scholes- Merton option pricing model, that the estimated fair value of the option on the date of sale would be approximately $3.36 per unit or an aggregate of approximately $941,000, assuming an expected term of five years, estimated volatility of 51.51% and a risk-free interest rate of 3.38%. Given the parameters used in the computation of the value of the option change over time, the actual fair value of the option on the date of sale is expected to be different from the estimated fair value computed above.

The volatility calculation of 51.51% is based on the latest five year average prior to the Offering, volatility of 62 companies drawn from the Shanghai Stock Exchange Composite Index that had market capitalizations between $70 million and $150 million. Because the Company does not have a trading history, the Company estimated the potential volatility of its ordinary share price, which will depend on a number of factors which cannot be ascertained at this time. The Company used the annualized volatility of the historical volatilities for a period of time equal in length to the term of the option because the Company believes that the volatility of these companies is a reasonable benchmark to use in estimating the expected volatility for the Company’s ordinary share post-Business Combination. Although an expected life of five years was taken into account for purposes of assigning value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of FINRA Conduct Rule, the option to purchase 280,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying ordinary shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Offering.

NOTE 7 — GOING CONCERN

On September 4, 2009, the Company has issued a press release announcing that it has entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the execution of the letter of intent affords the Company a six-month extension for completion of a business combination, until March 12, 2010.

The consummation of the business combination is subject to, among other things, execution of a definitive agreement and required stockholder approval. There can be no assurance that a business combination will be consummated. However, if we anticipate that we will not be able to consummate a business combination by March 12, 2010, we may seek shareholder approval to extend the period of time to consummate a business combination until March 12, 2011. If we are unable to complete the business combination by March 12, 2010, or March 12, 2011 if extension period approved, our purposes and powers will be limited to dissolving, liquidating and winding up. Also contained in our articles of association is the requirement that our board of directors, to the fullest extent permitted by law, consider a resolution to dissolve our company at that time. Consistent with such obligations, our board of directors will seek shareholder approval for any such plan of distribution, and our pre-initial public offering shareholders and directors have agreed to vote in favor of such dissolution and liquidation. This provision will be amended only in connection with, and upon consummation of, its initial business combination by such date. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern and is required to liquidate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SGOCO Technology Ltd. and subsidiaries

We have audited the accompanying consolidated balance sheets of SGOCO Technology Ltd. and subsidiaries (the “Company”) as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, 2008, and 2007, and the results of its operations and its cash flows for each of the years in the three years period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazer Frost, LLP

Brea, California
February 12, 2010

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,

	2009	2008	2007

ASSETS

CURRENT ASSETS
Cash	$4,420,629	$352,569	$45,045
Restricted cash	6,984,083	178,029	116,855
Accounts receivables, trade	18,641,548	3,864,498	433,256
Accounts receivables - related parties	224,407	3,789,374	365,409
Other receivables	121,226	128,197	92,926
Other receivables - related parties	-	-	6,253,947
Inventories	4,011,505	8,241,885	3,540,959
Advances to suppliers	11,950,074	4,357,239	178,798
Advances to suppliers - related parties	8,954,051	10,809,141	117,040
Other current assets	23,439	143,380	112,304
Total current assets	55,330,962	31,864,312	11,256,539

PLANT AND EQUIPMENT, NET	15,729,350	6,147,537	4,795,202

OTHER ASSETS
Intangible assets, net	8,412,366	2,449,320	48,692
Total other assets	8,412,366	2,449,320	48,692

Total assets	$79,472,678	$40,461,169	$16,100,433

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payables	$18,709,038	$5,004,655	$909,176
Bank overdraft	717,562	-	-
Short term loan	19,230,756	3,667,500	-
Accounts payables, trade	3,490,937	2,082,724	1,508,360
Accrued liabilities	74,147	47,892	30,432
Other payables	382,978	345,069	142,803
Other payables - related parties	198,875	7,499,902	38,388
Customer deposits	457,761	-	-
Customer deposits - related parties	335,056	29,702	-
Taxes payable	3,872,916	3,282	1,046
Total current liabilities	47,470,026	18,680,726	2,630,205

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized, nil issued and outstanding as of December 31, 2009, 2008 and 2007	-	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized, 14,300,000 issued and outstanding at December 31, 2009, 2008 and 2007	14,300	14,300	14,300
Paid-in capital	17,263,916	14,183,916	12,383,946
Statutory reserves	1,286,942	571,035	48,590
Retained earnings	11,394,086	4,950,920	248,920
Accumulated other comprehensive income	2,043,408	2,060,272	774,472
Total shareholders' equity	32,002,652	21,780,443	13,470,228

Total liabilities and equity	$79,472,678	$40,461,169	$16,100,433
See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008	2007

REVENUES
Revenues	$52,087,313	$30,656,801	$8,434,314
Revenues - Related Party	6,201,701	9,704,467	1,924,836
Other operating income	9,585,290	3,429,574	123,847
TOTAL REVENUES	67,874,304	43,790,842	10,482,997

COST OF GOODS SOLD
Costs of goods sold	44,625,385	27,796,056	7,655,578
Cost of goods sold - Related Party	4,757,517	6,426,462	1,711,766
Other operating expenses	8,381,433	3,486,510	140,634
TOTAL COST OF GOODS SOLD	57,764,335	37,709,028	9,507,978

GROSS PROFIT	10,109,969	6,081,814	975,019

OPERATING EXPENSES:
Selling expenses	116,918	211,198	34,230
General and administrative expenses	889,481	562,265	326,274
Total operating expenses	1,006,399	773,463	360,504

INCOME FROM OPERATIONS	9,103,570	5,308,351	614,515

OTHER INCOME (EXPENSES):
Interest income	7,221	4,640	2,658
Interest expense	(841,613)	(70,108)	(62,367)
Other income	74,030	26,403	1,771
Other expenses	(149,923)	(44,841)	(70,682)
Total other income (expenses), net	(910,285)	(83,906)	(128,620)

INCOME BEFORE PROVISION FOR INCOME TAXES	8,193,285	5,224,445	485,895

PROVISION FOR INCOME TAXES	1,034,212	-	-

NET INCOME	7,159,073	5,224,445	485,895

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	(16,864)	1,285,800	641,620

COMPREHENSIVE INCOME	$7,142,209	$6,510,245	$1,127,515

EARNINGS PER SHARE - BASIC AND DILUTED
Weighted average number of shares	8,500,000	8,500,000	8,500,000
Earnings per share	$0.84	$0.61	$0.06

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

						Accumulated
				Retained Earnings		other
	Common stock		Paid-in	Statutory		comprehensive
	Shares	Par Value	capital	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2006	14,300,000	$14,300	$6,028,860	$-	$(188,385)	$132,852	$5,987,627

Shareholders' contribution			6,355,086				6,355,086
Net income (loss)					485,895		485,895
Adjustment of statutory reserve				48,590	(48,590)		-
Foreign currency translation adjustments						641,620	641,620

BALANCE, December 31, 2007	14,300,000	$14,300	$12,383,946	$48,590	$248,920	$774,472	$13,470,228

Shareholders' contribution			1,799,970				1,799,970
Net income (loss)					5,224,445		5,224,445
Adjustment of statutory reserve				522,445	(522,445)		-
Foreign currency translation adjustments						1,285,800	1,285,800

BALANCE, December 31, 2008	14,300,000	$14,300	$14,183,916	$571,035	$4,950,920	$2,060,272	$21,780,443

Shareholders' contribution			3,080,000				3,080,000
Net income (loss)					7,159,073		7,159,073
Adjustment of statutory reserve				715,907	(715,907)		-
Foreign currency translation adjustments						(16,864)	(16,864)

BALANCE, December 31, 2009	14,300,000	$14,300	$17,263,916	$1,286,942	$11,394,086	$2,043,408	$32,002,652

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,159,073	$5,224,445	$485,895
Adjustments to reconcile net income to cash provided by
(used in) operating activities:
Depreciation and amortization	618,237	507,358	201,722
Change in operating assets and liabilities
Accounts receivables, trade	(14,767,985)	(3,341,788)	319,397
Accounts receivables - related parties	3,562,779	(3,339,306)	(350,937)
Subsidy receivable	-	-	33,049
Other receivables	6,967	(28,264)	1,622,464
Other receivables - related parties	-	5,565,913	(6,006,253)
Inventories	4,227,785	(4,375,579)	(853,874)
Advances to suppliers	(7,588,177)	(4,093,507)	(171,716)
Advances to suppliers-related party	1,853,952	(10,498,192)	(112,405)
Other current assets	29,895	(17,365)	(32,025)

Change in operating liabilities
Notes payables	13,695,975	3,961,734	873,167
Accounts payables, trade	1,407,351	460,595	516,156
Other payables	37,885	(56,130)	(6,862)
Other payables - related parties	(7,299,039)	9,109,628	36,868
Accrued liabilities	26,239	15,063	906
Customer deposits	457,480	-	-
Customer deposits - related parties	305,167	29,186	-
Taxes payable	3,957,232	(3,319)	178,159
Net cash provided by (used in) operating activities	7,690,816	(879,528)	(3,266,289)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(5,551,830)	(154,590)	(3,416,626)
Payment to construction-in-progress	(8,001,657)	(3,080,821)	-
Purchase of intangible assets	(5,972,103)	(2,356,269)	(44,131)
Net cash used in investing activities	(19,525,590)	(5,591,680)	(3,460,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(6,801,878)	(52,071)	(112,227)
Bank overdraft	717,122	-	-
Proceeds from government	3,372,030	1,974,855	-
Proceeds from short-term loan	50,174,196	22,138,064	4,074,474
Payments on short-term loan	(34,620,488)	(18,534,314)	(4,553,094)
Shareholder contribution	3,080,000	1,799,970	6,355,086
Net cash provided by financing activities	15,920,982	7,326,504	5,764,239

EFFECT OF EXCHANGE RATE ON CASH	(18,148)	(547,772)	32,761

INCREASE/(DECREASE) IN CASH	4,068,060	307,524	(930,046)

CASH, beginning of year	352,569	45,045	975,091

CASH, end of year	$4,420,629	$352,569	$45,045

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest expenses paid (net of amount capitalized)	$841,613	$70,108	$62,367
Income taxes paid	$106,977	$-	$-

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 1 – Organization and description of business

SGOCO Technology Ltd., formerly known as Hambrecht Asia Acquisition Corp. (the “Company” or “we”, “our” or “us”) is incorporated under the law of the Cayman Islands on July 18, 2007.  The Company was formed as a blank check company for the purpose of acquiring one or more operating businesses in the People’s Republic of China (“China” or “PRC”) through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

The Company completed its initial public offering (“IPO”) of units consisting of one ordinary share and one warrant to purchase one ordinary share in March 12, 2008.  On March 12, 2010, the Company completed a share exchange transaction with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders, and Honesty Group became a wholly-owned subsidiary of the Company.  On the closing date, the Company issued 14,300,000 of its ordinary shares of common stocks to Honesty Group in exchange for 100% of the capital stock of Honesty Group.

The share exchange transaction was accounted for as reorganization and recapitalization of Honesty Group.  As a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.  There was no gain or loss recognized on the transaction.  The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization.

Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005. It directly owns 100% of Guanke Electron Technological Industry Co., Ltd., (“Guanke”), Guanwei Electron Technological Co., Ltd., (“Guanwei”), and Guancheng Electron Technological Industry Co., Ltd., (“Guancheng”).  The Company designs, manufactures, and distributes liquid crystal display or “LCD” related products and technologies including televisions, monitors, panels, and application-specific products.  Products are sold primarily in China and also in international markets, primarily in Europe.

Guanke, Guanwei and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the People’s Republic of China (“PRC” or “China”).  Guanke was formed on January 16, 2006 with a registered capital of $11,880,000. Currently, Guanke is the Company‘s main operating entity.  Guanwei and Guancheng were formed on June 22, 2007 with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $2,259,970, respectively, had been invested by Honesty as of December 31, 2009. The remaining registered capital of $8,750,000 and $5,540,000 has to be fulfilled by the end of 2010. Guanwei and Guancheng are under the development stage and have no operations as of December 31, 2009.

Note 2 – Accounting policies

Principle of consolidation and basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and include the financial statements of the Company and all its majority-owned subsidiaries that require consolidation. All material intercompany transactions and balances have been eliminated in the consolidation. Following are the entities which were consolidated:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

	Place incorporated	Ownership percentage
Honesty	Hong Kong	Parent Company
Guanke	Jinjiang, China	100.00%
Guanwei	Jinjiang, China	100.00%
Guancheng	Jinjiang, China	100.00%

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management’s estimates.

Concentration of risks

The Company maintains balances at financial institutions which, from time to time, may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong.  Balances at financial institutions or state owned banks within the PRC are not insured.  As of December 31, 2009, 2008, and 2007, the Company had deposits, including restricted cash balances, in excess of federally insured limits totaling $11,331,560, $420,107, and $122,255, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Sales revenue from four major customers was approximately 73% of the Company’s total sales for the year ended December 31, 2009, with each customer individually accounting for 27%, 21%, 16%, and 10% of revenue, respectively. The Comp a ny’s accounts receivable from these customers was approximately $14 million as of December 31, 2009.

Sales revenue from four major customers was approximately 69% of the Company’s total sales for the year ended December 31, 2008, with each customer individually accounting for 27%, 17%, 13%, and 11% of revenue, respectively. The Comp a ny’s accounts receivable from these customers was approximately $3.4 million as of December 31, 2008.

Sales revenue from two major customers was approximately 46% of the Company’s total sales for the year ended December 31, 2007, with each customer individually accounting for 28% and 18% of revenue, respectively. The Comp a ny’s accounts receivable from these customers was approximately $688,000 as of December 31, 2007.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

One major vendor provided approximately 21% of raw materials purchased by the Company during the year ended December 31, 2009 and the Company had no accounts payable due to those vendors as of December 31, 2008.

One major vendor provided approximately 11% of raw materials purchased by the Company during the year ended December 31, 2008, and the Company had no accounts payable due to this vendor as of December 31, 2008.

Three major vendors provided approximately 31% of raw materials purchased by the Company during the year ended December 31, 2007, with each vendor individually accounting for 17% and 14%, respectively. The Company’s accounts payable to these vendors was approximately $625,000 as of December 31, 2007.

The Company's operations are carried out in the PRC and its operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC and Hong Kong.

Restricted cash

The Company has notes payable outstanding and line of credit arrangements with various banks and is required to keep certain amounts on deposit that are subject to withdrawal restrictions.

Restricted cash represents amounts set aside by the Company in accordance with the Company’s debt agreements with certain financial institutions.  These cash amounts are designated for the purpose of paying down the principal amounts owed to the financial institutions, and these amounts are held at the same financial institutions with which the Company has debt agreements in the PRC.  Due to the short term nature of the Company’s debt obligations to these banks, the corresponding restricted cash balances have been classified as current in the consolidated balance sheets.

Accounts receivable, trade

Receivables include trade accounts due from customers and other receivables from cash advances to employees, related parties or third parties.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Inventories

Inventory is composed of raw materials, mainly parts for assembly of LCD products, and finished goods. Inventory is valued at the lower of cost or market value using the weighted average method. Management reviews inventories for obsolescence and compares the cost of inventory with the market value at least annually.  An allowance is made for writing down the inventory to its market value, if lower than cost.

Plant and equipment

Equipment is stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred.  Major additions are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Buildings and improvements	20 years
Machinery equipment	10 years
Vehicles and office equipment	5 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities.  No depreciation is provided for construction in progress until such time as the assets are completed and placed into service.

Government grants

The Company is entitled to receive grants from the PRC municipal government due to its operation in the high and new technology business sector.  For the years ended December 31, 2009 and 2008, the Company received grants of approximately $3,372,000 (RMB 23,000,000) and $1,975,000 (RMB 13,700,000), respectively, from the PRC municipal government. Grants of $613,000 (RMB 5,000,000) were received in 2006.  Grants received from the PRC municipal government can be used for enterprise development and technology innovation purposes.  The government grants received during the 2009, 2008, and 2007 periods were recognized in the accompanying consolidated balance sheets as a reduction of cost of the assets acquired and buildings constructed.

Intangible assets

Intangible assets mainly include land use rights. All land in the PRC is government owned.  However, the government grants “land use rights”.  The Company acquired land use rights in 2007 and has the right to use the land for 50 years.  The rights are amortized on a straight line basis over 50 years.  As the land was under construction, no amortization was provided for the years ended 2008 and 2007.  Guanke began amortizing costs during the 4 th quarter of 2009 as the land has been placed into service.  Land for Guanwei and Guancheng remains unamortized as both entities are under the development stage and have no operations as of December 31, 2009.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Impairment of long-lived assets

The Company evaluates long lived assets, including equipment and intangible assets, for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets, and goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of December 31, 2009, management believes there was no impairment of long-lived assets.

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires fair value disclosures of those financial instruments.  The fair value measurement accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

• Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

• Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 2009 and 2008, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with the Financial Accounting Standard Board (the “FASB”)’s accounting standard.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record assets and liabilities at fair value on a non-recurring basis.  Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges.  For the years ended December 31, 2009, 2008, and 2007, there were no impairment charges.  Refer to the discussion elsewhere in the notes for impairment valuation.

Revenue recognition

The Company's revenue recognition policies are in accordance with the accounting standards. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is passed. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.  The Company offer limited extended warranty and service contracts to customers.  Most of these services are provided by the distributors.  Management did not estimate future warranty liabilities as historical warranty expenses were minimum.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Income taxes

The Company accounts for income taxes in accordance with the FASB’s accounting standard for income taxes.  Under the asset and liability method as required by this accounting standard, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The charge for taxation is based on the results for the reporting period as adjusted for item, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.  The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. There was no deferred tax amount as of December 31, 2009, 2008 and 2007.

Under the accounting standard regarding accounting for uncertainty in income taxes, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. The Company incurred $0, $0 and $3,687 for the years ended December 31, 2009, 2008 and 2007, respectively.

Shipping and handling

Shipping and handling for raw materials purchased are included in cost of goods sold. Shipping and handling cost incurred to ship finished products to customers are included in selling expenses. Shipping and handling expenses for the years ended December 31, 2009, 2008, and 2007 amounted to $58,288, $40,792, and $10,610, respectively.

Research and development costs

Research and development costs are expensed as incurred.  The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Earnings per share

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants were assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

On March 12, 2010, pursuant to the terms of the Share Exchange Agreement, the Company issued 5,800,000 shares to the former shareholders of Honesty Group, to be held in escrow and released if certain income milestones are met for 2010 and 2011. In accordance with the accounting standards, outstanding common stocks that are contingently returnable are treated in the same manner as contingently issuable.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The functional currency of PRC subsidiaries is the Chinese Renminbi (“RMB”). Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation gain resulting from this process amounted to $(16,864), $1,285,800, and $641,620 for the years ended December 31, 2009, 2008 and 2007, respectively.  The balance sheet amounts with the exception of equity were translated 6.82 RMB, 6.82 RMB and 7.29 RMB to $1.00 at December 31, 2009, 2008 and 2007, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2009, 2008 and 2007 were 6.82 RMB, 6.94 RMB and 7.59 RMB to $1.00, respectively.

In accordance with accounting standards regarding the statement of cash flows, cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In April 2009, the FASB issued three related FASB Staff Positions: (i) Recognition of Presentation of Other-Than-Temporary Impairments, (ii) Interim Disclosures about Fair Value of Financial Instruments, and (iii) Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which are effective for interim and annual reporting periods ending after June 15, 2009. The first Staff Position modifies the requirement for recognizing other-than-temporary impairments, changes the existing impairment model, and modifies the presentation and frequency of related disclosures. The second Staff Position requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements.  The third Staff Position requires new disclosures regarding the categories of fair value instruments, as well as the inputs and valuation techniques utilized to determine fair value and any changes to the inputs and valuation techniques during the period.  The adoption of these FASB Staff Positions did not have a material impact the Company’s consolidated financial statements.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

In May 2009, the FASB issued an accounting standard which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. The standard is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this Standard during the second quarter of 2009. The standard requires that public entities evaluate subsequent events through the date that the financial statements are issued.

In June 2009, the FASB issued an accounting standard which establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for the Company in the third quarter of 2009, and accordingly, all current and subsequent public filings will reference the Codification as the sole source of authoritative literature.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary.  Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective beginning in the first interim or annual reporting period ending on or after December 31, 2009.  The Company is currently evaluating the impact of this ASU; however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

Note 3 - Accounts receivable

Accounts receivable as of December 31, 2009, 2008 and 2007 consisted of the following:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

	2009	2008	2007
Accounts receivable	$18,641,548	$3,864,498	$433,256
Accounts receivables –related parties	224,407	3,789,374	365,409
Allowance for bad debts	-	-	-
Trade accounts receivable, net	$18,865,955	$7,653,872	$798,665

Note 4 – Inventories

Inventories consist of the following at December 31 of 2009, 2008 and 2007 as follows:

	2009	2008	2007
Raw material	$2,999,847	$8,042,468	$3,540,959
Finished goods	1,011,658	199,417	-
Total inventories	$4,011,505	$8,241,885	$3,540,959

Note 5 – Advances to suppliers

The Company makes advances to certain vendors for inventory purchases and construction projects. The advances on inventory purchases were $11,950,074, $4,357,239 and $178,798 as of December 31, 2009, 2008 and 2007, respectively. See Note 14 for disclosure related to advances to related parties.

Note 6 – Plant and equipment, net

Plant and equipment consists of the following at December 31:

	2009	2008	2007

Buildings and improvements	$5,336,213	$-	$-
Machinery and equipment	5,307,691	5,249,195	4,832,814
Vehicles and office equipment	265,116	104,587	61,482
Construction in progress	6,212,647	1,5 80,178	154,007
Total	17,121,667	6,933,960	5,048,303
Less: accumulated depreciation	(1,392,317)	(786,423)	(253,101)
Plant and equipment, net	$15,729,350	$6,147,717	$4,795,202

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Construction in progress represents labor costs, materials, capitalized interest incurred in connection with the construction of the new plant facility and the construction and installation of manufacturing equipment in manufacturing plant.

Construction in progress at December 31, 2009 consisted of the following:

Project Description	December 31, 2009	Commencement date	Expected completion date	Estimated additional cost
Facilities	$4,067,521	October 15, 2007	June 30, 2010	$4,492,000
Equipment	2,145,126	March 29, 2009	June 30, 2010	79,000
	$6,212,647			$4,571,000

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 amounted to $605,522 $506,638, and $201,064, respectively.

For the year ended December 31, 2009, interest expense of approximately $176,000 was capitalized into construction in progress; no interest was capitalized for the two years ended December 2008 and 2007.

Note 7 – Intangible assets

Net intangible assets consist of the following at December 31:

	2009	2008	2007

Land use rights	$8,422,556	$2,447,119	$45,950
Software	3,668	3, 668	3 , 428
Total	8,426,556	2,450,787	49,378

Less: accumulated amortization	(14,190)	(1,467)	(686)
Intangible assets, net	$8,412,366	$2,449,320	$48,692

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Amortization expense for the years ended December 31, 2009, 2008 and 2007 amounted to $12,715, $721, and $658, respectively.  Guanke began amortizing costs during the 4 th quarter of 2009 as the land was placed into service.  Land for Guanwei and Guanchung remains unamortized as both entities are under the development stage and have no operations as of December 31, 2009.

The estimated aggregate amortization expense for each of the five fiscal years will be approximately $50,000 assuming Guanwei and Guanchung remain under the development stage.

Note 8 – Debt

Notes payable

Notes payable are lines of credit extended by the banks.  When purchasing raw materials, the Company often issues a short term note payable to the vendor funded with draws on the lines of credit. This short term note payable is guaranteed by the bank for its complete face value through a letter of credit and usually matures within three to six months of issuance.  The banks either charge interest or require the Company to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.  In addition, the banks charge processing fees based on the face value of the note.

As of December 31, 2009, 2008, 2007, $5,596,699, $178,029, and $116,855 of restricted cash was collateral for the $18,709,038, 5,004,655, and $909,176 notes payable, which was approximately 30%, 4%, and 13%, respectively, of the notes payable the Company issued.  Notes payable is secured by a pledge of the Company’s operating equipment.

	December 31,	December 31,	December 31,
	2009	2008	2007
Letters of credit from Agricultural Bank of China with interest rates ranging from 3.04% to 5.05%	$1,451,232	$2,137,104	$909,176
Letters of credit from China Merchants Bank Ltd. with interest rates ranging from 4.03% to 4.47%		2,867,551	-
Letters of credit from Bank of Communications with an interest rate of 4.5%	4,339,457	-	-
Letters of credit from Industrial and Commercial Bank of China with an interest rate of 3.38%	4,871,642	-	-
Notes payable from Bank of Communications, non-interest bearing	8,046,707	-	-
Total	$18,709,038	$5,004,655	$909,176

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Bank overdraft

In connection with the notes payable, the Company entered into an overdraft line of credit agreement with a local bank in 2009.  The maximum overdraft limit is approximately $1.5 million (RMB10 million) and will expire on August 17, 2010.  Each bank overdraft has a term of 90 days at an interest rate of 5.3%. The Bank overdraft line is secured by the Company’s land use rights. As of December 31, 2009, bank overdrafts amounted to $717,562.

Short term loans

Short term loans represent amounts due to various banks and other companies and are normally due within one year.  The loan principal is due at maturity.  The loans can be renewed with the banks.  The Company has the following short term loans from banks at:

	December 31,	December 31,	December 31
	2009	2008	2007
Two loans with Industrial Bank Co., LTD, Due 12/2009 with an interest rate of 5.58%, guaranteed by the Company's board members and secured by the Company's land use right	$-	$3,667,500	$-
Four loans with Industrial Bank Co., LTD, Due 11/2010 with an interest rate of 5.31%, guaranteed by the Company's board members and secured by the Company's land use right	4,987,800	-	-
Two loans with Agricultural Bank of China, Due 3/2010 with an interest rate of 5.58%, guaranteed by the Company's board members and secured by the Company's land use right	5,868,000	-	-
Bank of Communications, Due 3/2010 with an interest rate of 5.84%, secured by the Company's land use right	5,134,500	-	-
Industrial and Commercial Bank of China, Due 6/2010 with an interest rate of 3.21%, secured by one accounts receivable balance*	1,467,000	-	-
Total – bank loans	$17,457,300	$3,667,500	$-

* Cash collected is designated for the purpose of paying down the principal amounts owed to the financial institutions and is included in restricted cash.  As of December 31, 2009, cash collected net of interest charges and service fees approximated $1,387,000.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The Company had one loan from an unrelated company.  The loan bears no-interest, is due on demand, and is unsecured. The balance amounted to $1,773,456 as of December 31, 2009.

Total interest incurred amounted to $1,017,545, $70,108 and $62,367 for the years ended December 31, 2009, 2008 and 2007, respectively.  For the year ended December 31, 2009, interest expense of approximately $176,000 was capitalized into construction in progress; no interest was capitalized for the year ended December 2008 and 2007.

Note 9 – Employee pension

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees.  The PRC government is responsible for the pension liability to these retired employees.  The Company is required to make monthly contributions to the state retirement plan at 20% of the base requirement for all permanent employees.  Different geographic locations have different base requirements.  Total pension expense incurred by the Company was immaterial for the years ended December 31, 2009, 2008, and 2007.

Note 10 – Shareholders’ equity

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves.

Surplus reserve fund

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company is required to transfer 10% of its net income to the statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.  The Company has total registered capital of $31,670,000.  The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

For the fiscal year ended December 31, 2009, 2008, and 2007, Guanke has appropriated $715,907, $522,445, and $48,590, respectively, as allocations to the statutory surplus reserve.  Guanke is required to contribute an additional $4,653,000 to fulfill the 50% of registered capital requirement.  As of December 31, 2009, Guanwei and Guanchung are still in the development stage and have not undertaken significant operating activities.  Guanwei and Guanchung are required to contribute an additional $5,995,000 and $3,900,000 from future earnings to fulfill the 50% of registered capital requirement.

Note 11 – Income Taxes

The Company conducts all its operating business through its three subsidiaries in China. The three subsidiaries are governed by the income tax laws of the PRC and do not have any deferred tax assets or deferred tax liabilities under the income tax laws of the PRC because there are no temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Company’s subsidiaries are governed by the Income Tax Law of the PRC concerning foreign invested enterprises and foreign enterprises and various local income tax laws (the Income Tax Laws).  Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the previous laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DEs and FIEs.  Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.

Guanwei and Guancheng are under development stage and had no taxable income for the years ended December 31, 2009, 2008 and 2007.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2009, 2008 and 2007:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

	2009	2008	2007
U.S. Statutory rates	34%	34%	34%
Foreign income not recognized in USA	(34)	(34)	(34)
China income taxes	25	25	33
Tax exemption	(12.5)	(25)	(33)
Other (a)	0.1	-	-
Effective income taxes	12.6%	-%	-%

(a) The other represents losses incurred by Guanwei and Guancheng that are not subjected to PRC income taxes.

The estimated tax savings for the years ended December 31, 2009, 2008 and 2007 amounted to approximately $1,024,000, $1,306,000, and $160,000, respectively.

Value added tax

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing its finished products. The Company recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

VAT on sales and VAT on purchases amounted to approximately $11,124,000 and $7,427,000 for the year ended December 31, 2009, $5,795,000 and $5,782,000 for the year ended December 31, 2008, and $1,038,000 and $1,012,000 for the year ended December 31, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.  As of December 31, 2008 and 2007, the Company’s accumulated VAT on purchases was higher than its accumulated VAT on sales resulting in prepaid expenses that can be used to offset future VAT on sales.  As of December 31, 2008 and 2007, the Company had VAT tax credits of $90,027 and $78,958.

Taxes payable consisted of the following:

	December 31,	December 31,	December 31,
	2009	200 8	2007
VAT tax payable	$2,938,864	$-	$-
Corporation income tax payable	927,804	-	-
Others misc. tax payable	6,248	3,28 2	1,04 6
Total	$3,872,916	$3,282	$1,046

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 12 – Enterprise-wide geographic reporting

The Company manufactures and sells LCD products.  The production process, selling practice and distribution process are the same for all products.  Based on qualitative and quantitative criteria established by the FASB accounting standard regarding disclosures about segments of an enterprise and related information, the Company considers itself to be operating within one reportable segment.

 The Company does not have long-lived assets located in foreign countries.   Geographic area data is based on product shipment destination. In accordance with the enterprise-wide disclosure requirements of the accounting standard, the Company's net revenue from external customers by geographic areas is as follows:

	December 31, 2009	December 31, 2008	December 31, 2007
China	$65,434,963	$34,086,375	$4,375,610
International	2,439,341	9,704,467	6,107,387
Total	$67,874,304	$43,790,842	$10,482,997

In 2008 and 2007, approximately 11% and 18% of sales, respectively, were in Hong Kong and Nederland.

Note 13 – Related party transactions

In the ordinary course of business the Company has conducted business with the related parties, Mosview Technology Group Ltd. (“Mosview”) and BORO (Fujian) Electronic Co., Ltd. (“BORO”).  The Company’s 80% shareholder also owns Mosview, which owns BORO.  The Company borrowed money from the Company’s CEO and those borrowings are short term in nature and non-interest bearing.  All transactions with related parties are short term in nature.  Settlements for the balances are usually in cash.   The Company had the following significant related party transactions as of December 31, 2009, 2008, and 2007, respectively:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Accounts receivables - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
BORO	$224,407	$-	$-
Mosview	-	3,789,374	365,409
	$224,407	$3,789,374	$365,409

Other receivables - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
Officer	$-	$-	$6,253,947
	$-	$-	$6,253,947

Advances to suppliers - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
Mosview	$8,954,051	$10,809,141	$117,040
	$8,954,051	$10,809,141	$117,040

Other payables - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
BORO	$8,463	$2,848,608	$38,388
Officer	190,411	590,495	-
	$198,874	$3,439,103	$38,388

Customer deposits - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
Mosview	335,056	29,702	-
	$335,056	$29,702	$-

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 14 – Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computation:

	Twelve months ended December 31,
	2009	2008	2007
Net income for earnings per share	$7,159,073	$5,224,445	$485,895
Weighted average shares used in computation – basic and diluted	8,500,000	8,500,000	8,500,000
Earnings per share – basic and diluted	$0.84	$0.61	$0.06

In accordance with the accounting standards, outstanding common stocks that are contingently returnable are treated in the same manner as contingently issuable.  Basic and diluted earnings per share computation exclude the 5,800,000 shares in escrow on condition of certain performance target for 2010 and 2011. Except the contingent issuance, all shares and per share amounts used in the Company’s consolidated financial statements and notes thereto have been retroactively restated to reflect the   anticipated reverse merger.

Note 15 – Commitments and contingencies

From time to time, the Company is involved in legal matters arising in the ordinary course of business.  Management currently is not aware of any legal matters or pending litigation, which would have a significant effect on the Company’s consolidated financial statements as of December 31, 2009.

Note 16 – Subsequent event

The Company has performed an evaluation of subsequent events through February 12, 2010, which is the date the financial statements were issued.

Repayment of short term loan

On January 8, 2010, the Company repaid one of the loans of $2,934,000, with Agricultural Bank of China and renewed the other loan of $2,934,000 with the same interest rate of 5.58%.  The term of the loan is one year.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Share Exchange Agreement

On February 12, 2010, Hambrecht Asia Acquisition Corporation (the “SPAC”) and the Company entered into a Share Exchange Agreement (the “Agreement”) pursuant to which SPAC will acquire 100% of the Company for consideration consisting of (i) 8,500,000 of SPAC ordinary shares, valued at $7.98 per share, to be issued to the Company’s shareholders at the closing, and (ii) up to 5,800,000 of additional SPAC ordinary shares to be issued in escrow at the closing.  The Company’s shareholders will be entitled to receive 5,000,000 of the shares issued in escrow if the net income from existing operations of the company surviving the acquisition is at least $15 million for the year ended December 31, 2010.  The Company’s shareholders will be entitled to receive the remaining 800,000 shares issued in escrow (and all 5,800,000 shares issued in escrow if the first 5,000,000 were not received) if the net income from existing operations of the company surviving   the acquisition is at least $20 million for the year ended December 31, 2011.

Real Estate Option agreement

As a condition to the Agreement, the Company has entered into a real estate option agreement with the shareholder of the Company, Mr. Burnette Or pursuant to which Mr. Or, or an entity led by him, has the option, for a period of two years following the closing of the Acquisition, to purchase the land use rights at cost.  Mr. Or has agreed that if the option is exercised, he will enter into a long-term fair market value lease with Guanke for the manufacturing facility and dormitories at the current location.

See report of independent registered public accounting firm

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our Amended and Restated Memorandum and Articles of Association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Item 7. Recent Sales of Unregistered Securities

On July 18, 2007, we sold 1,150,000 ordinary shares to John Wang, Robert J. Eu and Stephen N. Cannon for an aggregate purchase price of $25,000 in a private placement. The shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) as they were sold to accredited investors. No underwriting discounts or commissions were paid with respect to such sales. Mr. Cannon subsequently transferred all of the shares he purchased to the Cannon Family Irrevocable Trust, of which Mr. Cannon is the sole trustee.  Of these shares 124,738 were forfeited in connection with the Acquisition and 766,823 were escrowed as described in the Prospectus.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, Chief Financial Officer and Secretary, and William R. Hambrecht, Mr. Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, purchased 1,550,000 warrants immediately prior to the consummation of our initial public offering in a private placement for an aggregate purchase price of $1,550,000. Elizabeth R. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust.  These warrants were issued in reliance exemption from registration contained in Section 4(2) as they were sold to a company owned by sophisticated, wealthy individuals not formed for the specific purpose of investing in our securities. No underwriting discounts or commissions were paid with respect to the insider warrants sold in the private placement. All of these warrants were forfeited in connection with the acquisition other than 250,000 warrants which were transferred without consideration to an investor.

In connection with the Acquisition, 8,500,000 ordinary shares were issued to the two former shareholders on Honesty Group and 5,800,000 ordinary shares were issued for those two shareholders in escrow.  The Acquisition Shares and the Escrow Shares issued to the Honesty Shareholders were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) of that Act.

Item 8. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1	Share Exchange Agreement dated as of February 10, 2010, by and among Hambrecht Asia Acquisition., Honesty Group Holdings Limited and shareholders signatories thereto

2.2	Amendment No. 1 to the Share Exchange Agreement, dated February 12, 2010, by and between the Company, Honesty Group Holdings Limited and its shareholders Sun Zone Investments Limited and Sze Kit Ting

3.1	Amended and Restated Memorandum and Articles of Association of the Company

4.1	Warrant Agreement by and between the Company and the warrant agent

4.2	Amendment No. 1 to the Warrant Agreement

4.3	Unit Purchase Option issued to the underwriter

4.4	Registration Rights Agreement by and between the Company and former shareholders of Honesty Group

4.5	Registration Rights Agreement by and among the Company, the initial shareholders and the private placement purchasers

4.6	Escrow Agreement by and among escrow agent, former shareholders of Honesty Group and sponsors

4.7	Securities Escrow Agreement by and among the Company, the initial shareholders, the private placement purchasers and the transfer agent

5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Company

10.1	Form of Letter Agreement by John Wang

10.2	Form of Letter Agreement by Robert J. Eu

10.3	Form of Letter Agreement by Stephen N. Cannon

10.4	Form of Letter Agreement by Lee S. Ting

10.5	Form of Letter Agreement by AEX Enterprises Limited

10.6	Form of Letter Agreement by Feng Zhang

10.7	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant

10.9	Form of Services Agreement between the Registrant and Hambrecht Eu Capital Management LLC

10.11	Revolving Credit Agreement between the Registrant and Robert Eu

10.12	Amendment to Revolving Credit Agreement between Registrant and Robert Eu

10.13	Promissory Note between Registrant and Robert Eu

10.14	Form of Warrant Purchase Agreement between the Registrant and AEX Enterprises Limited

10.15	Form of Right of First Refusal Agreement between the Registrant, Marbella Capital Partners and AEX Enterprises Limited

10.16
Sponsors Agreement, dated as of February 12, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC., and Hambrecht Asia Acquisition Corp.

10.17
Amendment No. 1 to Sponsors Agreement, dated as of February 12, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC

10.18	Employment Agreement by and between Guanke and Burnette Or, dated February 1, 2010

10.19	Employment Agreement by and between Guanke and Robert Lu, dated February 1, 2010

10.20	Amended and Restated Employment Letter, effective as of April 1, 2010, between Mr. Burnette Or and the Company

10.21	Amended and Restated Employment Letter, effective as of April 1, 2010, between Mr. Robert Lu and the Company

10.22	Option Agreement for Purchase of Real Property by and between Honesty Group and Burnette Or and amendment thereto

10.23	Amended and Restated Articles of Association of Guanke (Fujian) Electron Technological Industry Co Ltd.

10.24	Amended and Restated Articles of Association of Guancheng (Fujian) Electron Technological Industry Co Ltd.

10.25	Articles of Association of Guanwei (Fujian) Electron Technological Industry Co Ltd.

10.26	Project of Jinjiang Technological Plan Contract between Guanke and the Science and Technology Bureau of Jinjiang City

10.27	Investment Agreement of Guanke Guangdian Technology Park between Guanke and the People’s Government of Jinjiang City, dated March 31, 2006

10.28	Goods Transport Service Agreement between Guanke and Quanzhou City Anjili Logistic Co., Ltd., dated March 15, 2009

10.28	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanke, dated June 30, 2007

10.30	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guancheng, dated June 30, 2007

10.31	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanwei (No. 531), dated June 30, 2007

10.32	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanwei (No. 532), dated June 30, 2007

10.33	Loan Agreement with Jinjiang Branch of Agricultural Bank of China (No.: 35101201000000266) for RMB20 million

10.34	Loan Agreement with Jinjiang Branch of Agricultural Bank of China (No.: 35101201000000669) for RMB20 million

10.35	Mortgage with Jinjiang Branch of Agricultural Bank of China (No.: 35906200900002669) for RMB58 million

10.36	Mortgage with Jinjiang Branch of Agricultural Bank of China (No.: 35906200900003928) for RMB18 million

10.37	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091112) for RMB10 million

10.38	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091126) for RMB4million

10.39	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-09112601) for RMB10 million

10.40	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091120) for RMB10 million

10.41	Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications (No.: 3550052009C900001300) for RMB 35 million

10.42	Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications (No.: 3550052009C900002300) for RMB 95 million

10.43	Factoring Contract for Domestic Trade Agreement with Shishi Branch of Industrial and Commercial Bank of China (No.: 2009 (Shishi) No. 0532) for RMB10 million

10.44	Certificate from Industrial and Commercial Bank of China for 48 million

10.45	Business License for Guanke (Fujian) Electron Technological Industry Co., Ltd.

10.46	Business License for Guancheng (Fujian) Electron Technological Co., Ltd.

10.47	Business License for Guanwei (Fujian) Electron Technological Co., Ltd

21	Subsidiaries of the Company

23.1	Consent of Rothstein, Kass & Company, PC

23.2	Consent of Frazer Frost LLP

23.3	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Company

24	Power of Attorney

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jinjiang City, Fujian Province, China, on October 25, 2010.

SGOCO TECHNOLOGY, LTD.

By:	/s/ Burnette Or
Burnette Or
Chief Executive Officer and President

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SGOCO Technology, Ltd., has signed this registration statement or amendment thereto in San Francisco, California, on October 25, 2010.

/s/ Robert Eu
Robert Eu, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Dated: October 25, 2010	/s/ Burnette Or
Burnette Or, Chief Executive Officer, President and Director
(Principal Executive Officer)

	Dated: October 25, 2010	/s/ Zhongsheng Lv
Zhongsheng Lv, Treasurer
(Principal Financial and Accounting Officer)

	Dated: October 25, 2010	*
Tin Man Or, Director

	Dated: October 25, 2010	*
Weiwei Shangguan, Director

	Dated: October 25, 2010	*
Frank Wu, Director

	Dated: October 25, 2010	*
Robert Eu, Director

* By:	/s/ Burnett Or .
Burnette Or, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description	Location
2.1	Share Exchange Agreement dated as of February 10, 2010, by and among Hambrecht Asia Acquisition., Honesty Group Holdings Limited and shareholders signatories thereto	Incorporated by reference to Exhibit 2.1 to the Company’s 2/18/10 6-K

2.2	Amendment No. 1 to the Share Exchange Agreement, dated February 12, 2010, by and between the Company, Honesty Group Holdings Limited and its shareholders Sun Zone Investments Limited and Sze Kit Ting	Incorporate by reference to Exhibit 2.1 to the Company’s Form 6-K filed on March 11, 2010

3.1	Amended and Restated Memorandum and Articles of Association of the Company	Incorporated by reference to Exhibits 3.3 and 3.4 of the Company’s Form S-1/A, filed on February 1, 2008 (“2/1/08 S-1/A”)

4.1	Warrant Agreement by and between the Company and the warrant agent	Incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K filed on February 18, 2010 (“2/18/10 6-K”)

4.2	Amendment No. 1 to the Warrant Agreement	Incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K filed on March 16, 2010 (“3/16/10 6-K”)

4.3	Unit Purchase Option issued to the underwriter	Incorporated by reference to Exhibit 4.6 to the Company’s 2/1/08 S-1/A

4.4	Registration Rights Agreement by and between the Company and former shareholders of Honesty Group	Incorporated by reference to Exhibit 10.12 to the Company’s 2/1/08 S-1/A

4.5	Registration Rights Agreement by and among the Company, the initial shareholders and the private placement purchasers	Incorporated by reference to Exhibit 10.4 to the Company’s 3/16/10 6-K

4.6	Escrow Agreement by and among escrow agent, former shareholders of Honesty Group and sponsors	Previously filed

4.7	Securities Escrow Agreement by and among the Company, the initial shareholders, the private placement purchasers and the transfer agent	Incorporated by reference to Exhibit 10.10 to the Company’s 2/1/08 S-1/A

5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Company

10.1	Form of Letter Agreement by John Wang	Incorporated by reference to Exhibit 10.1 to the Company’s Form S-1/A filed on February 27, 2008 (“2/27/08 S-1/A”)

10.2	Form of Letter Agreement by Robert J. Eu	Incorporated by reference to Exhibit 10.2 to the Company’s 2/27/08 S-1/A

10.3	Form of Letter Agreement by Stephen N. Cannon	Incorporated by reference to Exhibit 10.3 to the Company’s 2/27/08 S-1/A

10.4	Form of Letter Agreement by Lee S. Ting	Incorporated by reference to Exhibit 10.4 to the Company’s 2/1/08 S-1/A

10.5	Form of Letter Agreement by AEX Enterprises Limited	Incorporated by reference to Exhibit 10.5 to the Company’s 2/27/08 S-1/A

10.6	Form of Letter Agreement by Feng Zhang	Incorporated by reference to Exhibit 10.6 to the Company’s 2/1/08 S-1/A

10.7	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant	Incorporated by reference to Exhibit 10.9 to the Company’s 2/27/08 S-1/A

10.9	Form of Services Agreement between the Registrant and Hambrecht Eu Capital Management LLC	Incorporated by reference to Exhibit 10.9 to the Company’s Form F-1 filed on September 18, 2007 (“9/18/2007 F-1”)

10.11	Revolving Credit Agreement between the Registrant and Robert Eu	Incorporated by reference to Exhibit 10.11 to the Company’s 9/18/2007 F-1

10.12	Amendment to Revolving Credit Agreement between Registrant and Robert Eu	Incorporated by reference to Exhibit 10.17 to the Company’s Form F-1/A filed on December 24, 2007

10.13	Promissory Note between Registrant and Robert Eu	Incorporated by reference to Exhibit 10.12 to the Company’s 9/18/2007 F-1

10.14	Form of Warrant Purchase Agreement between the Registrant and AEX Enterprises Limited	Incorporated by reference to Exhibit 10.15 to the Company’s Form S-1/A filed on March 7, 2008

10.15	Form of Right of First Refusal Agreement between the Registrant, Marbella Capital Partners and AEX Enterprises Limited	Incorporated by reference to Exhibit 10.16 to the Company’s 2/1/08 S-1/A

10.16
Sponsors Agreement, dated as of February 12, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC., and Hambrecht Asia Acquisition Corp.
Previously filed

10.17
Amendment No. 1 to Sponsors Agreement, dated as of February 12, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC
Previously filed

10.18	Employment Agreement by and between Guanke and Burnette Or, dated February 1, 2010	Incorporated by reference to Exhibit 4.6 to the Company’s Form 20-F filed on March 18, 2010 (“3/18/10 20-F”)

10.19	Employment Agreement by and between Guanke and Robert Lu, dated February 1, 2010	Incorporated by reference to Exhibit 4.7 to the Company’s 3/18/10 20-F

10.20	Amended and Restated Employment Letter, effective as of April 1, 2010, between Mr. Burnette Or and the Company	Incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K filed on May 18, 2010 (“5/18/10 6-K”)

10.21	Amended and Restated Employment Letter, effective as of April 1, 2010, between Mr. Robert Lu and the Company	Incorporated by reference to Exhibit 4.2 to the Company’s 5/18/10 6-K

10.22	Option Agreement for Purchase of Real Property by and between Honesty Group and Burnette Or and amendment thereto	Incorporated by reference to Exhibit 4.8 to the Company’s 3/18/10 20-F

10.23	Amended and Restated Articles of Association of Guanke (Fujian) Electron Technological Industry Co Ltd.	Previously filed

10.24	Amended and Restated Articles of Association of Guancheng (Fujian) Electron Technological Industry Co Ltd.	Previously filed

10.25	Articles of Association of Guanwei (Fujian) Electron Technological Industry Co Ltd.	Previously filed

10.26	Project of Jinjiang Technological Plan Contract between Guanke and the Science and Technology Bureau of Jinjiang City	Previously filed

10.27	Investment Agreement of Guanke Guangdian Technology Park between Guanke and the People’s Government of Jinjiang City, dated March 31, 2006	Previously filed

10.28	Goods Transport Service Agreement between Guanke and Quanzhou City Anjili Logistic Co., Ltd., dated March 15, 2009	Previously filed

10.29	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanke, dated June 30, 2007	Previously filed

10.30	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guancheng, dated June 30, 2007	Previously filed

10.31	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanwei (No. 531), dated June 30, 2007	Previously filed

10.32	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanwei (No. 532), dated June 30, 2007	Previously filed

10.33	Loan Agreement with Jinjiang Branch of Agricultural Bank of China (No.: 35101201000000266) for RMB20 million	Previously filed

10.34	Loan Agreement with Jinjiang Branch of Agricultural Bank of China (No.: 35101201000000669) for RMB20 million	Previously filed

10.35	Mortgage with Jinjiang Branch of Agricultural Bank of China (No.: 35906200900002669) for RMB58 million	Previously filed

10.36	Mortgage with Jinjiang Branch of Agricultural Bank of China (No.: 35906200900003928) for RMB18 million	Previously filed

10.37	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091112) for RMB10 million	Previously filed

10.38	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091126) for RMB4million	Previously filed

10.39	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-09112601) for RMB10 million	Previously filed

10.40	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091120) for RMB10 million	Previously filed

10.41	Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications (No.: 3550052009C900001300) for RMB 35 million	Previously filed

10.42	Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications (No.: 3550052009C900002300) for RMB 95 million	Previously filed

10.43	Factoring Contract for Domestic Trade Agreement with Shishi Branch of Industrial and Commercial Bank of China (No.: 2009 (Shishi) No. 0532) for RMB10 million	Previously filed

10.44	Certificate from Industrial and Commercial Bank of China for 48 million	Previously filed

10.45	Business License for Guanke (Fujian) Electron Technological Industry Co., Ltd.	Previously filed

10.46	Business License for Guancheng (Fujian) Electron Technological Co., Ltd.	Previously filed

10.47	Business License for Guanwei (Fujian) Electron Technological Co., Ltd	Previously filed

21	Subsidiaries of the Company	Previously filed

23.1	Consent of Rothstein, Kass & Company, PC	Filed herewith

23.2	Consent of Frazer Frost LLP	Filed herewith

23.3	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Company	Included in Exhibit 5.1

24	Power of Attorney	Previously filed.